Exhibit 10.1

SECOND AMENDED AND RESTATED REVOLVING LOAN CREDIT AGREEMENT

dated as of March 31, 2017,

among

CDW LLC,

as the Borrower,

THE LENDERS PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A.

WELLS FARGO CAPITAL FINANCE, LLC

BANK OF AMERICA, N.A.

ROYAL BANK OF CANADA

BARCLAYS BANK PLC

as Joint Lead Arrangers and Joint Bookrunners

BANK OF AMERICA, N.A.

WELLS FARGO CAPITAL FINANCE, LLC

as Co-Collateral Agents

WELLS FARGO CAPITAL FINANCE, LLC

BANK OF AMERICA, N.A.

ROYAL BANK OF CANADA

BARCLAYS BANK PLC

as Co-Syndication Agents

NYCB SPECIALTY FINANCE COMPANY, LLC

US BANK NATIONAL ASSOCIATION

MUFG UNION BANK, N.A.

CAPITAL ONE, NATIONAL ASSOCIATION

PNC BANK, NATIONAL ASSOCIATION

MORGAN STANLEY SENIOR FUNDING, INC.

GOLDMAN SACHS BANK USA

as Co-Documentation Agents

and

WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC,

as Floorplan Funding Agent

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SCHEDULES

Schedule 1.01(a)	–	Subsidiary Guarantors
Schedule 1.01(b)	–	Disqualified Institutions
Schedule 1.01(d)	–	Immaterial Subsidiaries
Schedule 1.01(e)	–	Existing Investments
Schedule 2.01	–	Lenders and Commitments
Schedule 3.08	–	Subsidiaries
Schedule 3.09	–	Litigation
Schedule 3.15	–	Environmental Matters
Schedule 3.17(a)	–	Owned Real Property
Schedule 3.17(b)	–	Leased Real Property
Schedule 3.18	–	Labor Matters
Schedule 3.20	–	Intellectual Property
Schedule 5.13	–	Post-Closing Matters
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens

EXHIBITS

Exhibit A	–	Form of Administrative Questionnaire
Exhibit B	–	Form of Assignment and Acceptance
Exhibit C-1	–	Form of Borrowing Base Certificate
Exhibit C-2	–	Form of Borrowing Request
Exhibit D-1	–	Form of Floorplan Inventory Financing Agreement
Exhibit D-2	–	Form of Guarantee and Collateral Agreement
Exhibit E	–	Form of Non-Bank Certificate
Exhibit F-1	–	Form of Trademark Security Agreement
Exhibit F-2	–	Form of Patent Security Agreement
Exhibit F-3	–	Form of Copyright Security Agreement
Exhibit G	–	Form of Revolving Note
Exhibit H	–	Form of Term Loan Intercreditor Agreement

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SECOND AMENDED AND RESTATED REVOLVING LOAN CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED REVOLVING LOAN CREDIT AGREEMENT, dated as of March 31, 2017 (this “Agreement”), is entered into by and among CDW LLC, an Illinois limited liability company (the “Borrower”), the Lenders (as defined herein), JPMORGAN CHASE BANK, N.A. (“J.P. Morgan”), as Administrative Agent (as defined herein) for the Lenders (as defined herein), J.P.MORGAN, WELLS FARGO CAPITAL FINANCE, LLC (“WFCF”), BANK OF AMERICA, N.A. (“BOFA”), ROYAL BANK OF CANADA (“RBC”) and BARCLAYS BANK PLC (“Barclays”), as Joint Lead Arrangers and Joint Bookrunners (collectively, the “Arrangers”) for the Credit Facilities (as defined herein), BANK OF AMERICA, N.A. and WELLS FARGO CAPITAL FINANCE, LLC, as Co-Collateral Agents (as defined herein), WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC (“Wells Fargo CDF”), as Floorplan Funding Agent (as defined herein), WFCF, BOFA, RBC and BARCLAYS, as co-syndication agents, and NYCB SPECIALTY FINANCE COMPANY, LLC, US BANK NATIONAL ASSOCIATION, MUFG UNION BANK, N.A., CAPITAL ONE, NATIONAL ASSOCIATION, PNC BANK, NATIONAL ASSOCIATION, MORGAN STANLEY SENIOR FUNDING, INC. and GOLDMAN SACHS BANK USA, as co-documentation agents. Capitalized terms used herein shall have the meanings set forth in Article I.

RECITALS

A. The Borrower, the Administrative Agent and the lenders party thereto entered into that certain Amended and Restated Revolving Loan Credit Agreement dated as of June 6, 2014 (as amended prior to the date hereof, the “Original Credit Agreement”) pursuant to which such lenders extended credit in the form of Revolving Loans, Swingline Loans, Letters of Credit and Floorplan Loans (as such terms are defined in the Original Credit Agreement) from time to time in an aggregate principal amount at any time outstanding not in excess of $1,250,000,000.

B. The Borrower has requested, and the Administrative Agent and Lenders have agreed, to amend and restate the Original Credit Agreement in order for (a) the Lenders to extend credit in the form of Revolving Loans at any time and from time to time prior to the Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $1,450,000,000, (b) the Swingline Lender to extend credit in the form of Swingline Loans, in an aggregate principal amount at any time outstanding not in excess of $50,000,000, (c) the Issuing Banks to issue Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $125,000,000 and (d) the Floorplan Funding Agent to extend credit in the form of Floorplan Loans, in an aggregate principal amount at any time outstanding not in excess of $1,450,000,000.

C. The Lenders and the Floorplan Funding Agent, as applicable, are willing to extend such credit and the Issuing Banks are willing to issue Letters of Credit to or for account of the Borrower, in each case on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Account Debtor” shall mean any Person obligated on an Account.

“Accounts Reserve” shall mean, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Majority Agents determine in their Permitted Discretion, based on any material facts or circumstances which arise after the Closing Date or which otherwise first become known to the Administrative Agent and the Co-Collateral Agents after the Closing Date, as being appropriate with respect to the determination of the collectability of Eligible Accounts, including without limitation, on account of bad debts or dilution.

“Acquired Indebtedness” shall mean, with respect to any specified Person, (a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Lender” shall have the meaning assigned to such term in Section 2.24(a).

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period or for the purposes of the determination of the Alternate Base Rate, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided, however, that in no event shall the Adjusted LIBO Rate be less than zero.

“Administrative Agent” shall mean J.P. Morgan, in its capacity as administrative agent for the Lenders and as collateral agent for the Secured Parties and shall include any successor administrative agent and collateral agent appointed pursuant to Article VIII.

“Administrative Questionnaire” shall mean an Administrative Questionnaire substantially in the form of Exhibit A or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified; provided, however, that no Lender (or any of its Affiliates) shall be deemed to be an Affiliate of the Borrower or any of its subsidiaries by virtue of its capacity as a Lender hereunder.

“Agent Fee Letter” shall mean the Engagement Letter, dated as of March 7, 2017, between the Borrower and the Administrative Agent.

“Agents” shall have the meaning assigned to such term in Article VIII.

“Agreement” shall have the meaning assigned to such term in the preamble.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day), calculating the LIBO Rate based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding), and not two Business Days prior to such day, plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Commitment Fee Percentage” shall mean 0.250% per annum.

“Applicable Floorplan Loan Exposure Fee Percentage” shall mean, with respect to the Floorplan Loan Exposure Fee contemplated in Section 2.05(d), the applicable percentage per annum set forth below, based upon average daily Floorplan Utilization for the most recent calendar quarter, as calculated by the Administrative Agent as of the last day of such calendar quarter:

Average Daily Floorplan Utilization	Applicable Floorplan Loan Exposure Fee Percentage
> 30%	0.750%
≤ 30%	0.625%

“Applicable Issuing Bank” means, with respect to any Letter of Credit, the Issuing Bank that has issued or shall issue such Letter of Credit, and with respect to any LC Disbursement, the Issuing Bank that has made such LC Disbursement.

“Applicable Percentage” shall mean, for any day, with respect to any ABR Loan or Eurodollar Loan, as the case may be, the applicable percentage per annum set forth below under the caption “ABR Spread” or “Eurodollar Spread”, as the case may be, based upon average daily Excess Cash Availability for the most recent calendar quarter, as calculated by the Administrative Agent as of the last day of such calendar quarter:

Average Excess Cash Availability	ABR Spread	Eurodollar Spread
Category 1 ≤ $800,000,000	0.25%	1.25%
Category 2 ≤ $800,000,000 but ≥ $400,000,000	0.50%	1.50%
Category 3 < $400,000,000	0.75%	1.75%

Notwithstanding the foregoing, for the period commencing on the Closing Date and ending on June 30, 2017, the ABR Spread and Eurodollar Spread shall be at the applicable rate per annum set forth above in Category 2.

“Arrangers” shall have the meaning assigned to such term in the preamble.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and, to the extent required by Section 9.04(b), consented to by the Borrower, substantially in the form of Exhibit B or such other form as shall be reasonably approved by the Administrative Agent.

“Availability” shall mean, at any time, an amount equal to (a) the lesser of (i) the aggregate Revolving Commitments and (ii) the Borrowing Base in effect at such time minus (b) the Revolving Exposure of all Revolving Lenders at such time.

“Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Availability Reserve” shall mean, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Majority Agents from time to time reasonably determine in their Permitted Discretion, based on any material facts or circumstances which arose after the Closing Date or which otherwise first became known to the Administrative Agent and the Co-Collateral Agents after the Closing Date, as being appropriate to reflect any impediments to the realization upon the Collateral included in the Borrowing Base, including but not limited to a Landlord Lien Reserve.

“Available Revolving Commitment” shall mean, at any time, the aggregate Revolving Commitments then in effect minus the sum of (a) the outstanding principal amount of Revolving Loans (but excluding Swingline Loans) of all Revolving Lenders at such time plus (b) the LC Exposure of all Revolving Lenders at such time plus (c) the Floorplan Loan Exposure in effect at such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Product Reserves” shall mean reserves, if any, that the Administrative Agent and the Borrower mutually agree to be maintained in relation to Banking Services Obligations and/or Hedging Obligations owed to Secured Parties.

“Banking Services” shall mean each and any of the following bank services provided to any Loan Party by the Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards,” purchasing cards and cardless e-payable services), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” of the Loan Parties shall mean any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” shall mean, with respect to any Person, such Person becomes the subject of a voluntary or, unless promptly and continuously contested by such Person and dismissed within 30 days, involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment (unless, in the case of any such Person that is a Lender hereunder, the Borrower, the Administrative Agent, the Issuing Banks, the Swingline Lender and the Floorplan Funding Agent shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder); provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Barclays” shall have the meaning assigned to such term in the preamble.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“BOFA” shall have the meaning assigned to such term in the preamble.

“Borrower Materials” shall have the meaning assigned to such term in Section 5.04.

“Borrower” shall have the meaning assigned to such term in the preamble.

“Borrowing” shall mean (a) Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan and (c) a Protective Advance.

“Borrowing Base” shall mean, at any time, the sum of (a) 85% of the Borrower’s and each Subsidiary Guarantor’s Eligible Accounts at such time (net of Accounts Reserves), plus (b) the result of (i) the Borrower’s and each Subsidiary Guarantor’s Eligible Inventory, valued at cost (determined on a first-in-first-out basis) (net of Inventory Reserves) multiplied by (ii) the lesser of (A) 75% and (B) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered and received by the Administrative Agent minus (c) Reserves (other than Accounts Reserves and Inventory Reserves). The Majority Agents may, in their Permitted Discretion, adjust Reserves or reduce one or more of the other elements used in computing the Borrowing Base in accordance with the terms of this Agreement.

“Borrowing Base Certificate” shall mean a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower, in substantially the form of Exhibit C-1 or another form which is acceptable to the Majority Agents in their sole discretion.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-2, or such other form as shall be approved by the Administrative Agent.

“Bundled Solutions” shall mean sales and/or leasing by the Borrower, its Restricted Subsidiaries and third parties in the ordinary course of business of equipment together with items invoiced on a subscription basis including (but not limited to) software and services relating to such equipment provided by Borrower, Restricted Subsidiaries and such third parties under a combined invoice pursuant to which the proceeds from such invoice (including proceeds belonging to third parties) (a) are collected by the Borrower, its Restricted Subsidiaries or such third parties and comingled with other collections of Borrower, its Restricted Subsidiaries or such third parties, (b) are directed into a segregated deposit account or trust account or (c) are collected pursuant to an arrangement with a financial institution.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Canadian dollars” or “C$” shall mean dollars in lawful currency of Canada.

“Capital Expenditures” shall mean, as to any Person for any period, the additions to property, plant and equipment and other capital expenditures of such Person and its subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of such Person.

“Capital Stock” shall mean, (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligations” shall mean, as to any Person, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Cash Equivalents” shall mean:

(a) dollars;

(b) in the case of the Borrower or a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(c) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(d) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(e) repurchase obligations for underlying securities of the types described in clauses (c) and (d) entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 24 months after the date of creation thereof;

(g) marketable short-term money market and similar securities having a rating of at least P-1 or A-1 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(h) investment funds investing 95% of their assets in securities of the types described in clauses (a) through (g) above;

(i) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(j) [Intentionally Reserved];

(k) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA (or the equivalent thereof) or better by S&P or Aaa (or the equivalent thereof) or better by Moody’s;

(l) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (k) above; and

(m) in the case of any Foreign Subsidiary, investments of comparable tenure and credit quality to those described in the foregoing clauses (a) through (l) or other high quality short term in-vestments, in each case, customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above, provided that such amounts are converted into any currency listed in clause (a) and (b) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Pooling Arrangements” shall mean a deposit account arrangement among a single depository institution, the Borrower and one or more Foreign Subsidiaries involving the pooling of cash deposits in and overdrafts in respect of one or more deposit accounts (each located outside of the United States and any States and territories thereof) with such institution by the Borrower and such Foreign Subsidiaries for cash management purposes.

“Change in Law” shall mean (a) the adoption of any law, rule, regulation or treaty (including any rules or regulations issued under or implementing any existing law) after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or, in the case of an assignee, a change after the date such Person became a party to this Agreement, or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date the relevant Lender or Issuing Bank becomes a party to this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

A “Change of Control” shall be deemed to have occurred if:

(a) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 as in effect on the date hereof, but excluding any employee benefit plan of the Borrower and its subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding the Permitted Investors, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than the greater of (x) 35% of outstanding Equity Interests of the Borrower having ordinary voting power and (y) the percentage of the then outstanding Equity Interests of the Borrower having ordinary voting power owned, directly or indirectly, beneficially and of record by the Permitted Investors, or (ii) during each period of 12 consecutive months, a majority of the board of directors of the Borrower shall cease to consist of the Continuing Directors; or

(b) any change in control (or similar event, however denominated) with respect to the Borrower or any Restricted Subsidiary shall occur under and as defined in (i) the Specified Senior Indebtedness Documentation to the extent the Specified Senior Indebtedness constitutes Material Indebtedness of the Borrower or any Restricted Subsidiary or (ii) the Term Loan Documents to the extent the Term Loans constitute Material Indebtedness of the Borrower or any Restricted Subsidiary; or

(c) Holdings shall directly or indirectly own, beneficially and of record, less than 100% of the issued and outstanding Equity Interests of the Borrower.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Protective Advances.

“Closing Date” shall mean March 31, 2017.

“Co-Collateral Agents” shall mean BOFA and WFCF in their capacity as co-collateral agents for the Secured Parties and shall include any successor co-collateral agent appointed pursuant to Article VIII.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any legislation successor thereto.

“Collateral” shall mean all property and assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is or is purported to be created by any Security Document.

“Collateral Access Agreement” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Collateral Deposit Account” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Collection Account” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Commitment” shall mean, with respect to each Lender, such Lender’s Revolving Commitment, together with the commitment of such Lender to acquire participations in Protective Advances hereunder. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Consolidated” or “consolidated” with respect to any Person, unless otherwise specifically indicated, refers to such Person consolidated with the Borrower and its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Consolidated Depreciation and Amortization Expense” shall mean, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Indebtedness” shall mean, as of any date of determination, the sum, without duplication, of (a) the total amount of Indebtedness under clauses (a)(i), (a)(ii), (a)(iii) (but, in the case of clause (iii), only to the extent of any unreimbursed drawings thereunder) and (a)(iv) of the definition thereof of the Borrower and its Restricted Subsidiaries, plus (b) the greater of the aggregate liquidation value and maximum fixed repurchase price without regard to any change of control or redemption premiums of all Disqualified Stock of the Borrower and the Restricted Guarantors and all Preferred Stock of its Restricted Subsidiaries that are not Guarantors, in each case, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, without duplication, the sum of:

(a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, (v) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness; (vi) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (vii) costs of surety bonds in connection with financing activities and excluding (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; minus

(c) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the net income (loss) of such Person and its subsidiaries that are Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, however, that (without duplication) the net income for such period of any Person that is not a subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a subsidiary thereof that is the Borrower or a Restricted Subsidiary in respect of such period.

“Consolidated Non-Guarantor Debt Ratio” shall mean, as of any date, the ratio of (a) Consolidated Indebtedness on such date that constitutes Non-Guarantor Indebtedness or Non-Guarantor Preferred Stock to (b) EBITDA for the most recently ended four fiscal quarters ending immediately prior to such date for which Section 5.04 Financials have been delivered to the Administrative Agent.

“Contingent Obligations” shall mean, with respect to any Person, any obligation of such Person guaranteeing or having the economic effect of guaranteeing any leases, dividends or other obligations that, in each case, do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent,

(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, or

(b) to advance or supply funds

(i) for the purchase of payment of any such primary obligation, or

(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primarily obligor to make payment of such primary obligation against loss in respect thereof, or

(d) as an account party in respect of any letter of credit, letter of guaranty or bankers’ acceptance.

“Continuing Directors” shall mean the directors of the Borrower on the Closing Date, and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is approved by a majority of the then Continuing Directors, such other director is appointed, approved or recommended by a majority of the then Continuing Directors or such other director receives the vote of the Permitted Investors or is designated or appointed by the Permitted Investors in his or her election by the stockholders of the Borrower.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Credit Facilities” shall mean the revolving credit, swingline, letter of credit and floorplan facilities, in each case contemplated by Article II and the incremental facilities, if any, contemplated by Section 2.24.

“Current Assets” shall mean, at any time, (a) the consolidated current assets (other than cash and Cash Equivalents) of the Borrower and its Restricted Subsidiaries that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits (but excluding assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments) and (b) in the event that a Receivables Facility is accounted for off-balance sheet, (x) gross accounts receivable comprising part of the assets subject to such Receivables Facility less (y) collections against the amounts sold pursuant to clause (x).

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and its Restricted Subsidiaries that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current liabilities at such date of determination, but excluding, without duplication, (a) the current portion of any long-term Indebtedness, (b) outstanding Revolving Loans, LC Exposure and Swingline Loans, (c) accruals of consolidated interest expense (excluding consolidated interest expense that is due and unpaid), (d) accruals for current or deferred Taxes based on income or profits, (e) accruals of any costs or expenses related to restructuring reserves to the extent permitted to be included in the calculation of EBITDA pursuant to clause (a)(v) thereof and (f) the current portion of pension liabilities.

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or any portion of its Floorplan Loan Payment Obligation or (iii) pay over to any Loan Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied; (b) has notified the Borrower or any Loan Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans or Floorplan

Loan Payment Obligations and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Borrower’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent and the Floorplan Funding Agent, (d) has become the subject of a Bankruptcy Event, (e) has a Parent that has become the subject of a Bankruptcy Event (and for so long as such Bankruptcy Event shall continue) or, in the good faith belief of any Issuing Bank, the Swingline Lender or the Floorplan Funding Agent, has defaulted in fulfilling its obligations under one or more other agreements in which such Lender agrees to extend credit and, in either such case under this clause (e), any of an Issuing Bank, the Swingline Lender or the Floorplan Funding Agent has deemed such Lender to be a Defaulting Lender, unless such Issuing Bank, the Swingline Lender or the Floorplan Funding Agent, as the case may be, shall have entered into arrangements with the Borrower or such Lender satisfactory to such Issuing Bank, the Swingline Lender and/or the Floorplan Funding Agent, as the case may be, to defease any risk in respect of such Lender hereunder, (f) has become the subject of a Bail-In Action or (g) has a Parent that has become the subject of a Bail-In Action.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to the provisions of the Term Loan Agreement, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Designated Preferred Stock” shall mean Preferred Stock of the Borrower, a Restricted Subsidiary or any direct or indirect parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to the Borrower or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or its Subsidiaries) and is so designated as Designated Preferred Stock pursuant to the provisions of the Term Loan Agreement, on the issuance date thereof.

“Disgorged Recovery” shall mean, the portion, if any, of any payment or other distribution received by a Lender in satisfaction of Obligations of a Loan Party to such Lender, that is required in any Insolvency Proceedings or otherwise to be disgorged, turned over or otherwise paid to such Loan Party, such Loan Party’s estate or creditors of such Loan Party, whether because the transfer of such payment or other property is avoided or otherwise, including because it was determined to be a fraudulent or preferential transfer.

“Disposition” shall mean (a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Borrower or any of its Restricted Subsidiaries; or (b) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions.

“Disqualified Institutions” shall mean (a) those institutions set forth on Schedule 1.01(b) hereto or (b) any Person who is a competitor of the Borrower and its subsidiaries (as reasonably determined by the Borrower) and has been designated by the Borrower as a “Disqualified Institution” in a written supplement to the list of “Disqualified Institutions,” which supplement shall become effective three (3) Business Days after delivery thereof to the Administrative Agent and the Lenders in accordance with Section 9.01. It is understood and agreed that (i) any supplement to the list of Persons that are Disqualified Institutions contemplated by the foregoing clause (b) shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans (but solely with respect to such Loans), (ii) the Administrative Agent shall have no responsibility or liability to determine or monitor whether any Lender or potential Lender is a Disqualified Institution, (iii) the Borrower’s failure to deliver a written supplement referred to in the foregoing clause (b) in accordance with Section 9.01 shall render such supplement not received and not effective and (iv) “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time in accordance with Section 9.01.

“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is puttable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Capital Stock which is not Disqualified Stock) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (in each case, other than solely as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale shall be subject to the occurrence of the Termination Date or such repurchase or redemption is otherwise permitted by this Agreement (including as a result of a waiver or amendment hereunder)), in whole or in part, in each case prior to the date that is 180 days after the date set forth in clause (a) of the definition of Maturity Date; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations.

“Document” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Dollar Equivalent” of Canadian Dollars, on any date of determination, means the equivalent in such currency of such amount of dollars, calculated on the basis of the spot rate quoted by the Administrative Agent on any such date for the purchase by the Administrative Agent of dollars with Canadian Dollars.

“dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiaries” shall mean, with respect to any Person, any subsidiary of such Person other than a Foreign Subsidiary.

“DQ List” shall have the meaning assigned to such term in Section 9.04(l)(iv).

“EBITDA” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period

(a) increased (without duplication) by:

(i) provision for taxes based on income or profits or capital (or any alternative tax in lieu thereof), including, without limitation, foreign, state, franchise and similar taxes and foreign withholding taxes of such Person and such subsidiaries paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income, including payments made pursuant to any tax sharing agreements or arrangements among the Borrower, its Restricted Subsidiaries and any direct or indirect parent company of the Borrower (so long as such tax sharing payments are attributable to the operations of the Borrower and its Restricted Subsidiaries); plus

(ii) Fixed Charges (EBITDA) of such Person and such subsidiaries for such period to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(iii) Consolidated Depreciation and Amortization Expense of such Person and such subsidiaries for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(iv) any fees, costs, commissions, expenses or other charges (other than Consolidated Depreciation and Amortization Expense but including the effects of purchase accounting adjustments) related to the Transactions, any issuance of Equity Interests, Investment, acquisition, disposition, dividend or similar Restricted Payment, recapitalization or the incurrence, repayment, amendment or modification of Indebtedness permitted to be incurred under this Agreement (including a refinancing thereof) and any charges or non-recurring merger costs incurred during such period (in each case whether or not successful), including (x) any expensing of bridge, commitment or other financing fees, (y) any such fees, costs (including call premium), commissions, expenses or other charges related to any amendment or other modification of the Specified Senior Indebtedness, the Credit Facilities, the Term Loan facility and the Senior Secured Notes and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(v) (i) in connection with the operation of the Krasny Plan, tax withholding payments made in cash to the IRS in connection with in-kind withholding for payments to participants in Equity Interests of any indirect or direct parent of the Borrower; provided that the maximum add-back to EBITDA shall be no greater than $1.0 million in any four quarter period; and (ii) payments made in cash to the Circle of Service Foundation, Inc. in an amount not in excess of the amount of the net tax benefit to the Borrower as a result of the implementation and continuing operation of the Krasny Plan; plus

(vi) any other non-cash charges, expenses or losses including any write offs or write downs and any non-cash expense relating to the vesting of warrants, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(vii) [Intentionally Reserved];

(viii) [Intentionally Reserved];

(ix) the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility deducted (and not added back) in computing Consolidated Net Income; plus

(x) (A) non-cash compensation or other expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights or as a result of the Krasny Plan and (B) other costs or expenses deducted (and not added back) in computing Consolidated Net Income pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interest of the Borrower (other than Disqualified Stock); plus

(xi) [Intentionally Reserved];

(xii) the amount of net cost savings and acquisition synergies projected by the Borrower in good faith to be realized during such period (calculated on a Pro Forma Basis as though such cost savings had been realized on the first day of such period) as a result of actions taken or to be taken in connection with any acquisition or disposition by the Borrower or any Restricted Subsidiary, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of EBITDA from such actions; provided that (A) such cost savings are reasonably identifiable and factually supportable and (B) such actions are taken within 18 months after the date of such acquisition or disposition and (C) the aggregate amount of cost savings added pursuant to this clause (xii) for any period, shall not exceed an amount equal to the greater of (x) $50,000,000 and (y) 10% of EBITDA of the Borrower for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to this clause (xii)); plus

(xiii) any net after-tax non-recurring, extraordinary, infrequent or unusual gains or losses (less all fees and expenses relating thereto) or expenses; plus

(xiv) to the extent covered by insurance and actually reimbursed or otherwise paid, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed or otherwise paid by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed or otherwise paid within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed or otherwise paid within such 365 days), expenses with respect to liability or casualty events and expenses or losses relating to business interruption; plus

(xv) expenses to the extent covered by contractual indemnification or refunding provisions in favor of the Borrower or a Restricted Subsidiary and actually paid or refunded, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be paid or refunded by the indemnifying party or other obligor and only to the extent that such amount is (A) not denied by the applicable indemnifying party or obligor in writing within 90 days and (B) in fact reimbursed within 180 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 180 days); plus

(xvi) any non-cash increase in expenses (A) resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or (B) due to purchase accounting associated with any future acquisitions; plus

(xvii) the amount of loss from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

(b) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person and such subsidiaries for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; and

(c) increased or decreased by (without duplication):

(i) any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations; plus or minus, as applicable,

(ii) any net gain or loss included in calculating Consolidated Net Income resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk), plus or minus, as applicable,

(iii) the cumulative effect of a change in accounting principles during such period, plus or minus, as applicable,

(iv) any net gain or loss from disposed or discontinued operations and any net gains or losses on disposal of disposed, abandoned or discontinued operations, plus or minus, as applicable, and

(v) the amount of gains or losses (less all accrued fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, plus or minus, as applicable.

“EEA Financial Institution” means (a) any credit institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall have the meaning assigned to such term in Section 9.04(b).

“Eligible Accounts” shall mean, at any time, all Accounts of the Borrower or any Subsidiary Guarantors; provided, however, that Eligible Accounts shall not include any Account:

(a) which is not subject to a first priority perfected security interest in favor of the Administrative Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Administrative Agent;

(c) which is unpaid more than 90 days (or 120 days in the case of Accounts from government (or any department, agency, public corporation or instrumentality thereof), healthcare or educational Account Debtors) after the date of the original invoice therefor or more than 60 days (or 90 days in the case of Accounts from government (or any department, agency, public corporation or instrumentality thereof), healthcare or educational Account Debtors) after the original due date, or which has been written off the books of the Borrower or the applicable Subsidiary Guarantor or otherwise designated by the Borrower or the applicable Subsidiary Guarantor as uncollectible (it being understood and agreed that in determining the aggregate amount from the same Account Debtor that is unpaid hereunder there shall be excluded the amount of any net credit balances relating to Accounts due from an Account Debtor which are unpaid more than 90 days (or 120 days in the case of Accounts from government (or any department, agency, public corporation or instrumentality thereof), healthcare or educational Account Debtors) after the date of the original invoice or more than 60 days (or 90 days in the case of Accounts from government (or any department, agency, public corporation or instrumentality thereof), healthcare or educational Account Debtors) after the original due date);

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are known by the Borrower to be ineligible pursuant to clause (c) above (using a methodology reasonably satisfactory to the Majority Agents);

(e) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Borrower and any Subsidiary Guarantor is known by the Borrower to exceed 10% (20% in respect of an Account Debtor that has Investment Grade Rating) of the aggregate Eligible Accounts (using a methodology reasonably satisfactory to the Majority Agents);

(f) with respect to which any covenant, representation, or warranty contained in this Agreement or in the Guarantee and Collateral Agreement has been breached in any material respect or is not true in any material respect;

(g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation reasonably satisfactory to the Majority Agents which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon the Borrower’s or the applicable Subsidiary Guarantor’s completion of any further performance (except for the performance of installation services which are not material in relation to the amount of such Account), (v) represents a sale on a bill-and-hold basis (except that 88% of the amount of any such Account shall not be deemed ineligible hereunder to the extent such Account is evidenced by a bill-and-hold agreement (which shall be reasonably satisfactory to Administrative Agent if requested to be reviewed by Administrative Agent) and title to the Inventory subject to any bill-and-hold arrangement has passed to the purchaser thereof), guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(h) for which the goods giving rise to such Account have not been shipped to the Account Debtor (other than sales on a bill-and-hold basis) or for which the services giving rise to such Account have not been performed by the Borrower or the applicable Subsidiary Guarantor or if such Account was invoiced more than once;

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor which, to the knowledge of the Borrower, has (i) applied for, suffered, or consented to the appointment of any receiver, interim receiver, receiver and manager, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or substantially all of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal or foreign bankruptcy or insolvency laws (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code or any similar foreign bankruptcy or insolvency laws and reasonably acceptable to the Majority Agents), (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of all or substantially all of its business;

(k) which is owed by an Account Debtor which, to the knowledge of the Borrower (using a methodology reasonably satisfactory to the Majority Agents), (i) does not maintain its chief executive office in the U.S. or Canada (other than the Province of Newfoundland) or (ii) is not organized under applicable law of the U.S., any state of the U.S. or any province of Canada (other than the Province of Newfoundland) unless, in either case, such Account is backed by a letter of credit reasonably acceptable to the Administrative Agent which is in the possession of, has been assigned to and is directly drawable by the Administrative Agent;

(l) which is owed in any currency other than U.S. dollars or Canadian dollars; provided that, with respect to Accounts owed in Canadian dollars, the value of such Accounts for purposes of calculating the Borrowing Base shall be expressed in U.S. dollars based on the Dollar Equivalent that is in effect on the date of the applicable Borrowing Base Certificate;

(m) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a letter of credit reasonably acceptable to the Administrative Agent which is in the possession of the Administrative Agent or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, if the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.) (the “FACA”), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have not been complied with to the Administrative Agent’s satisfaction within 30 days following delivery of written notice by the Administrative Agent to the Borrower requesting such compliance, and if the Majority Agents have determined in their sole discretion, based on any material facts or circumstances which arise after the Closing Date or which otherwise first become known to the Administrative Agent and the Co-Collateral Agents after the Closing Date, that non-compliance with FACA could reasonably be expected to impair the Administrative Agent’s ability to realize on such Account; provided, however, that to the extent the aggregate amount of Accounts referenced in clause (ii) above that would otherwise be Eligible Accounts exceeds thirty percent (30%) of the aggregate Eligible Accounts of the Borrower and the Subsidiary Guarantors, such Accounts shall be deemed ineligible hereunder to the extent of such excess;

(n) which is owed by any Affiliate, employee, officer, director or agent of any Loan Party or any Subsidiary of a Loan Party (other than any portfolio company of a Permitted Investor);

(o) which is owed by an Account Debtor that (together with its Affiliates) is one of the 20 largest vendors to the Loan Parties (as identified by the Borrower using a methodology reasonably acceptable to the Majority Agents) and to which any Loan Party or any Subsidiary of a Loan Party is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(p) which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(q) which is evidenced by any promissory note, chattel paper, or instrument;

(r) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the Borrower or the applicable Subsidiary Guarantor to seek judicial enforcement in such jurisdiction of payment of such Account, unless the Borrower or such Subsidiary Guarantor has filed such report or qualified to do business in such jurisdiction;

(s) with respect to which the Borrower or the applicable Subsidiary Guarantor has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and the Borrower or the applicable Subsidiary Guarantor created a new receivable for the unpaid portion of such Account;

(t) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether federal, state, foreign, provincial, territorial or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board if such non-compliance will or could reasonably be expected to adversely affect the collectability of such Account in any material respect;

(u) which is for goods that have been sold under a purchase order or pursuant to the terms of a written or otherwise enforceable contract or other agreement or understanding that indicates or purports that any Person other than the Borrower or the applicable Subsidiary Guarantor has or has had an ownership interest in such goods, or which indicates any party other than the Borrower or a Subsidiary Guarantor as payee or remittance party;

(v) which was created on cash on delivery terms;

(w) which falls into a category of ineligibility established by the Majority Agents from time to time in their Permitted Discretion based on any material facts or circumstances which arose after the Closing Date or which otherwise first became known to the Administrative Agent and the Co-Collateral Agents after the Closing Date; provided that the Administrative Agent shall have provided the Borrower at least three Business Days’ prior written notice of any such establishment; or

(x) which is owed by an Account Debtor that is a Sanctioned Person.

Any Account acquired in an acquisition permitted under this Agreement that has not been subject to a field examination shall nevertheless constitute an Eligible Account for the period of sixty (60) days following the consummation of such acquisition to the extent that such Account would otherwise qualify as an Eligible Account (all such Accounts, collectively, the “Eligible Acquired Account”); provided, however, that the aggregate value of the Eligible Acquired Accounts (taking into account, for the purposes of valuation, the immediately following paragraph) shall not exceed 10% of the lesser of (x) the Borrowing Base and (y) the aggregate Revolving Commitments of all Revolving Lenders then in effect.

In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Borrower shall exclude such Accounts from Eligible Accounts on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Account, the face amount of an Account may, in the Majority Agents’ Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount or in any Reserves, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the Borrower or any Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Borrower or the applicable Subsidiary Guarantor to reduce the amount of such Account.

“Eligible Acquired Account” shall have the meaning set forth in the definition of “Eligible Account.”

“Eligible Acquired Inventory” shall have the meaning set forth in the definition of “Eligible Inventory.”

“Eligible Inventory” shall mean, at any time, all Inventory of the Borrower or any Subsidiary Guarantor; provided, however, that Eligible Inventory shall not include any Inventory:

(a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Administrative Agent;

(c) which is, reflected on the Loan Parties’ books and records as “b stock” Inventory (which shall include Inventory that is obsolete, unmerchantable, defective, used (including refurbished goods), unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity);

(d) with respect to which any covenant, representation, or warranty contained in this Agreement or the Guarantee and Collateral Agreement has been breached in any material respect or is not true in any material respect;

(e) in which any Person other than the Borrower or a Subsidiary Guarantor which is a Domestic Subsidiary shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an ownership interest therein;

(f) which is not finished goods or which constitutes work-in-process, raw materials, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(g) which (i) is not located in the U.S., (ii) is in transit from vendors and suppliers to the extent the aggregate value of all such in transit Inventory exceeds $15,000,000 or (iii) is in transit to customers to the extent the aggregate value of all such Inventory exceeds $125,000,000;

(h) which is located in any location leased by the Borrower or any such Subsidiary Guarantor unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Landlord Lien Reserve with respect to such facility has been established by the Majority Agents in their Permitted Discretion;

(i) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Majority Agents in their Permitted Discretion;

(j) which is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor;

(k) which is the subject of a consignment by the Borrower or any such Subsidiary Guarantor as consignor;

(l) which is perishable;

(m) which contains or bears any intellectual property rights licensed to the Borrower or any such Subsidiary Guarantor unless the Majority Agents are reasonably satisfied that the Administrative Agent may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(n) which is not reflected in a current perpetual inventory report of the Borrower (except with respect to in transit Inventory which is not deemed ineligible under clause (g));

(o) for which reclamation rights have been asserted by the seller;

(p) which falls into a category of ineligibility established by the Majority Agents from time to time in their Permitted Discretion based on any material facts or circumstances which arose after the Closing Date or which otherwise first became known to the Administrative Agent and the Co-Collateral Agents after the Closing Date; provided that the Administrative Agent shall have provided the Borrower at least three Business Days’ prior written notice of any such establishment; or

(q) which is purchased from a Sanctioned Person.

Inventory acquired in an acquisition permitted under this Agreement that has not been subject to an appraisal or field examination shall nevertheless constitute Eligible Inventory for the period of sixty (60) days following the consummation of such acquisition to the extent that such Inventory would otherwise qualify as Eligible Inventory (all such Inventory, collectively, the “Eligible Acquired Inventory”); provided, however, that the aggregate value of the Eligible Acquired Inventory (valued at cost (determined on a first-in-first-out basis) (net of Inventory Reserves)) shall not exceed (1) 10% of the lesser of (x) the Borrowing Base and (y) the aggregate Revolving Commitments of all Revolving Lenders then in effect minus (2) the aggregate value of the Eligible Acquired Accounts included in the Borrowing Base as calculated in accordance with the proviso to the second to last paragraph of the definition of “Eligible Accounts.”

In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Borrower shall exclude such Inventory from Eligible Inventory on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.

“Environmental Laws” shall mean all applicable Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives and orders (including consent orders), having the force and effect of law, in each case, relating to protection of the environment or natural resources, or to human health and safety as it relates to protection from environmental hazards.

“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Investment” shall have the meaning assigned to such term in the recitals.

“Equity Offering” shall mean any public or private sale of common stock or Preferred Stock of the Borrower or of a direct or indirect parent of the Borrower (excluding Disqualified Stock), other than:

(a) public offerings with respect to any such Person’s common stock registered on Form S-4 or S-8;

(b) issuances to the Borrower or any subsidiary of the Borrower; and

(c) any such public or private sale that constitutes an Excluded Contribution.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is under common control with any Loan Party under Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, but excluding any event for which the 30-day notice period is waived, with respect to a Pension Plan, (b) any “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, or the failure to satisfy any statutory funding requirement that results in a Lien, with respect to a Pension Plan, (c) the incurrence by any Loan Party or an ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or the withdrawal or partial withdrawal of any Loan Party or an ERISA Affiliate from any Pension Plan or Multiemployer Plan, (d) the filing or a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice of intent to terminate any Pension Plan or Multiemployer Plan or to appoint a trustee to administer any Pension Plan, (e) the adoption of any amendment to a Pension Plan that would require the provision of security pursuant to the Code, ERISA or other applicable law, (f) the receipt by any Loan Party or any ERISA Affiliate of any notice concerning statutory liability arising from the withdrawal or partial withdrawal of any Loan Party or any ERISA Affiliate from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (g) the occurrence of a “prohibited transaction” (within the meaning of Section 4975 of the Code) with respect to which the Borrower or any Restricted Subsidiary is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any Restricted Subsidiary could reasonably be expected to have any liability, (h) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of any Pension Plan or Multiemployer Plan or the appointment of a trustee to administer any Pension Plan or (i) any other extraordinary event or condition with respect to a Pension Plan or Multiemployer Plan which could reasonably be expected to result in a Lien or any acceleration of any statutory requirement to fund all or a substantial portion of the unfunded accrued benefit liabilities of such plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing (other than an ABR Loan), refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Excess Availability Threshold” shall mean, at any time, the lesser of (i) $125,000,000 or (ii) the greater of (A) ten percent (10%) of the Borrowing Base at such time or (B) $100,000,000.

“Excess Cash Availability” shall mean, at any time, an amount equal to (i) sum of (a) the Borrowing Base and (b) the amount of cash and Cash Equivalents (which, if denominated in Canadian dollars, shall be the Dollar Equivalent thereof), excluding Restricted Cash, in each case deposited or held at such time in a depository account or investment account, as applicable, subject to a first priority perfected security interest in favor of the Administrative Agent and a springing blocked account or control agreement in favor of the Administrative Agent less any cash required to be excluded pursuant to Section 5.04(k) minus (ii) the Revolving Exposure of all Revolving Lenders at such time.

“Excluded Contributions” shall mean net cash proceeds, marketable securities or Qualified Proceeds received by or contributed to the Borrower from,

(a) contributions to its common equity capital, and

(b) the sale (other than to the Borrower or a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower or a Subsidiary of the Borrower) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrower,

in each case, designated as Excluded Contributions pursuant to the provisions of the Term Loan Agreement.

“Excluded Parties” shall have the meaning assigned to such term in Section 9.16.

“Excluded Subsidiary” shall mean (a) any subsidiary that is not a Wholly-Owned Subsidiary, (b) any Immaterial Subsidiary, (c) any subsidiary that is prohibited by applicable law or contractual obligations from guaranteeing the Obligations, (d) any Unrestricted Subsidiary, (e) any direct or indirect Domestic Subsidiary of a direct or indirect Foreign Subsidiary, (f) any captive insurance subsidiary, (g) any not-for-profit subsidiary, (h) any other subsidiary with respect to which in the reasonable judgment of the Administrative Agent and the Borrower, the cost or other consequences of providing a guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom (it being agreed that the cost and other consequences of a Foreign Subsidiary providing a guarantee are excessive in view of the benefits), (i) any Receivables Subsidiary and (j) any subsidiary that is a special purpose entity.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Hedging Obligations if, and to the extent that, all or a portion of the guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedging Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Hedging Obligation or (b) in the case of a Hedging Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the guaranty of such Guarantor becomes or would become effective with respect to such related Hedging Obligation. If a Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income Taxes imposed on (or measured by) its income and franchise (and similar) Taxes imposed on it in lieu of income Taxes pursuant to the laws of the United States of America, or by the jurisdiction in which such recipient is organized or in which the principal office or applicable lending office of such recipient is located (or any political subdivision thereof), (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a recipient (other than an assignee pursuant to a request by the Borrower under Section 2.21(a)), any withholding Tax that (i) is imposed on amounts payable to such recipient at the time such recipient becomes a party to this Agreement (or designates a new lending office) or (ii) is attributable to such recipient’s failure to comply with Section 2.20(e), (f) or (g), as applicable, except in the case of clause (i) to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.20(a), and (d) any United States federal withholding taxes imposed under FATCA (or any amended or successor version of FATCA that is substantively comparable and not materially more onerous to comply with).

“Existing Intercompany Debt” shall mean the intercompany Indebtedness among the Borrower and its Foreign Subsidiaries outstanding on the Closing Date and identified as such on Schedule 6.01.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” of any Person shall mean the chief executive officer, the president, chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person.

“Fitch” shall mean Fitch Ratings Inc., or any successor thereto.

“Fixed Charges” shall mean, with respect to any Person for any period, the sum, without duplication, of:

(a) cash Consolidated Interest Expense of such Person and Restricted Subsidiaries for such period; plus

(b) all cash dividends or other distributions paid to any Person other than such Person or any such Subsidiary (excluding items eliminated in consolidation) during such period; plus

(c) all mandatory prepayments and scheduled principal payments on Indebtedness of such Person and Restricted Subsidiaries made during such period; plus

(d) all expenses for Taxes of such Person and Restricted Subsidiaries paid in cash during such period; plus

(e) all Capitalized Lease Obligation payments of such Person and Restricted Subsidiaries made during such period; plus

(f) all cash contributions to any Pension Plan of such Person and Restricted Subsidiaries made during such period.

“Fixed Charges (EBITDA)” shall mean, with respect to any Person for any period, the sum, without duplication, of:

(a) Consolidated Interest Expense of such Person and Restricted Subsidiaries for such period; plus

(b) all cash dividends or other distributions paid to any Person other than such Person or any such Subsidiary (excluding items eliminated in consolidation) on any series of Preferred Stock of the Borrower or a Restricted Subsidiary during such period; plus

(c) all cash dividends or other distributions paid to any Person other than such Person or any such Subsidiary (excluding items eliminated in consolidation) on any series of Disqualified Stock of the Borrower or a Restricted Subsidiary during such period.

“Fixed Charge Coverage Ratio” shall mean the ratio, determined as of the end of each fiscal quarter of the Borrower and its Restricted Subsidiaries for the four fiscal quarters then ended, of (a) EBITDA minus the sum of (i) amounts by which Consolidated Net Income is increased for purposes of calculating EBITDA pursuant to clauses_(viii) and (xii) of the definition of the term “EBITDA”plus (ii) amounts by which Consolidated Net Income is increased for purposes of calculating EBITDA pursuant to clauses (xiii) and (xvii) of the definition of the term “EBITDA” to the extent the aggregate of such amounts exceeds 10% of EBITDA plus (iii) the unfinanced portion of Capital Expenditures to (b) Fixed Charges, all calculated for the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

“Flood Insurance Laws” shall mean the Flood Disaster Protection Act of 1973 and similar legislation with respect to flood insurance.

“Flood Insurance Requesting Lender” shall mean any Lender that has designated itself as a “Flood Insurance Requesting Lender” in a written notice to the Administrative Agent; provided that any Lender may terminate its designation as a Flood Insurance Requesting Lender by providing written notice to the Administrative Agent of such termination.

“Floorplan Approval” shall mean the Floorplan Funding Agent’s approval to finance particular Inventory for Borrower or a Subsidiary Guarantor in accordance with the terms of the Floorplan Inventory Financing Agreement and which is evidenced by the Floorplan Funding Agent issuing a financing approval number to the Floorplan Approved Vendor of such Inventory.

“Floorplan Approved Invoice” has the meaning assigned to such term in Section 2.26(b).

“Floorplan Approved Vendor” shall mean Cisco Systems, Inc. and any other vendor approved by the Floorplan Funding Agent in its sole discretion.

“Floorplan Collateral Account” shall have the meaning assigned to such term in Section 2.26(h).

“Floorplan Due Date” shall have the meaning assigned to such term in Section 2.26(b).

“Floorplan Facility” shall mean the floorplan loan facility provided for under Section 2.26.

“Floorplan Funding Agent” shall mean Wells Fargo CDF, in its capacity as funding agent for the Floorplan Loans.

“Floorplan Inventory Financing Agreement” shall mean the Inventory Financing Agreement (Multi-Dealer) (MD) by and among the Floorplan Funding Agent, CDW Logistics, Inc., CDW Technologies, Inc., CDW Government LLC, CDW Direct, LLC, and the Borrower, as amended, modified, restated or replaced from time to time, the form of which that is in effect as of the Closing Date is attached hereto as Exhibit D-1.

“Floorplan Loan” shall mean a loan made pursuant to Section 2.26(b).

“Floorplan Loan Exposure” shall mean, at any time, the sum of (i) the aggregate unfunded amount of all outstanding Floorplan Loan Payment Obligations at such time plus (ii) the aggregate amount of all Floorplan Loan Payments that have not yet been reimbursed by the Borrower at such time. The Floorplan Loan Exposure of any Revolving Lender at any time shall be its Pro Rata Percentage of the total Floorplan Loan Exposure at such time.

“Floorplan Loan Exposure Fee” shall have the meaning assigned to such term in Section 2.05(d).

“Floorplan Loan Payment” shall have the meaning assigned to such term in Section 2.26(c).

“Floorplan Loan Payment Obligations” shall have the meaning assigned to such term in Section 2.26(c).

“Floorplan Open Approval” shall mean any Floorplan Approval that has not been cancelled by the Floorplan Funding Agent and with respect to which the Floorplan Funding Agent has not received a Floorplan Approved Invoice covering the Inventory subject to such Floorplan Approval.

“Floorplan Required Payment” shall have the meaning assigned to such term in Section 2.26(d).

“Floorplan Utilization” shall mean, for any day, the percentage equivalent to a fraction, (a) the numerator of which is the Floorplan Loan Exposure on such day and (b) the denominator of which is the aggregate amount of Revolving Commitments on such day.

“Floorplan Vendor Credits” shall have the meaning assigned to such term in Section 2.26(i).

“Foreign Lender” shall mean any Lender or any Issuing Bank that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia, unless such Lender or such Issuing Bank is a disregarded entity for U.S. federal income tax purposes owned by a non-disregarded U.S. entity.

“Foreign Plan” shall mean any pension plan, fund or other similar program (other than a government-sponsored plan) that (a) primarily covers employees of any Loan Party and/or any of its Restricted Subsidiaries who are employed outside of the United States and (b) is subject to any statutory funding requirement as to which the failure to satisfy results in a Lien or other statutory requirement permitting any governmental authority to accelerate the obligation of the Borrower or any Restricted Subsidiary to fund all or a substantial portion of the unfunded, accrued benefit liabilities of such plan.

“Foreign Subsidiary” shall mean, with respect to any Person, (a) any subsidiary of such Person that is organized and existing under the laws of any jurisdiction outside the United States of America or (b) any subsidiary of such Person that has no material assets other than the Capital Stock of one or more subsidiaries described in clause (a) and other assets relating to an ownership interest in any such Capital Stock or subsidiaries.

“Funding Account” shall mean a deposit account designated by the Borrower in the applicable Borrowing Request or the applicable Swingline Loan request, as the case may be.

“GAAP” shall mean United States generally accepted accounting principles.

“Government Securities” shall mean securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Governmental Authority” shall mean the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement executed on the Original Closing Date, substantially in the form of Exhibit D-2, among the Loan Parties party thereto and the Administrative Agent for the benefit of the Secured Parties.

“Guarantors” shall mean Holdings and the Subsidiary Guarantors.

“Hazardous Materials” shall mean any material, substance or waste classified, characterized or regulated as “hazardous,” “toxic,” “pollutant” or “contaminant” under any Environmental Laws.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer of mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holdings” shall mean CDW Corporation, a Delaware corporation, and shall include any successors to such Person or assigns.

“IBM Intercreditor Agreement” shall mean the Amended and Restated Intercreditor Agreement, dated as of the Original Closing Date, between the Administrative Agent and IBM Credit LLC, as the same may be amended, restated or otherwise modified from time to time.

“IBM Inventory Financing Agreement” shall mean that certain Agreement for Inventory Financing, dated as of October 12, 2007, by and among IBM Credit LLC, a Delaware limited liability company, CDW Logistics, Inc., an Illinois corporation, and Berbee Information Networks Corporation, a Wisconsin corporation, as the same may be amended, restated or otherwise modified from time to time in accordance with the IBM Intercreditor Agreement.

“Immaterial Subsidiary” shall mean each of the Restricted Subsidiaries of the Borrower for which (a) (i) the assets of such Restricted Subsidiary constitute less than 2.5% of the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis and (ii) the EBITDA of such Restricted Subsidiary accounts for less than 2.5% of the EBITDA of the Borrower and its Restricted Subsidiaries on a consolidated basis and (b) (i) the assets of all relevant Restricted Subsidiaries constitute 5.0% or less than the total assets of the Borrower and its

Restricted Subsidiaries on a consolidated basis, and (ii) the EBITDA of all relevant Restricted Subsidiaries accounts for less than 5.0% of the EBITDA of the Borrower and its Restricted Subsidiaries on a consolidated basis, in each case that has been designated as such by the Borrower in a written notice delivered to the Administrative Agent (or, on the Closing Date, listed on Schedule 1.01(d)) other than any such Restricted Subsidiary as to which the Borrower has revoked such designation by written notice to the Administrative Agent.

“Incremental Amendment” shall have the meaning assigned to such term in Section 2.24(b).

“Indebtedness” shall mean, with respect to any Person, without duplication:

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent

(i) in respect of borrowed money;

(ii) evidenced by bonds, notes, debentures or similar instruments;

(iii) evidenced by letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(iv) Capitalized Lease Obligations;

(v) representing the balance deferred and unpaid of the purchase price of any property (other than Capitalized Lease Obligations), except (A) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, (B) liabilities accrued in the ordinary course of business and (C) earn-outs and other contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-outs or contingent payment becomes fixed; or

(vi) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit, bankers’ acceptances and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(c) to the extent not otherwise included, the obligations of the type referred to in clause (a) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (x) Contingent Obligations incurred in the ordinary course of business, (y) obligations under or in respect of Receivables Facilities and (z) Floorplan Loans and other Inventory financing arrangements incurred in the ordinary course of business. The amount of Indebtedness of any Person under clause (c) above shall be deemed to equal the lesser of (x) the aggregate unpaid amount of such Indebtedness secured by such Lien and (y) the fair market value of the property encumbered thereby as reasonably determined by such Person in good faith.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Independent Financial Advisor” shall mean an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged.

“Insolvency Proceedings” shall mean, with respect to any Person, any case or proceeding with respect to such Person under U. S. federal bankruptcy laws or any other state, federal or foreign bankruptcy, insolvency, reorganization, liquidation, receivership, or other similar law, or the appointment, whether at common law, in equity or otherwise, of any trustee, custodian, receiver, liquidator or the like for all or any material portion of the property of such Person.

“Intellectual Property Security Agreement” shall mean any of the following agreements executed on or after the Original Closing Date (a) a Trademark Security Agreement substantially in the form of Exhibit F-1, (b) a Patent Security Agreement substantially in the form of Exhibit F-2 or (c) a Copyright Security Agreement substantially in the form of Exhibit F-3.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last day of each calendar quarter, commencing June 30, 2017, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing, and (c) the Maturity Date.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Eurodollar Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six (or nine or twelve, if available to all Lenders) months (or, in respect of ABR Borrowings that are converted into Eurodollar Borrowings by delivery of a conversion notice on the Closing Date, fourteen days, if available to all Lenders) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internally Generated Cash” shall mean any amount expended by the Borrower and its Restricted Subsidiaries and not representing (a) a reinvestment by the Borrower or any Restricted Subsidiaries of the Net Cash Proceeds of any Prepayment Asset Sale outside the ordinary course of business or Property Loss Event, (b) the proceeds of any issuance of any Disqualified Stock, Preferred Stock or long-term Indebtedness of the Borrower or any Restricted Subsidiary (other than Indebtedness under any revolving credit facility) or (c) any credit received by the Borrower or any Restricted Subsidiary with respect to any trade in of property for substantially similar property or any “like kind exchange” of assets.

“Inventory” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Inventory Financing Agreements” shall mean the Wells Fargo Inventory Financing Agreement and the IBM Inventory Financing Agreement.

“Inventory Financing Intercreditor Agreements” shall mean the Wells Fargo Intercreditor Agreement and the IBM Intercreditor Agreement.

“Inventory Reserve” shall mean such reserves as may be established from time to time by the Majority Agents in their Permitted Discretion, with respect to (i) changes in the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as negatively affect the market value of the Eligible Inventory based on any material facts or circumstances which arose after the Closing Date or which otherwise first became known to the Administrative Agent and the Co-Collateral Agents after the Closing Date and (ii) Valuation Reserves.

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” shall mean (a) securities issued or directly and fully guaranteed or insured by the United States governments or any agency or instrumentality thereof (other than Cash Equivalents); (b) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Holdings, the Borrower and its subsidiaries; (c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and (d) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans, guarantees, advances, issuances of letters of credit or similar financial accommodations or capital contributions (excluding accounts receivable, trade credit, management fees, advances to customers, commission, travel, entertainment, relocation, payroll and similar advances to directors, officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. The amount of any Investment shall be deemed to be the amount actually invested, without adjustment for subsequent increases or decreases in value but giving effect to any returns or distributions received by such Person with respect thereto. For purposes of the definition of “Unrestricted Subsidiary” and Section 6.03:

(a) “Investments” shall include the portion (proportionate to the Borrower’s direct or indirect equity interest in such subsidiary) of the fair market value of the net assets of a subsidiary of the Borrower at the time that such subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such subsidiary as a Restricted Subsidiary, the Borrower or applicable Restricted Subsidiary shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(i) the Borrower’s direct or indirect “Investment” in such subsidiary at the time of such redesignation; less

(ii) the portion (proportionate to the Borrower’s direct or indirect equity interest in such subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as reasonably determined in good faith by the Borrower.

“Issuing Bank” shall mean each of J.P. Morgan, WFCF, BOFA, RBC, Barclays and each other Lender so designated by the Borrower with such Lender’s consent and with prior written notice to the Administrative Agent, in its capacity as the issuer of Letters of Credit hereunder, and any of their successors in such capacity as provided in Section 2.23(i)(i); provided that at no time shall there be more than six (6) Issuing Banks without the prior written consent of the Administrative Agent. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Individual Sublimit” shall mean, (i) for each of the Issuing Banks party hereto on the Closing Date, the amount set forth in the schedule below next to such Issuing Bank’s name, (ii) for each Issuing Bank that replaces a previous Issuing Bank pursuant to Section 2.23(i)(i), the Issuing Bank Individual Sublimit of the replaced Issuing Bank that was in effect immediately prior to the replacement and (iii) for each additional Issuing Bank added pursuant to Section 2.23(i)(ii), an amount agreed among the Borrower, the Administrative Agent and such additional Issuing Bank, with the Issuing Bank Individual Sublimit or Issuing Bank Individual Sublimits of one or more other Issuing Banks being reduced (with the consent of such Issuing Bank or Issuing Banks) to the extent necessary to maintain compliance with the following proviso; provided that the sum of all Issuing Bank Individual Sublimits shall equal $125,000,000.

Issuing Bank	Issuing Bank Individual Sublimit
J.P. Morgan	$27,000,000
WFCF	$27,000,000
BOFA	$27,000,000
RBC	$24,000,000
Barclays	$20,000,000

“Issuing Bank Issued Amount” shall mean, with respect to each Issuing Bank, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time issued by such Issuing Bank plus (b) the aggregate amount of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time.

“J.P. Morgan” shall have the meaning assigned to such term in the preamble.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.15(d).

“Junior Financing” shall mean any Subordinated Indebtedness which is Material Indebtedness.

“Junior Financing Documentation” shall mean any indenture and/or other agreement pertaining to Junior Financing and all documentation delivered pursuant thereto.

“Krasny Plan” shall mean the MPK Coworker Incentive Plan II, as in effect on October 12, 2007.

“Landlord Lien Reserve” shall mean an amount equal to (a) up to three months’ rent with respect to each leased location where Eligible Inventory is located, other than leased locations with respect to which the Administrative Agent shall have received a Collateral Access Agreement or (b) zero with respect to such leased location where Eligible Inventory is located and where the Administrative Agent has determined in its sole discretion not to require Collateral Access Agreement or establishment of reserve.

“LC Collateral Account” shall have the meaning assigned to such term in Section 2.23(j).

“LC Disbursement” shall mean a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” shall mean, at any time, the sum of (a) the aggregate amount of all Letters of Credit that remains available for drawing at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Pro Rata Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Lenders” shall mean (a) the Persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance or pursuant to Section 2.21(a)) and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” shall mean any letter of credit issued pursuant to this Agreement.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity equal to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity equal to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with an ABR Borrowing, such rate shall be determined as modified by the definition of Alternate Base Rate.

“Lien” shall mean, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof and any other agreement to give a security interest in such asset; provided that in no event shall an operating lease or occupancy agreement be deemed to constitute a Lien.

“Limited Non-Guarantor Debt Exceptions” shall have the meaning assigned to such term in Section 6.01(g).

“Loan Documents” shall mean this Agreement, the Security Documents, and the Notes, if any, executed and delivered pursuant to Section 2.04(e), any Letter of Credit application, and the Agent Fee Letter.

“Loan Parties” shall mean the Borrower and the Guarantors.

“Loans” shall mean the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans, but excluding Floorplan Loans.

“Majority Agents” shall mean the Administrative Agent plus at least one Co-Collateral Agent.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect (i) on the business, operations, assets, financial condition or results of operations of the Borrower and its Restricted Subsidiaries, taken as a whole or (ii) on any material rights and remedies of the Administrative Agent and the Lenders under any Loan Document, taken as a whole.

“Material Indebtedness” shall mean Indebtedness (other than the Loans, Floorplan Loans, Floorplan Required Payments and Letters of Credit), or Hedging Obligations, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount greater than or equal to $125,000,000. For purposes of determining “Material Indebtedness”, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Hedging Obligation at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if the relevant hedging agreement were terminated at such time.

“Maturity Date” shall mean (i) the earlier to occur of (a) the fifth anniversary of the Closing Date and (b) the date that is forty-five (45) days prior to the final maturity date of any then outstanding Subject Debt if Excess Cash Availability on such date does not exceed the sum of (I) the aggregate principal amount of the portion of such Subject Debt that matures forty-five days after such date plus (II) $150,000,000 or (ii) any earlier date on which the Commitments are reduced to $0 or otherwise terminated pursuant to the terms hereof.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Properties” shall mean each parcel of fee owned real property located in the United States with a book value in excess of $5,000,000 and improvements thereto with respect to which a Mortgage was granted pursuant to the Original Credit Agreement and pursuant to Section 5.09 and Section 5.10 hereof (or the corresponding sections of either the Original Credit Agreement or the Original Credit Agreement (as defined in the Original Credit Agreement)) to secure the Secured Obligations.

“Mortgaged Property Owner” shall mean, with respect to (i) each Mortgaged Property and (ii) each real property required to become a Mortgaged Property pursuant to Section 5.09 and/or Section 5.10, the Borrower and/or Restricted Subsidiary or Restricted Subsidiaries that own(s) such Mortgaged Property or real property, as applicable.

“Mortgages” shall mean the mortgages, deeds of trust and other security documents granting a Lien on any fee owned real property of a Loan Party, together with its interest in such fee owned real property, to secure the Secured Obligations, each in a form reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA under which the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates has any obligation or liability (contingent or otherwise).

“Net Orderly Liquidation Value” shall mean, with respect to Inventory of any Person, the orderly liquidation value thereof as determined in a manner reasonably acceptable to the Majority Agents by a nationally recognized appraiser acceptable to the Majority Agents (following consultation with the Borrower), net of all costs of liquidation thereof.

“Net Cash Proceeds” shall mean (a) with respect to any Disposition or Property Loss Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds subsequently received (as and when received) in respect of deferred payments or noncash consideration initially received, net of any costs relating to the disposition thereof), net of (i) out-of-pocket expenses incurred (including reasonable and customary broker’s fees or commissions, investment banking, consultant, legal, accounting or similar fees, survey costs, title insurance premiums, and related search and recording charges, transfer, deed, recording and similar taxes incurred by the

Borrower and its Restricted Subsidiaries in connection therewith), and the Borrower’s good faith estimate of Taxes paid or payable (including payments under any tax sharing agreement or arrangement among the Borrower, its Restricted Subsidiaries and any direct or indirect parent company of the Borrower, so long as such tax sharing payments are attributable to the operations of the Borrower and its Restricted Subsidiaries), in connection with such Disposition or such Property Loss Event (including, in the case of any such Disposition or Property Loss Event in respect of property of any Foreign Subsidiary, Taxes payable upon the repatriation of any such proceeds), (ii) amounts provided as a reserve, in accordance with GAAP, against any (x) liabilities under any indemnification obligations or purchase price adjustment associated with such Disposition and (y) other liabilities associated with the asset disposed of and retained by the Borrower or any of its Restricted Subsidiaries after such disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness or other obligation which is secured by a Lien on the asset sold that (A) has priority over the Lien securing the Obligations and which is repaid (other than Indebtedness hereunder) or (B) is required to be repaid and is repaid pursuant to intercreditor arrangements entered into by the Administrative Agent and (iv) in the case of any such Disposition or Property Loss Event by a non-Wholly-Owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (iv)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof, and (b) with respect to any incurrence of Indebtedness, the cash proceeds thereof, net of all Taxes (including, in the case of such Indebtedness incurred by a Foreign Subsidiary, Taxes payable upon the repatriation of any such proceeds) and customary fees, commissions, costs and other expenses incurred by the Borrower and its Restricted Subsidiaries in connection therewith.

“Non-Consenting Lenders” shall have the meaning assigned to such term in Section 9.08(e).

“Non-Guarantor Indebtedness” shall mean any Indebtedness of a Restricted Subsidiary that is not a Guarantor.

“Non-Guarantor Preferred Stock” shall mean any Disqualified Stock issued by a Restricted Subsidiary that is not a Guarantor.

“Note” has the meaning specified in Section 2.04(f).

“Obligations” shall mean the unpaid principal of and interest on the Loans, all Floorplan Loan Exposure, all LC Exposure, and all other obligations and liabilities of the Borrower or any other Loan Party to the Administrative Agent, the Floorplan Funding Agent, the Co-Collateral Agents, any Issuing Bank or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Original Credit Agreement, this Agreement, any other Loan Document and the Letters of Credit and whether on account of principal, interest, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or any Lender that are required to be paid pursuant hereto or any other Loan Document and including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to a Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) or otherwise.

“Officer’s Certificate” shall mean a certificate signed on behalf of the Borrower by a Responsible Officer of the Borrower.

“Opinion of Counsel” shall mean a written opinion from legal counsel who is reasonably acceptable to the Administrative Agent. The counsel may be an employee of or counsel to the Borrower or the relevant Loan Party.

“Original Credit Agreement” has the meaning specified in the Recitals to this Agreement.

“Original Closing Date” shall mean June 24, 2011.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes arising from the execution, delivery or enforcement of any Loan Document.

“Payment Conditions” shall mean satisfaction of the following conditions in connection with any transaction for which satisfaction of the Payment Conditions is required under this Agreement: (a) no Default shall have occurred and be continuing or would occur as a consequence of such transaction and, (b) (i) if the Borrower’s corporate credit ratings from at least two of the Rating Agencies are no lower than BB (or Ba2, in the case of Moody’s), the Total Net Leverage Ratio immediately after giving effect to such transaction and any related Borrowings would not exceed 3.25 to 1.00, calculated on a Pro Forma Basis, and, (ii) otherwise, Excess Cash Availability (as reduced on a dollar-for-dollar basis by the aggregate amount of declared but unpaid dividends in the case of a transaction described in clause (b)(i) of Section 6.03) immediately after giving effect to such transaction and any related Borrowings would exceed $145,000,000.

“Parent” shall mean a Person formed for the purpose of owning all of the Equity Interests, directly or indirectly, of Holdings.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Event” shall mean (a) the whole or partial withdrawal of a Loan Party or any Restricted Subsidiary from a Foreign Plan during a Foreign Plan year, (b) the filing or a notice of interest to terminate in whole or in part a Foreign Plan or the treatment of a Foreign Plan amendment as a termination or partial termination, (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Foreign Plan, (d) any other event or condition which might constitute grounds for the termination of, winding up or partial termination or winding up or the appointment of a trustee to administer, any Foreign Plan, (e) the failure to satisfy any statutory funding requirement, (f) the adoption of any amendment to a Foreign Plan that would require the provision of security pursuant to applicable law or (g) any other extraordinary event or condition with respect to a Foreign Plan which, with respect to each of the foregoing clauses, could reasonably be expected to result in a Lien or any acceleration of any statutory requirement to fund all or a substantial portion of the unfunded accrued benefit liabilities of such plan.

“Pension Plan” shall mean any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan or Foreign Plan) that is subject to Title IV of ERISA and/or Section 412 of the Code or Section 302 of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has any obligation or liability (contingent or otherwise).

“Perfection Certificate” shall mean a perfection certificate executed by the Loan Parties in a form reasonably approved by the Administrative Agent, as the same shall be supplemented from time to time.

“Permitted Asset Swap” shall mean, to the extent allowable under Section 1031 of the Code, the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets (excluding any boot thereon) between the Borrower or any of its Restricted Subsidiaries and another Person.

“Permitted Discretion” shall mean the Administrative Agent’s or the Co-Collateral Agents’, as applicable, commercially reasonable judgment, exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions, as to any factor which the Administrative Agent and/or the Co-Collateral Agents, as applicable, reasonably determine: (a) will or reasonably could be expected to adversely affect in any material respect the value of any Collateral included in the Borrowing Base, the enforceability or priority of the Administrative Agent’s Liens thereon or the amount which the Administrative Agent, the Lenders or the Issuing Banks would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral or (b) evidences that any collateral report or financial information delivered to the Administrative Agent and the Co-Collateral Agents by the Borrower or any Subsidiary Guarantor is incomplete, inaccurate or misleading in any material respect. In exercising such judgment, the Administrative Agent and the Co-Collateral Agents may consider, without duplication, such factors already included in or tested by the definition of Eligible Inventory or Eligible Accounts.

“Permitted Inventory Financing Liens” shall mean (a) Liens securing obligations under an Inventory Financing Agreement which are subject to the terms of the applicable Inventory Financing Intercreditor Agreement and (b) Liens securing obligations under other inventory financing agreements which are subject to the terms of intercreditor agreements having terms substantially similar to those of the Inventory Financing Intercreditor Agreements.

“Permitted Investments” shall mean:

(a) any Investment in the Borrower or any of its Restricted Subsidiaries; provided that the fair market value of all Investments made by Loan Parties in Restricted Subsidiaries that are not Loan Parties made pursuant to this clause (a) shall not exceed (x) the sum of (i) $250,000,000 and (ii) the Net Cash Proceeds from any Disposition or Property Loss Event which are not required to be used prior to such time to prepay Term Loans or reinvested pursuant to the Term Loan Agreement and which are not used for purposes of clause (l) below (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus (y) an additional amount so long as, at the time of such Investment, both immediately before and after giving effect to such Investment, on a Pro Forma Basis, the Total Net Leverage Ratio shall be less than or equal to 4.50 to 1.00;

(b) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(c) any Investment by the Borrower or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(i) such Person becomes a Loan Party; or

(ii) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, a Loan Party, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(d) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with a Disposition made pursuant to Section 6.05;

(e) any Investment existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date, or an Investment consisting of any extension, modification or renewal of any Investment existing on the Closing Date, in each case, if greater than $10,000,000 as listed on Schedule 1.01(e); provided that the amount of any such Investment may be increased (i) as required by the terms of such Investment as in existence on the Closing Date or (ii) as otherwise permitted under this Agreement;

(f) any Investment acquired by the Borrower or any of its Restricted Subsidiaries:

(i) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(ii) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(g) Hedging Obligations permitted under Section 6.01(b)(ix);

(h) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Borrower or any of its direct or indirect parent companies;

(i) Indebtedness permitted under Section 6.01;

(j) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with Section 6.06 (except transactions described in clauses (c)(ix), (x) and (xiii) thereof);

(k) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(l) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (l) that are at the time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the sum of (A) the greater of $150,000,000 or 2% of Total Assets at the time of such Investment, plus (B) the Net Cash Proceeds from any Disposition or Property Loss Event which are not required to be used prior to such time to prepay Term Loans or reinvested pursuant to the Term Loan Agreement and which are not used for purposes of clause (a) above, so long as immediately after giving effect to such Investment and any related Borrowings, Excess Cash Availability would exceed $150,000,000 (such sum, the “Maximum Investment Amount”); provided however, the fair market value of Investments in Unrestricted Subsidiaries made pursuant to this clause (l) shall not exceed the greater of $65,000,000 and 1% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, further, that if immediately after giving effect to any Investment that would otherwise be subject to this clause (l), the Borrower could incur $1.00 of additional Indebtedness pursuant to the Total Net Leverage Ratio test described in Section 6.01(a) on a Pro Forma Basis taking into account such Investment and any Indebtedness, Disqualified Stock or Preferred Stock assumed or incurred in connection therewith, such additional Investments shall not be subject to the Maximum Investment Amount limit set forth above;

(m) Investments relating to a Receivables Subsidiary that, in the reasonable, good faith determination of the Borrower, are necessary or advisable to effect any Receivables Facility;

(n) advances to, or guarantees of Indebtedness of, directors, employees, officers and consultants not in excess of $15,000,000 outstanding at any one time, in the aggregate;

(o) loans and advances to officers, directors and employees for moving or relocation expenses and other similar expenses, in each case incurred in the ordinary course of business or to fund such Person’s purchase of Equity Interests of the Borrower or any direct or indirect parent company thereof;

(p) Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(q) additional Investments in joint ventures in an aggregate amount not to exceed $100,000,000 at any time outstanding;

(r) loans and advances relating to indemnification or reimbursement of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity or as otherwise specified in Section 6.06;

(s) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(t) Investments in industrial development or revenue bonds or similar obligations secured by assets leased to and operated by the Borrower or any of its subsidiaries that were issued in connection with the financing of such assets, so long as the Borrower or any such subsidiary may obtain title to such assets at any time by optionally canceling such bonds or obligations, paying a nominal fee and terminating such financing transaction;

(u) deposits made by the Borrower and Foreign Subsidiaries in Cash Pooling Arrangements;

(v) extensions of trade credit in the ordinary course of business;

(w) Investments in vendors, suppliers and customers not in excess of $10,000,000 for any vendor, supplier and customer and not in excess of $100,000,000 for all such investments; and

(x) Investments for consideration other than cash, Cash Equivalents and tangible property.

“Permitted Investors” shall mean (a) any Person who is an officer or otherwise a member of management of the Parent or any of its subsidiaries on or after the Original Closing Date, (b) any Related Entity of any of the foregoing Persons, and (c) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Persons specified in clauses (a) or (b) above (subject, in the case of officers, to the foregoing limitation), collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the voting stock of the Parent or any of its direct or indirect parent entities held by such “group.”

“Permitted Liens” shall mean, with respect to any Person:

(a) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(b) Liens imposed by law, such as landlords’, carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 60 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(c) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 45 days or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(d) Liens in favor of the issuer of stay, customs, appeal, performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(f) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(b)(iv), (xiii), (xviii), (xxii) and (xxvi); provided, that Liens securing Indebtedness permitted to be incurred pursuant to clause (xviii) shall extend only to the assets of Foreign Subsidiaries and Liens securing indebtedness permitted to be incurred pursuant to paragraph (b)(iv) and (xiii) are solely on the assets financed, purchased, constructed, improved, acquired or assets of the acquired entity, as the case may be, and such Liens attach concurrently with or, in the case of paragraph (b)(iv), within 270 days after the purchase, construction, improvement or acquisition of such assets;

(g) Liens existing on the Closing Date and described in all material respects on Schedule 6.02;

(h) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property owned by the Borrower or any of its Restricted Subsidiaries;

(i) Liens on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that the Liens may not extend to any other property owned by the Borrower or any of its Restricted Subsidiaries;

(j) Liens securing Indebtedness or other obligations of the Borrower or a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 6.01(b)(vii);

(k) Liens securing Hedging Obligations so long as, in the case of Hedging Obligations related to interest, the related Indebtedness is secured by a Lien on the same property securing such Hedging Obligations;

(l) Liens on cash securing amounts not to exceed $50,000,000 belonging to and owed to leasing partners in connection with Bundled Solutions in the ordinary course of business;

(m) leases, subleases, licenses or sublicenses or operating agreements (including licenses and sublicenses of intellectual property) granted to others by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries or which do not by their own terms secure any Indebtedness;

(n) Liens arising from UCC financing statement filings regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(o) Liens in favor of the Borrower or any Restricted Guarantor;

(p) Liens on inventory or equipment of the Borrower or any of its Restricted Subsidiaries granted in the ordinary course of business to the Borrower’s or such Restricted Subsidiary’s clients or customers at which such inventory or equipment is located;

(q) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(r) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness permitted by Section 6.01 and secured by any Lien referred to in the foregoing clauses (f), (g), (h) and (i); provided, however, that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (g), (h) and (i) at the time the original Lien became a Permitted Lien hereunder, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(s) pledges or deposits made in the ordinary course of business to secure liability to insurance carriers and Liens on insurance policies and the proceeds thereof (whether accrued or not), rights or claims against an insurer or other similar asset securing insurance premium financings permitted under Section 6.01(b)(xxiv);

(t) Liens securing judgments for the payment of money not constituting an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(u) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(v) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(w) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.01; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(x) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(y) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(z) Liens securing the Obligations and the Secured Obligations;

(aa) Liens on cash deposits of the Borrower and Foreign Subsidiaries subject to a Cash Pooling Arrangement or otherwise over bank accounts of the Borrower and Foreign Subsidiaries maintained as part of the Cash Pooling Arrangement, in each case securing liabilities for overdrafts of the Borrower and Foreign Subsidiaries participating in such Cash Pooling Arrangements;

(bb) any encumbrance or retention (including put and call agreements and rights of first refusal) with respect to the Equity Interests of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement; provided that no such encumbrance or restriction affects in any way the ability of the Borrower or any Restricted Subsidiary to comply with Section 5.09;

(cc) Liens on property subject to Sale and Lease-Back Transactions permitted hereunder and general intangibles related thereto;

(dd) Liens consisting of contractual restrictions of the type described in the definition of Restricted Cash;

(ee) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $100,000,000 at any one time outstanding;

(ff) Permitted Inventory Financing Liens;

(gg) Permitted Term Loan Liens; and

(hh) other Liens securing Indebtedness and other obligations so long as (i) such Indebtedness and other obligations are otherwise permitted under this Agreement and (ii) both immediately before and after giving effect to the creation of such Liens and such indebtedness and other obligations, on a Pro Forma Basis, the Senior Secured Net Leverage Ratio is less than or equal to 3.00 to 1.00; provided that to the extent that any Liens permitted under this clause (hh) are Liens on Revolving Facility Primary Collateral, such Liens must be subordinated to the Lien in favor of the Administrative Agent in such Revolving Facility Primary Collateral pursuant to an intercreditor agreement no less restrictive as to such subordinated Liens than as set forth in the Term Loan Intercreditor Agreement.

provided, that notwithstanding the foregoing, none of the Liens permitted pursuant to this Agreement may at any time attach to any Loan Party’s (1) Accounts, other than (A) those permitted under clauses (b), (c), (t) and (z) of this definition, (B) subject to the terms of the Term Loan Intercreditor Agreement, those permitted under clause (gg) above, and (C) those permitted under clause (ff) above and (2) Inventory, other than those (A) permitted under clauses (b), (c), (t), (u) and (z) of this definition, (B) subject to the terms of the Term Loan Intercreditor Agreement, those permitted under clause (gg) above and (C) those permitted under clause (ff) above.

“Permitted Term Loan Liens” shall mean Liens subject to the Term Loan Intercreditor Agreement securing Term Loan Obligations.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Platform” shall have the meaning assigned to such term in Section 5.04.

“Preferred Stock” shall mean any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepayment Asset Sale” shall mean any Disposition, to the extent that (a) the aggregate Net Cash Proceeds of all such Dispositions, together with all Property Loss Events without giving effect to the dollar thresholds in the definition thereof, during any fiscal year exceed $25,000,000 and (b) the aggregate Net Cash Proceeds of all such Dispositions, together with all Property Loss Events without giving effect to the dollar thresholds in the definition thereof, during any five fiscal year period exceed $50,000,000; provided, however, that the term “Prepayment Asset Sale” shall not include any transaction permitted (or not expressly prohibited) by Section 6.05 (other than transactions consummated in reliance on Section 6.05(o), (p) and (q)).

“Pro Forma Basis” shall have the meaning assigned to such term in Section 1.08.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by J.P. Morgan as its prime rate at its offices at 383 Madison Avenue in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Property Loss Event” shall mean any event that gives rise to the receipt by the Borrower or any of its Restricted Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property; provided, however, for purposes of determining whether a prepayment under Section 2.13(a) would be required, a Property Loss Event shall be deemed to have occurred only to the extent that the aggregate Net Cash Proceeds (a) of all such events, together with all Dispositions that constitute Prepayment Asset Sales without giving effect to the dollar thresholds in the definition thereof, during any fiscal year exceed $25,000,000 and (b) of all such events, together with all Dispositions that constitute Prepayment Asset Sales without giving effect to the dollar thresholds in the definition thereof, during any five-fiscal year period exceed $50,000,000.

“Protective Advance” has the meaning assigned to such term in Section 2.25.

“Pro Rata Percentage” shall mean, with respect to any Lender, with respect to Revolving Loans, LC Exposure, Swingline Loans or Floorplan Loans, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Pro Rata Percentages shall be determined based upon such Lender’s share of the aggregate Revolving Exposure at that time).

“Public Lender” shall have the meaning assigned to such term in Section 5.04.

“Qualified Capital Stock” of any Person shall mean any Equity Interest of such Person that is not Disqualified Stock.

“Qualified ECP Guarantor” means, in respect of any Hedging Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant guaranty or grant of the relevant security interest becomes or would become effective with respect to such Hedging Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Proceeds” shall mean assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Borrower reasonably and in good faith.

“Rating Agencies” shall mean Moody’s, S&P and Fitch.

“RBC” shall have the meaning assigned to such term in the preamble.

“Receivables Facility” shall mean any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which any Restricted Subsidiary that is not a Restricted Guarantor sells its accounts receivable to either (A) a Person that is not a Restricted Subsidiary or (B) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” shall mean distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” shall mean any subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Refinancing Indebtedness” shall have the meaning assigned to such term in Section 6.01(b)(xii).

“Refunding Capital Stock” shall have the meaning assigned to such term in Section 6.03(b)(ii).

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation T” shall mean Regulation T of the Board and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board and all official rulings and interpretations thereunder or thereof.

“Related Business Assets” shall mean assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Entity” shall mean (a) with respect to Madison Dearborn Partners, LLC and Providence Equity Partners, (i) any investment fund controlled by or under common control with Madison Dearborn Partners, LLC or Providence Equity Partners, any officer, director or person performing an equivalent function of the foregoing persons, or any entity controlled by any of the foregoing Persons and (ii) any spouse or lineal descendant (including by adoption and stepchildren) of the officers and directors referred to clause (a)(i); and (b) with respect to any officer of the Borrower or its subsidiaries, (i) any spouse or lineal descendant (including by adoption and stepchildren) of the officer and (ii) any trust, corporation or partnership or other entity, in each case to the extent not an operating company, of which an 80% or more controlling interest is held by the beneficiaries, stockholders, partners or owners who are the officer, any of the persons described in clause (b)(i) above or any combination of these identified relationships.

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans or similar extensions of credit, any other fund that invests in bank loans or similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, trustees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment.

“Relevant Period” shall have the meaning assigned to such term in Section 6.11.

“Report” shall mean reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrower’s and the applicable Subsidiary Guarantor’s assets from information furnished by or on behalf of the Borrower or such Subsidiary Guarantor, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may (or shall, if required hereunder) be distributed to the Lenders by the Administrative Agent.

“Required Lenders” shall mean, at any time, Lenders (other than Defaulting Lenders) having Revolving Exposure and unused Commitments representing more than 50% of the sum of the total Revolving Exposure and unused Commitments at such time; provided, that if there are two or more Lenders that are not Affiliates of each other, an affirmative vote of the “Required Lenders” shall require the affirmative vote of no fewer than two Lenders that are not Affiliates of each other.

“Reserves” shall mean all (if any) Availability Reserves, Accounts Reserves, Inventory Reserves and Banking Product Reserves; provided that the imposition of any Reserve following the Closing Date shall not take effect with respect to the Borrowing Base until three (3) Business Days after notice has been sent by the Administrative Agent to the Borrower of the Majority Agents’ intention to impose such Reserve.

“Responsible Officer” of any Person shall mean any Financial Officer or any executive vice president, senior vice president, vice president, secretary or assistant secretary of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement and, as to any document delivered on the Closing Date, any secretary or assistant secretary of such Person.

“Restricted Cash” shall mean cash and Cash Equivalents held by the Borrower and its Restricted Subsidiaries that are contractually restricted from being distributed to the Borrower or that are classified as “restricted cash” on the consolidated balance sheet of the Borrower prepared in accordance with GAAP.

“Restricted Guarantor” shall mean a Guarantor that is a Restricted Subsidiary.

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payment” shall mean:

(a) the declaration or payment of any dividend or the making of any payment or distribution on account of the Borrower’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(i) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Borrower; or

(ii) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(b) the purchase, redemption, defeasance or other acquisition or retirement for value of any Equity Interests of the Borrower or any direct or indirect parent of the Borrower, including in connection with any merger or consolidation;

(c) the making of any principal payment on, or redemption, repurchase, defeasance or other acquisition or retirement for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, of any Specified Senior Indebtedness or any Subordinated Indebtedness other than:

(i) Indebtedness permitted under Section 6.01(b)(vii); or

(ii) the purchase, repurchase or other acquisition of any Specified Senior Indebtedness or Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year (or, in the case of the Specified Senior Indebtedness, 9 months) of the date of purchase, repurchase or acquisition; or

(d) the making of any Restricted Investment.

“Restricted Subsidiary” shall mean, at any time, each direct and indirect subsidiary of the Borrower (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans, to acquire participations in Letters of Credit and Swingline Loans hereunder and to pay Floorplan Loan Payment Obligations, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.24 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $1,450,000,000.

“Revolving Commitment Increase” shall have the meaning assigned to such term in Section 2.24(a).

“Revolving Commitment Increase Closing Date” shall have the meaning assigned to such term in Section 2.24(b).

“Revolving Commitment Utilization” shall mean, for any day, the percentage equivalent to a fraction, (a) the numerator of which is the Revolving Exposure of all Revolving Lenders on such day and (b) the denominator of which is the aggregate amount of Revolving Commitments on such day.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, its LC Exposure and its Floorplan Loan Exposure and an amount equal to its Pro Rata Percentage of the aggregate principal amount of Swingline Loans and Protective Advances outstanding at such time.

“Revolving Facility Primary Collateral” shall have the meaning assigned to such term in the Term Loan Intercreditor Agreement.

“Revolving Lender” shall mean, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” shall mean a Loan made pursuant to Section 2.01.

“S&P” shall mean Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale and Lease-Back Transaction” shall mean any arrangement providing for the leasing by the Borrower or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Sanctioned Country” means, at any time, a country, territory or region which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any EU member state or Her Majesty’s Treasury of the United Kingdom (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person 50% or more owned by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any EU member state or Her Majesty’s Treasury of the United Kingdom.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Section 5.04 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Sections 5.04(a) and (b).

“Secured Indebtedness” shall mean any Indebtedness of the Borrower or any of its Restricted Subsidiaries secured by a Lien.

“Secured Obligations” shall mean all Obligations, together with all (i) Banking Services Obligations and (ii) Hedging Obligations owing to one or more Lenders or their respective Affiliates (whether absolute or contingent); provided that such Lender (other than J.P. Morgan) or its Affiliate, as the case may be, shall have complied with the provisions of Section 2.28 with respect to such Banking Services Obligations and/or Hedging Obligations; provided, however, that no obligations of the Loan Parties to the Floorplan Funding Agent in respect of the unpaid principal amount of Floorplan Loans shall be Secured Obligations. Notwithstanding the foregoing, the definition of “Secured Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any Secured Obligations of any Guarantor.

“Secured Parties” shall mean the “Secured Parties” as defined in the Guarantee and Collateral Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” shall mean the Mortgages, the Guarantee and Collateral Agreement, the Intellectual Property Security Agreements, the Perfection Certificate, the Term Loan Intercreditor Agreement, the Inventory Financing Intercreditor Agreements, any bailee, landlord or mortgagee waiver, any blocked account or control agreement, and each of the other instruments and documents executed and delivered with respect to the Collateral pursuant to the Original Credit Agreement or pursuant to Section 5.09, or 5.10.

“Senior Secured Net Leverage Ratio” shall mean, as of any date, the ratio of (i) (A) Consolidated Indebtedness on such date that is not contractually subordinated in right of payment to other Indebtedness and that is secured by a Lien on property of the Borrower or any of its Restricted Subsidiaries, including all Capitalized Lease

Obligations, at such date minus (B) the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of the Borrower and its Restricted Subsidiaries and held by the Borrower and its Restricted Subsidiaries as of such date of determination, as determined in accordance with GAAP to (ii) EBITDA for the most recently ended four fiscal quarters ending immediately prior to such date for which Section 5.04 Financials have been delivered to the Administrative Agent.

“Senior Notes” shall mean up to $1,700,000,000 aggregate principal amount of the Senior Notes of the Borrower and CDW Finance Corporation issued on each of March 3, 2015, December 1, 2014, and March 2, 2017 and maturing on September 1, 2023, December 1, 2024, and September 1, 2025 respectively.

“Senior Secured Notes” shall mean the senior secured notes referred to in Section 6.01(b)(xxi) and Section 6.01(b)(xxvii).

“Similar Business” shall mean any business and any services, activities or businesses incidental, or directly related or similar to, or complementary to any line of business engaged in by the Borrower and its subsidiaries on the Closing Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Solvent” shall mean, with respect to any Person, (a) on a going concern basis the consolidated fair value of the assets of such Person and its subsidiaries, at a fair valuation, will exceed their consolidated debts and liabilities, subordinated, contingent or otherwise; (b) the consolidated present fair saleable value of the property of such Person and its subsidiaries will be greater than the amount that will be required to pay the probable liability of their consolidated debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person and its subsidiaries will be able to pay their consolidated debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such Person and its subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” shall have the meaning assigned to such term in Section 9.04(i).

“Specified Default” shall have the meaning assigned to such term in Section 2.13(a).

“Specified Equity Contribution” shall have the meaning assigned to such term in Section 7.02.

“Specified Senior Indebtedness” shall mean the Senior Notes.

“Specified Senior Indebtedness Documentation” shall mean any credit agreement, indenture and/or other agreement governing the Specified Senior Indebtedness and all documentation delivered pursuant thereto.

“Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Debt” shall mean any Senior Notes and any Term Loans (in each case, including any Refinancing Indebtedness in respect thereof permitted pursuant to Section 6.01).

“Subordinated Indebtedness” shall mean any Indebtedness of the Borrower and the Guarantors which is by its terms subordinated in right of payment to the Obligations of the Borrower or such Guarantor, as applicable.

“Subsidiary” or “subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned or held by the parent, one or more subsidiaries of the parent or a combination thereof. Unless otherwise specified, “Subsidiary” and “subsidiary” shall mean any subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean each subsidiary listed on Schedule 1.01(a), and each other subsidiary that is or becomes a party to the Guarantee and Collateral Agreement pursuant to Section 5.09 or otherwise, excluding (a) any Excluded Subsidiary and (b) any Foreign Subsidiary.

“Successor Company” shall have the meaning assigned to such term in Section 6.04(a)(i).

“Successor Person” shall have the meaning assigned to such term in Section 6.04(c)(i).

“Supermajority Lenders” shall mean, at any time, Lenders having Revolving Exposure and unused Revolving Commitments representing at least 66.67% of the sum of the total Revolving Exposure and unused Revolving Commitments at such time; provided, that if there are two or more Lenders that are not Affiliates of each other, an affirmative vote of the “Supermajority Lenders” shall require the affirmative vote of no fewer than two Lenders that are not Affiliates of each other.

“Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any material exterior construction on the site of such Mortgaged Property or any material easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) within a reasonable period after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 5.10 or (b) otherwise reasonably acceptable to the Administrative Agent.

“Swingline Exposure” means, at any time, the sum of the aggregate of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Lender at any time shall be its Pro Rata Percentage of the aggregate Swingline Exposure.

“Swingline Lender” shall mean J.P. Morgan, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” shall mean a Loan made pursuant to Section 2.22.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings imposed by any Governmental Authority.

“Term Loans” shall mean term loans made available to the Borrower pursuant to the Term Loan Agreement.

“Term Loan Documents” shall mean the “Loan Documents” under and as defined in the Term Loan Agreement.

“Term Loan Agreement” shall mean that certain Amended and Restated Term Loan Agreement, dated as of August 17, 2016, among the Borrower, Barclays Bank PLC, as the administrative agent and the collateral agent, and the Lenders (as defined therein), as amended by that certain First Amendment to Amended and Restated Term Loan Agreement, dated as of February 28, 2017, and as further amended, restated, amended and restated, supplemented or otherwise modified through the date hereof.

“Term Loan Facility Primary Collateral” shall have the meaning assigned to such term in the Term Loan Intercreditor Agreement

“Term Loan Intercreditor Agreement” shall mean the Intercreditor Agreement, substantially in the form of Exhibit H hereto, with such changes thereto and with the addition of such parties thereto as the parties thereto may mutually agree, as the same may be amended, restated or otherwise modified from time to time.

“Term Loan Obligations” shall have the meaning assigned to such term in the Term Loan Intercreditor Agreement.

“Termination Date” shall mean the date upon which all Commitments have terminated, no Floorplan Open Approvals, Floorplan Loan Payment Obligations or Letters of Credit are outstanding (or if Floorplan Loan Payment Obligations or Letters of Credit remain outstanding, as to which the Administrative Agent has been furnished a cash deposit or a back up standby letter of credit in accordance with the terms of this Agreement), and the Loans, Floorplan Loan Exposure and LC Exposure, together with all interest, fees and other non-contingent Secured Obligations, have been paid in full in cash.

“Title Company” shall mean any title insurance company as shall be retained by the Borrower and reasonably acceptable to the Administrative Agent.

“Total Assets” shall mean total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis prepared in accordance with GAAP, shown on the most recent balance sheet of the Borrower and its Restricted Subsidiaries as may be expressly stated.

“Total Net Leverage Ratio” shall mean, as of any date, the ratio of (i) (A) Consolidated Indebtedness on such date minus (B) the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of the Borrower and its Restricted Subsidiaries and held by the Borrower and its Restricted Subsidiaries as of such date of determination, as determined in accordance with GAAP to (ii) EBITDA for the most recently ended four fiscal quarters ending immediately prior to such date for which Section 5.04 Financials have been delivered to the Administrative Agent.

“Trade Date” shall have the meaning assigned to such term in Section 9.04(l)(i).

“Transaction Expenses” shall mean any fees, costs or expenses incurred or paid by the Borrower (or any direct or indirect parent of the Borrower) or any of its subsidiaries in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, (a) the execution of this Agreement, (b) the funding of the Loans and the issuance of the Letters of Credit and the other transactions contemplated by this Agreement and the other Loan Documents and (c) the payment of Transaction Expenses.

“Treasury Capital Stock” shall have the meaning set forth in Section 6.03(b)(ii).

“Trigger Year” means any fiscal year of the Borrower during which two or more “triggering events” (as defined in Section 6.11) have occurred or on the last day of which a “triggering event” exists.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect in any applicable jurisdiction from time to time.

“Unrestricted Subsidiary” shall mean:

(a) any subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower, as provided in Section 5.11); and

(b) any subsidiary of an Unrestricted Subsidiary.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(b) the sum of all such payments.

“Wells Fargo CDF” shall have the meaning assigned to such term in the preamble.

“Wells Fargo Intercreditor Agreement” shall mean the Amended and Restated Intercreditor Agreement, dated as of the Original Closing Date, between the Administrative Agent and Wells Fargo CDF (as successor to GE Commercial Distribution Finance Corporation), as the same may be amended, restated or otherwise modified from time to time.

“Wells Fargo Inventory Financing Agreement” shall mean that certain Inventory Financing Agreement, dated as of October 12, 2007, by and among Wells Fargo CDF (as successor to GE Commercial Distribution Finance Corporation), CDW Logistics, Inc., an Illinois corporation, CDW Technologies, Inc., a Wisconsin corporation, CDW Direct, LLC, an Illinois limited liability company, and CDW Government LLC, an Illinois limited liability company, as the same may be amended, restated or otherwise modified from time to time in accordance with the Wells Fargo Intercreditor Agreement.

“WFCF” shall have the meaning assigned to such term in the preamble.

“Wholly-Owned Subsidiary” of any Person shall mean a subsidiary of such Person, 100% of the Equity Interests of which (other than directors’ qualifying shares) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Valuation Reserves” shall mean reserves against Eligible Inventory equal to the sum of the following:

(a) a reserve determined by the Majority Agents in their Permitted Discretion for Inventory the standard cost of which is higher than the actual vendor cost;

(b) a reserve determined by the Majority Agents in their Permitted Discretion for Inventory the standard cost of which does not reflect vendor rebates for such Inventory;

(c) a reserve determined by the Majority Agents in their Permitted Discretion for Inventory the standard cost of which does not reflect earned advertising incentives;

(d) a reserve determined by the Majority Agents in their Permitted Discretion for slow moving Inventory in an amount of up to 25% of the aggregate value of all Inventory that has been on hand for more than 90 days; and

(e) a reserve for inventory shrinkage determined by the Majority Agents in their Permitted Discretion utilizing the Borrower’s historical shrink experience.

SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Articles, Sections, paragraphs, clauses, subclauses, Exhibits and Schedules shall be deemed references to Articles, Sections, paragraphs, clauses and subclauses of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, the Fixed Charge Coverage Ratio, the Consolidated Non-Guarantor Debt Ratio, the Total Net Leverage Ratio, the Senior Secured Net Leverage Ratio (and the financial definitions used therein) shall be construed in accordance with GAAP, as in effect on the Closing Date; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend the Fixed Charge Coverage Ratio, the Consolidated Non-Guarantor Debt Ratio, the Total Net Leverage Ratio, the Senior Secured Net Leverage Ratio or any financial definition used therein to implement the effect of any change in GAAP or the application thereof occurring after the Closing Date on the operation thereof (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend the Fixed Charge Coverage Ratio, the Consolidated Non-Guarantor Debt Ratio, the Total Net Leverage Ratio, the Senior Secured Net Leverage Ratio or any financial definition used therein for such purpose), then the Borrower and the Administrative Agent shall negotiate in good faith to amend the Fixed Charge Coverage Ratio, the Consolidated Non-Guarantor Debt Ratio, the Total Net Leverage Ratio, the Senior Secured Net Leverage Ratio or the definitions used therein (subject to the approval of the Required Lenders) to preserve the original intent thereof in light of such changes in GAAP; provided that all determinations made pursuant to the Fixed Charge Coverage Ratio, the Consolidated Non-Guarantor Debt Ratio, the Total Net Leverage Ratio, the Senior Secured Net Leverage Ratio or any financial definition used therein shall be determined on the basis of GAAP as applied and in effect immediately before the relevant change in GAAP or the application thereof became effective, until the Fixed Charge Coverage Ratio, the Consolidated Non-Guarantor Debt Ratio, the Total Net Leverage Ratio, the Senior Secured Net Leverage Ratio or such financial definition is amended; provided, further, that, if at any time after the Closing Date, any obligations of the Borrower or any of the Restricted Subsidiaries that would not have constituted Indebtedness as of the Closing Date are recharacterized as Indebtedness in accordance with any relevant changes in GAAP, such recharacterized obligations shall not be considered Indebtedness for all purposes hereunder. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time.

SECTION 1.03. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.04. Rounding. The calculation of any financial ratios under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-down if there is no nearest number).

SECTION 1.05. References to Agreements and Laws. Unless otherwise expressly provided herein, (a) all references to documents, instruments and other agreements (including the Loan Documents and organizational documents) shall be deemed to include all subsequent amendments, restatements, amendments and restatements, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendments and restatements, supplements and other modifications are not prohibited by any Loan Document and (b) references to any law, statute, rule or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

SECTION 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that with respect to any payment of interest on or principal of Eurodollar Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

SECTION 1.08. Pro Forma Calculations.

(a) The calculation of all financial ratios and tests (including the Fixed Charge Coverage Ratio, the Consolidated Non-Guarantor Debt Ratio, the Total Net Leverage Ratio, the Senior Secured Net Leverage Ratio) for any four-quarter reference period shall be calculated on a Pro Forma Basis (as defined below) assuming that all acquisitions, dispositions, mergers, amalgamations or consolidations, in each case with respect to an operating unit of a business, made during such four-quarter reference period (including the incurrence, redemption, retirement or extinguishment of any Indebtedness, or the issuance or redemption of Disqualified Stock or Preferred Stock, in connection with any such transaction) had occurred on the first day of the four-quarter reference period. If during such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any of its Restricted Subsidiaries during such period shall have made any acquisition, disposition, merger, amalgamation or consolidation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then such ratio shall be calculated on a Pro Forma Basis for such period as if such acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

(b) Interest on a Capitalized Lease Obligation shall be deemed to accrue at the interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a Pro Forma Basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

(c) For purposes of this Section 1.08, “Pro Forma Basis” shall mean on a basis in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in detail in the relevant Officer’s Certificate or other document provided to the Administrative Agent in accordance with Regulation S-X of the Securities Act.

SECTION 1.09. Leases. Notwithstanding anything herein to the contrary, all leases of equipment (whether operating or Capitalized Lease Obligations) entered into by the Borrower and its Subsidiaries in connection with Bundled Solutions shall be disregarded with respect to any calculation involving leases to the extent such leases are assigned to a Bundled Solutions customer or are otherwise supported by back-to-back leases of such equipment to a Bundled Solutions customer, in each case in the ordinary course of business.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions herein set forth, each Lender severally agrees to make Revolving Loans in dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the total Revolving Exposure exceeding the lesser of (x) the sum of the total Revolving Commitments or (y) the Borrowing Base, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.25. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Revolving Loans and Borrowings; Funding of Borrowings.

(a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.22. Any Protective Advance shall be made in accordance with the procedures set forth in Section 2.25.

(b) Subject to Sections 2.02(e), 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith; provided that all Borrowings made on the Closing Date and at all times after the Closing Date until the earlier to occur of the completion of the primary syndication of the Loans and Commitments as determined by the Administrative Agent and the fifteenth Business Day after the Closing Date must be made as ABR Borrowings but may be converted into Eurodollar Borrowings thereafter in accordance with Section 2.08. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen (15) Eurodollar Borrowings outstanding.

(d) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:30 p.m. to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Pro Rata Percentage; provided that, Swingline Loans shall be made as provided in Section 2.22. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account; provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.23(e) shall be remitted by the Administrative Agent to the Applicable Issuing Bank and (ii) a Protective Advance shall be retained by the Administrative Agent.

(e) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(f) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request either in writing (delivered by hand or facsimile) in a form approved by the Administrative Agent and signed by the Borrower or by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:30 p.m., three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:30 p.m. on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.23(e) may be given not later than 12:30 p.m. on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i) the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and the thirtieth Business Day after such Protective Advance is made.

(b) At all times that cash dominion is in effect pursuant to Section 6.01(b) of the Guarantee and Collateral Agreement, on each Business Day, the Administrative Agent shall apply all funds credited to the Collection Account the previous Business Day (whether or not immediately available) first to prepay any Protective Advances that may be outstanding, second to prepay the Loans (including Swingline Loans) until paid in full and then to cash collateralize outstanding LC Exposure and Floorplan Loan Exposure.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note in substantially the form of Exhibit G with appropriate insertions and deletions (each a “Note”). In such event, the Borrower shall execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.05. Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at a per annum rate equal to the Applicable Commitment Fee Percentage of the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which the Lenders’ Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the last day of each March, June, September and December and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit at a per annum rate equal to the Applicable Percentage applicable to Eurodollar Loans, on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, cancellation, negotiation, transfer, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar quarter shall be payable on the first Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 15 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent, including, without limitation, the fees contemplated in the Agent Fee Letter.

(d) The Administrative Agent agrees to pay to each Revolving Lender, for its own account, for each period set forth below, a fee (the “Floorplan Loan Exposure Fee”) in an amount equal to (i) the Applicable Floorplan Loan Exposure Fee Percentage per annum multiplied by (ii) the product of (A) a fraction, the numerator of which is the average daily amount of the Revolving Commitment (or, if the Revolving Commitments have terminated, the aggregate Revolving Exposure) of such Revolving Lender during such period and the denominator of which is average daily amount of aggregate Revolving Commitments (or, if the Revolving Commitments have terminated, the aggregate Revolving Exposure) of all Revolving Lenders during such period multiplied by (B) the average daily amount of the Floorplan Loan Exposure (but excluding that portion attributable to unreimbursed Floorplan Loan Payments) for such period. After receipt of the corresponding fee from the Floorplan Funding Agent, the Administrative Agent shall pay the Floorplan Loan Exposure Fee to each Revolving Lender in arrears on (i) the first Business Day of each calendar quarter for the preceding calendar quarter (or portion thereof), commencing on the first such date to occur following the Closing Date and continuing until the date upon which the Floorplan Loan Exposure (other than unreimbursed Floorplan Loan Payments) is permanently reduced to $0 upon or following the Termination Date, and (ii) on the date the Floorplan Loan Exposure (other than unreimbursed Floorplan Loan Payments) is permanently reduced to $0 upon or following the Termination Date.

SECTION 2.06. Interest on Loans.

(a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in effect from time to time.

(b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time.

(c) Each Protective Advance shall bear interest at the Alternate Base Rate plus the Applicable Percentage in effect from time to time plus 2%.

(d) Interest, including interest payable pursuant to Section 2.07, shall be computed on the basis of the actual number of days elapsed over a year of 360 days (other than computations of interest for ABR Loans, which shall be made by the Administrative Agent on the basis of the actual number of days elapsed over a year of 365 or 366 day, as applicable) and shall be calculated from and including the date of the Borrowing to, but excluding, the date of repayment thereof. Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan and upon termination of the Commitments, except that (i) interest accrued pursuant to Section 2.07 shall be payable on demand of the Required Lenders, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07. Default Interest. If an Event of Default under Section 7.01(b) or (c) shall have occurred and shall be continuing, by acceleration or otherwise, then, upon the request of the Required Lenders until the related defaulted amount shall have been paid in full, to the extent permitted by law, such overdue amount shall bear interest (after as well as before judgment), payable on demand, (a) in the case of principal of a Loan, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum equal to the rate that would be applicable to an ABR Loan plus 2.00% per annum.

SECTION 2.08. Alternate Rate of Interest. In the event, and on each occasion, that (i) the Administrative Agent shall have reasonably determined that deposits in the principal amounts and denominations of the Loans comprising any Borrowing are not generally available in the London interbank market, or that the rates at which such deposits are being offered in the London interbank market will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during the applicable Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period or (ii) the Required Lenders notify the Administrative Agent that the Adjusted LIBO Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans for such Interest Period, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (which the Administrative Agent agrees to give promptly after such circumstances no longer exist), each affected Eurodollar Loan shall automatically, on the last day of the current Interest Period for such Loan, convert into an ABR Loan and the obligations of the Lenders to make Eurodollar Loans denominated in dollars or to convert ABR Loans into Eurodollar Loans shall be suspended until the Administrative Agent shall notify the Borrower that the Required Lenders have determined that the circumstances causing such suspension no longer exist. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, all Commitments shall terminate on the Maturity Date.

(a) The Borrower may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or a back up standby letter of credit reasonably satisfactory to the Administrative Agent) equal to 103% of the LC Exposure as of such date), (iii) the furnishing to the Administrative Agent of a cash deposit (or a standby letter of credit reasonably satisfactory to the Administrative Agent) equal to 103% of the Floorplan Loan Exposure as of such date, (iv) the payment in full of the accrued and unpaid fees, and (v) the payment in full of all reimbursable expenses and other Obligations (including Floorplan Loan Payments) together with accrued and unpaid interest thereon.

(b) The Borrower may from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not reduce the Revolving Commitments if (A) after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.04(b), the total Revolving Exposure would exceed the lesser of the total Revolving Commitments and the Borrowing Base or (B) after giving effect to such reduction, the aggregate amount of the Lenders’ Revolving Commitments is less than $250,000,000.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time (subject to Section 2.02(b)) upon prior written or fax notice to the Administrative Agent (i) not later than 12:30 p.m., one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing and (ii) not later than 12:30 p.m., three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, subject in each case to the following:

(a) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(b) if less than all of the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(b) and 2.02(c) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(c) each conversion shall be effected by each Lender and the Administrative Agent recording, for the account of such Lender, the Type of such Loan resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion; and

(d) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16.

Each notice pursuant to this Section 2.10 shall be irrevocable (subject to Sections 2.08 and 2.15) and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted into an ABR Borrowing. This Section shall not apply to Swingline Borrowings or Protective Advances, which shall at all times be ABR Borrowings.

SECTION 2.11. [Intentionally Reserved]

SECTION 2.12. Optional Prepayments. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 12:30 p.m. three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 12:30 p.m. one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

SECTION 2.13. Mandatory Prepayments.

(a) In the event and on such occasion that the total Revolving Exposure exceeds the lesser of (i) the aggregate Revolving Commitments or (ii) the Borrowing Base, the Borrower shall prepay the Revolving Loans, Floorplan Loan Exposure, LC Exposure and/or Swingline Loans in an aggregate amount equal to such excess.

(b) In the event that any Borrower or any Loan Party shall receive any Net Cash Proceeds with respect to a Disposition or Property Loss Event at any time that cash dominion is in effect pursuant to Section 6.01(b) of the Guarantee and Collateral Agreement, then the Borrower (or such other Loan Party) shall immediately deposit such Net Cash Proceeds in a Collateral Deposit Account for application to the Obligations in accordance with Section 2.04(b).

(c) All prepayments required by this Section 2.13 shall be applied first to prepay any Protective Advances that may be outstanding and second to reduce the outstanding principal balance of the Revolving Loans, including Swingline Loans (without a permanent reduction of the Revolving Commitment) and to cash collateralize outstanding LC Exposure and Floorplan Loan Exposure.

SECTION 2.14. Reserve Requirements; Change in Circumstances.

(a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit, compulsory loan insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or any Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender, such Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender, Floorplan Loan Payment Obligation or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or such Issuing Bank of making, continuing, converting to or maintaining any Eurodollar Loan or Floorplan Loan Payment Obligations or increase the cost to any Lender of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or such Issuing Bank to be material, then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank shall have determined that any Change in Law regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made, Floorplan Loan Payment Obligations paid or participations in Loans purchased by such Lender pursuant hereto or the Letters of Credit issued by such Issuing Bank pursuant hereto to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity requirements) by an amount deemed by such Lender or such Issuing Bank to be material, then the Borrower shall pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower, shall describe the applicable Change in Law, the resulting costs incurred or reduction suffered (including a calculation thereof), certifying that such Lender is generally charging such amounts to similarly situated borrowers and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as applicable, the amount shown as due on any such certificate delivered by it within 30 days after its receipt of the same.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender or any Issuing Bank under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 180 days prior to such request; provided further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 180-day period. The protection of this Section shall be available to each Lender and the respective Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed; provided that if, after the payment of any amounts by the Borrower under this Section, any Change in Law in respect of which a payment was made is thereafter determined to be invalid or inapplicable to the relevant Lender or Issuing Bank, then such Lender or Issuing Bank shall, within 30 days after such determination, repay any amounts paid to it by the Borrower hereunder in respect of such Change in Law.

(e) Notwithstanding anything in this Section 2.14 to the contrary, this Section 2.14 shall not apply to any Change in Law with respect to Taxes, which shall be governed exclusively by Section 2.20.

SECTION 2.15. Change in Legality.

(a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a

Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by such Lender shall be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b) For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower. Such Lender shall withdraw such notice promptly following any date on which it becomes lawful for such Lender to make and maintain Eurodollar Loans or give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan.

SECTION 2.16. Indemnity. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder other than by operation of Section 2.08 (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period (exclusive of any loss of anticipated profits). A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 2.17. Pro Rata Treatment; Intercreditor Agreements.

(a) Except as provided below in this Section 2.17 and as required under Section 2.13, 2.14, 2.15, 2.16 or 2.20, each Revolving Borrowing, each payment or prepayment of principal of any Revolving Borrowing, each payment of interest on the Loans, each payment of the commitment fee under Section 2.05(a) and the participation fee under Section 2.05(b), each reduction of the Revolving Commitments and each conversion of any Revolving Borrowing to or continuation of any Revolving Borrowing as a Revolving Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Revolving Commitments (or, if such Revolving Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their respective applicable outstanding Loans). For purposes of determining the available Revolving Commitments of the Lenders at any time, each outstanding Swingline Loan shall be deemed to have utilized the Revolving Commitments of the Lenders (including those Lenders which shall not have made Swingline Loans) pro rata in accordance with such respective Revolving Commitments. In addition, in computing such Lender’s portion of any Revolving Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Revolving Borrowing to the next higher or lower whole dollar amount.

(b) Notwithstanding anything to the contrary contained in this Agreement, any payment or other distribution (whether from proceeds of collateral or any other source, whether in the form of cash, securities or otherwise, and whether made by any Loan Party or in connection with any exercise of remedies by the Administrative Agent or any Lender) (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.13) or (C) amounts to be applied from the Collection Account when cash dominion is in effect pursuant to Section 6.01(b) of the Guarantee and Collateral Agreement (which shall be applied in accordance with Section 2.04(b)) or (ii) made or applied in respect of any of the Obligations during the existence of an Event of Default under Sections 7.01(b) or (c) or during the existence of any other Event of Default (if the Administrative Agent or the Required Lenders so direct) or during or in connection with Insolvency Proceedings involving any Loan Party (or any plan of liquidation, distribution or reorganization in connection therewith), shall be made or applied, as the case may be, in the following order of priority (with higher priority Obligations to be paid in full prior to any payment or other distribution in respect of lower priority Obligations): (i) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such and the Issuing Banks in their capacity as such (ratably among the Administrative Agent and the Issuing Banks in proportion to the respective amounts described in this clause first payable to them) (other than in connection with amounts constituting Banking Services Obligations or Hedging Obligations); (ii) second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, including attorney fees (ratably among such Lenders in proportion to the respective amounts described in this clause second payable to them) (other than in connection with amounts constituting Banking Services Obligations or Hedging Obligations); (iii) third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including any default interest) on the Protective Advances, including interest accruing after the filing or commencement of any Insolvency Proceedings in respect of any Loan Party, whether or not any claim for post-filing or post-petition interest is or would be allowed, allowable or otherwise enforceable in any such Insolvency Proceedings; (iv) fourth, to payment of that portion of the Obligations constituting unpaid principal of the Protective Advances, (v) fifth, to payment of that portion of the Obligations constituting accrued and unpaid interest (including any default interest) on the Revolving Loans, Swingline Loans, Floorplan Loan Exposure and LC Exposure (ratably among such Lenders in proportion to the respective amounts described in this clause fifth payable to them), including interest accruing after the filing or commencement of any Insolvency Proceedings in respect of any Loan Party, whether or not any claim for post-filing or post-petition interest is or would be allowed, allowable or otherwise enforceable in any such Insolvency Proceedings; (vi) sixth, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Loans, Swingline Loans, unpaid LC Disbursements, LC Exposure and Floorplan Loan Exposure (including any termination payments and any accrued and unpaid interest thereon) (ratably among such Lenders in proportion to the respective amounts described in this clause sixth held by them); (vii) seventh, to the Administrative Agent for the account of the Issuing Banks, to cash collateralize all Letters of Credit and Floorplan Loan Payment Obligations then outstanding; (viii) eighth, to payment of any amounts owing with respect to Banking Services Obligations and Hedging Obligations, in each case to the extent constituting Secured Obligations; (ix) ninth, to the payment of any other Secured Obligation due to any Agent or any Lender or any of their respective Affiliates; and (x) last, in the case of proceeds of collateral, the balance, if any, thereof, after all of the Secured Obligations have been paid in full, to the Borrower or as otherwise required by applicable law. Each Lender agrees that the provisions of this Section 2.17 (including the priority of the Secured Obligations as set forth herein) constitute an intercreditor agreement among them for value received that is independent of any value received from the Loan Parties, and that such agreement shall be enforceable as against each Lender, including in any Insolvency Proceedings in respect of any Loan Party, to the same extent that such agreement is enforceable under applicable non-bankruptcy law (including pursuant to Section 510(a) of the U.S. federal Bankruptcy Code or any comparable provision of applicable insolvency law), and that, if any Lender receives any payment or distribution in respect of any Obligation (including in connection with any Insolvency Proceedings or any plan of liquidation, distribution or reorganization therein) to which such Lender is not entitled in accordance with the priorities set forth in this Section 2.17, such amount shall be held in trust by such Lender for the benefit of the Person or Persons entitled to such payment or distribution hereunder, and promptly shall be turned over by such Lender to the Administrative Agent for distribution to the Person or Persons entitled to such payment or distribution in accordance with this Section 2.17. Notwithstanding anything in this Agreement or the Loan Documents to the contrary, amounts received from any Guarantor that is not a Qualified ECP Guarantor shall not be applied to any Excluded Swap Obligations of such Guarantor.

(c) At the election of the Administrative Agent, (A) all payments of principal, interest and LC Disbursements and (B) upon the occurrence and during the continuance of an Event of Default, all payments of fees, premiums, reimbursable expenses (including all reimbursement for fees and expenses pursuant to Section 9.05), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrower maintained with the Administrative Agent. The Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans), but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.05), and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.22 or 2.25, as applicable and (ii) upon the occurrence and during the continuance of an Event of Default, the Administrative Agent to charge any deposit account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it become due hereunder or any other amount due under the Loan Document.

SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against either Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan, Floorplan Loan Payment or LC Disbursement as a result of which the unpaid principal portion of its Loans, Floorplan Loan Payments and participations in LC Disbursements shall be proportionately less than the unpaid principal portion of the Loans, Floorplan Loan Payments and participations in LC Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans, Floorplan Loan Exposure and LC Exposure of such other Lender, so that the aggregate unpaid principal amount of the Loans, Floorplan Loan Exposure and LC Exposure and participations in Loans, Floorplan Loan Exposure and LC Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans, Floorplan Loan Exposure and LC Exposure then outstanding as the principal amount of its Loans, Floorplan Loan Exposure and LC Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans, Floorplan Loan Exposure and LC Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest and (ii) the provisions of this Section 2.18 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. The Borrower expressly consent to the foregoing arrangements and agrees that any Lender holding a participation in a Loan, Floorplan Loan Payment or LC Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

SECTION 2.19. Payments. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 3:00 p.m. on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the

Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 383 Madison Avenue, New York, New York, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars. At all times that cash dominion is in effect pursuant to Section 6.01(b) of the Guarantee and Collateral Agreement, solely for purposes of determining the amount of Loans available for borrowing purposes, checks (in addition to immediately available funds applied pursuant to Section 2.04(b)) from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the Obligations, on the Business Day of receipt, if received prior to 3:00 p.m. on such Business Day, and otherwise on the Business Day after receipt, in each case subject to actual collection.

SECTION 2.20. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if any Indemnified Taxes or Other Taxes are required to be withheld or deducted from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.20) the Administrative Agent or Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower or such Loan Party shall make such deductions or withholdings and (iii) the Borrower or such Loan Party shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, in each case, whether or not such Indemnified Taxes (but not Other Taxes) were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if, after the payment of any amounts by the Borrower under this Section, any such Indemnified Taxes in respect of which a payment was made are thereafter determined to have been incorrectly or illegally imposed, then the relevant recipient of such payment shall, within 30 days after such determination, repay any amounts paid to it by the Borrower hereunder in respect of such Indemnified Taxes; provided, further, that the Borrower shall not be required to indemnify the Administrative Agent or any Lender pursuant to this Section 2.20(c) for any amounts incurred more than six months prior to the date the Administrative Agent, such Lender or Issuing Bank, as applicable, notifies the Borrower of its intention to claim compensation therefor. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on behalf of itself, a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Foreign Lender shall (a) furnish to the Borrower (with a copy to the Administrative Agent) on or before the date it becomes a party to the Agreement either (i) two accurate and complete originally executed copies of U.S. Internal Revenue Service (“IRS”) Form W-8BEN (or successor form), (ii) two accurate and complete originally executed copies of IRS Form W-8ECI (or successor form) or (iii) two accurate and complete originally executed copies of IRS Form W-8IMY (or successor form) together with any required attachments, certifying, in any case, to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all payments hereunder and (b) provide to the Borrower (with a copy to the Administrative Agent) a new Form W-8BEN (or successor form), Form W-8ECI (or successor form) or Form W-8IMY (or successor form) together with any required attachments upon (i) the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any payment hereunder, (ii) the occurrence of any event requiring a change in the most recent form previously delivered by it and (iii) from time to time if requested by the Borrower or the Administrative Agent; provided that any Foreign Lender that is relying on the so-called “portfolio interest exemption” shall also furnish a “Non-Bank Certificate” in the form of Exhibit E together with a Form W-8BEN. If a payment made to a Foreign Lender would be subject to United States federal withholding tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Agent and the Borrower documentation, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, prescribed by the Internal Revenue Service (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary to demonstrate that such Lender has complied with applicable reporting requirements of FATCA so that payments made to such Lender hereunder would not be subject to U.S. federal withholding taxes under FATCA, or, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.20(e), “FATCA” shall include any amendments made to FATCA or successors thereto after the date of this Agreement. Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.

(f) Any Lender or Issuing Bank that is a United States Person, or the Administrative Agent if it is a United States Person, in either case as defined in Section 7701(a)(30) of the Code, shall (unless such Lender, Issuing Bank, or Administrative Agent may be treated as an exempt recipient based on the indicators described in Treasury Regulation Section 1.6049-4(c)(1)(ii)(A)(1)) deliver to the Borrower (with a copy to the Administrative Agent), at the times specified in Section 2.20(e), two accurate and complete original signed copies of IRS Form W-9, or any successor form that such Person is entitled to provide at such time, in order to qualify for an exemption from United States back-up withholding requirements.

(g) In the event that the Borrower is resident in or conducts business in Puerto Rico, each Lender or Issuing Bank that is not a resident of Puerto Rico for Puerto Rican Tax purposes shall file any certificate or document reasonably requested by the Borrower and, when prescribed by applicable law and reasonably requested by the Borrower, update or renew any such certificate or document, pursuant to any applicable law or regulation, if such filing (i) would eliminate or reduce the amount of withholding Taxes imposed by Puerto Rico with respect to any payment hereunder and (ii) would not, in the sole discretion of such Lender, result in a legal, economic or regulatory disadvantage to such Lender.

(h) If the Administrative Agent, a Lender or Issuing Bank determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.20 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that (i) the Borrower, upon the request of the Administrative Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Bank in the event the Administrative Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority and (ii) nothing herein contained shall interfere with the right of a Lender or Administrative Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Administrative Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(i) For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the parties hereto shall treat the Loans and this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

SECTION 2.21. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate.

(a) If any Lender or Issuing Bank requests compensation under Section 2.14 or delivers a notice described in Section 2.15 or if the Borrower is required to pay any additional amount to any Lender or Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.20, then such Lender or Issuing Bank, as applicable, shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or Issuing Bank, as applicable, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.20, as the case may be, in the future, (ii) would eliminate the circumstances permitting the Lender to provide a notice described in Section 2.15 and (iii) would not subject such Lender or Issuing Bank, as applicable, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or Issuing Bank, as applicable. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or Issuing Bank in connection with any such designation or assignment.

(b) If any Lender or Issuing Bank requests compensation under Section 2.14 or delivers a notice described in Section 2.15 or if the Borrower is required to pay any additional amount to any Lender or Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.20, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender or Issuing Bank and the Administrative Agent (and, in the case of a Defaulting Lender, the Floorplan Funding Agent), require such Lender or Issuing Bank, as applicable, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, in the case of a Defaulting Lender, the Floorplan Funding Agent), which consent(s) shall not unreasonably be withheld, (ii) such Lender or Issuing Bank, as applicable, shall have received payment of an amount equal to the outstanding principal of its Loans, Floorplan Loan Payments and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments. A Lender or Issuing Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or Issuing Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender and Issuing Bank hereby grants to the Administrative Agent an irrevocable power of attorney (which power of attorney is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in respect of the circumstances contemplated by this Section 2.21.

(c) If (i) any Lender or any Issuing Bank requests compensation under Section 2.14, (ii) any Lender or any Issuing Bank delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or any Issuing Bank or any Governmental Authority on account of any Lender or any Issuing Bank, pursuant to Section 2.20, then such Lender or such Issuing Bank shall use reasonable efforts (which shall not require such Lender or such Issuing Bank to take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be material) to file any certificate or document reasonably requested by the Borrower if such filing would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future.

SECTION 2.22. Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000, (ii) the total Revolving Exposure exceeding the lesser of the total Revolving Commitments and Availability or (iii) the aggregate principal amount of outstanding Swingline Loans (to the extent that the other Lenders shall not have funded their participations) and Revolving Exposure of the Swingline Lender (solely in its capacity as a Lender) exceeding the Revolving Commitment of the Swingline Lender; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by facsimile), not later than 2:00 p.m. on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the Funding Account (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.23(e), by remittance to the Applicable Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.17(c), by remittance to the Administrative Agent to be distributed to the Lenders) by 4:00 p.m. on the requested date of such Swingline Loan.

(b) The Swingline Lender may by written notice given to the Administrative Agent not later than noon on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Sections 2.02(d) and (e) with respect to Loans made by such Lender (and Sections 2.02(d) and (e) shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the

Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(c) The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Revolving Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the Revolving Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 1:00 p.m. on the date of such requested Settlement (the “Settlement Date”). Each Revolving Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Revolving Lender’s Pro Rata Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 3:00 p.m. on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Pro Rata Percentage of such Swingline Loan, shall constitute Revolving Loans of such Revolving Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Revolving Lender on such Settlement Date, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.02(e).

SECTION 2.23. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit in U.S. dollars for its own account or for the account of the Borrower and any of the Subsidiary Guarantors, with each Letter of Credit being in a form reasonably acceptable to the Administrative Agent and the Applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, in no event shall Barclays or RBC be required to issue Letters of Credit that are not standby Letters of Credit.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Applicable Issuing Bank) to the Applicable Issuing Bank and the Administrative Agent (prior to 12:30 p.m. at least three Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Applicable Issuing Bank, the Borrower also shall submit a letter of credit application on the Applicable Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $125,000,000, (ii) the total Revolving Exposure shall not exceed the lesser of the total Revolving Commitments and the Borrowing Base and (iii) the Issuing Bank Issued Amount with respect to the Applicable Issuing Bank shall not exceed the Issuing Bank Individual Sublimit of the Applicable Issuing Bank.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Applicable Issuing Bank or the Revolving Lenders, the Applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Applicable Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Applicable Issuing Bank, such Lender’s Pro Rata Percentage of each LC Disbursement made by the Applicable Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Applicable Issuing Bank shall make any LC Disbursement in respect of such Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than noon on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m. on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than noon, on the Business Day immediately following the day that the Borrower receives such notice; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.22 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Pro Rata Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Pro Rata Percentage of the payment then due from the Borrower, in the same manner as provided in Sections 2.02(d) and 2.02(e) with respect to Loans made by such Lender (and Sections 2.02(d) and 2.02(e) shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Applicable Issuing Bank, then to such Lenders and the Applicable Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Applicable Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Letter of Credit’s Applicable Issuing Bank; provided that the foregoing (including clauses (i), (ii), (iii) and (iv) of the previous sentence) shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s gross negligence or willful misconduct on the part of such Issuing Bank (as finally determined by a court of competent jurisdiction). In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Applicable Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Applicable Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Applicable Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Applicable Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.07 shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Applicable Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank and Additional Issuing Banks.

(i) Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii) The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders (not to exceed three (3) such Lenders at any time) to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph (i)(ii) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Lender.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Required Lenders (or, if the maturity of the Loans has been accelerated, the Administrative Agent) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all such Defaults have been cured or waived.

SECTION 2.24. Revolving Commitment Increase.

(a) The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more increases in the amount of the Revolving Commitments (each such increase, a “Revolving Commitment Increase”); provided that both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Event of Default shall exist. Each Revolving Commitment Increase shall be in an aggregate principal amount that is not less than $25,000,000 (or such lower amount that either (A) represents all remaining availability under the limit set forth in the next sentence or (B) is acceptable to the Administrative Agent). Notwithstanding anything to the contrary herein, the aggregate amount of the Revolving Commitment Increases shall not exceed $300,000,000. Each notice from the Borrower pursuant to this Section 2.23 shall set forth the requested amount and proposed terms of the relevant Revolving Commitment Increase. Revolving Commitment Increases may be made by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”); provided that the relevant Persons under Section 9.04(b) shall have consented (in each case, not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s Revolving Commitment Increase, if such consent would be required under Section 9.04(b) for an assignment of Revolving Loans to such Lender or Additional Lender. The Arrangers agree, upon the request of the Borrower and pursuant to mutually satisfactory engagement and compensation arrangements, to use their commercially reasonable efforts to obtain any Additional Lenders to make any such requested Revolving Commitment Increase; provided that the Arrangers’ agreement to use such efforts does not constitute a commitment to provide any such requested Revolving Commitment Increase.

(b) Commitments in respect of Revolving Commitment Increase shall become Revolving Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Revolving Commitment Increase, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.22. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, a “Revolving Commitment Increase Closing Date”) of each of the conditions set forth in Section 4.01 (it being understood that all references to “the date of such Borrowing” or similar language in such Section 4.01 shall be deemed to refer to the effective date of such Incremental Amendment). The Borrower may use the proceeds of Revolving Loans provided pursuant to any Revolving Commitment Increase for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Revolving Commitment Increase unless it so agrees in its sole discretion. Any Lender that fails to respond to a request to increase its Revolving Commitment shall be deemed to have declined such request.

(c) The Revolving Loans and Revolving Commitments established pursuant to this paragraph shall constitute Revolving Loans and Revolving Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by the Security Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Revolving Loans or any such new Revolving Commitments.

(d) After giving effect to any Revolving Commitment Increase, it may be the case that the outstanding Revolving Loans are not held pro rata in accordance with the new Revolving Commitments. In order to remedy the foregoing, on the effective date of the applicable Revolving Commitment Increase, the Lenders (including, without limitation, any Additional Lenders) shall make advances among themselves so that after giving effect thereto the Revolving Loans will be held by the Lenders (including, without limitation, any Additional Lenders), pro rata in accordance with the Pro Rata Percentages hereunder (after giving effect to the applicable Revolving Commitment Increase).

(e) This Section 2.24 shall supersede any provisions in Section 2.18 or 9.08 to the contrary.

SECTION 2.25. Protective Advances.

(a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrower and the Lenders, from time to time following the occurrence and during the continuance of a Default or an Event of Default, in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrower, on behalf of all Lenders, which the Administrative Agent, in its discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.05) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed 5.0% of the Borrowing Base as then in effect (based on the Borrowing Base Certificate last delivered); provided, further that, the aggregate amount of Revolving Exposure (including outstanding Protective Advances) shall not exceed the aggregate Revolving Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be ABR Borrowings. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.25(b).

(b) Upon the making of a Protective Advance by the Administrative Agent, each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Pro Rata Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

SECTION 2.26. Floorplan Loans.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request that the Floorplan Funding Agent issue Floorplan Approvals to finance the purchase by the Borrower and certain of the Subsidiary Guarantors of Inventory from Floorplan Approved Vendors, at any time and from time to time during the Availability Period; provided, however, that the Floorplan Funding Agent may assume that the Availability Period has not been terminated until it receives written notice of such termination from the Administrative Agent. A Floorplan Approval shall be issued only if (and upon issuance of each Floorplan Approval, the Borrower shall be deemed to represent and warrant that (it being understood and agreed that the Floorplan Funding Agent shall not be deemed to have made any representation or warranty with respect to)), after giving effect to such issuance, the sum of the aggregate Floorplan Open Approvals plus the total Revolving Exposure shall not exceed the lesser of the total Revolving Commitments and the Borrowing Base. From and after the date on which the Floorplan Funding Agent has actual knowledge of any Default, and so long as such Default is continuing, (i) no further Floorplan Approvals will be issued if the Floorplan Funding Agent so chooses in its sole discretion to no longer issue Floorplan Approvals or if the Administrative Agent or the Required Lenders direct in writing the Floorplan Funding Agent to no longer issue Floorplan Approvals and (ii) the Floorplan Funding Agent may elect in its discretion to cancel all Floorplan Open Approvals (other than Floorplan Open Approvals that are not cancellable). In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Floorplan Inventory Financing Agreement, the terms and conditions of this Agreement shall control.

(b) Issuance of Floorplan Approvals; Funding of Floorplan Loans. Upon the Floorplan Funding Agent’s receipt from a Floorplan Approved Vendor of an invoice with respect to Inventory financed under a Floorplan Approval (a “Floorplan Approved Invoice”), the Borrower shall be deemed (automatically and without any further action on the part of the Borrower) to have requested a Floorplan Loan from the Floorplan Funding Agent in an amount equal to the face amount of such Floorplan Approved Invoice, which Floorplan Loan shall be deemed to be fully funded as of the date of such Floorplan Approved Invoice. The unpaid principal balance of each Floorplan Loan shall be payable in full on the earlier of (i) such date that such Floorplan Approved Invoice is due pursuant to the terms of the floorplan program then made available to the Borrower by the applicable Floorplan Approved Vendor and (ii) the Maturity Date (the earlier of such dates, a “Floorplan Due Date”). The proceeds of each Floorplan Loan will be retained by the Floorplan Funding Agent and the Floorplan Funding Agent will be directly responsible for paying the related Floorplan Approved Invoice (it being understood that the terms of such payment will be negotiated between the Floorplan Funding Agent and the applicable Floorplan Approved Vendor). Prior to the Floorplan Due Date with respect to any Floorplan Loan, the Borrower may prepay such Floorplan Loan in full on terms and conditions agreed upon by the Floorplan Funding Agent.

(c) Floorplan Loan Payment Obligations. On the date of a Floorplan Approved Invoice to be funded with the proceeds of a Floorplan Loan and without any further action on the part of the Floorplan Funding Agent, the Borrower or the Revolving Lenders, each Revolving Lender hereby acquires and shall have an unconditional and absolute obligation to repay to the Floorplan Funding Agent, without setoff or counterclaim, a portion of such Floorplan Loan on the Floorplan Due Date thereof in an amount equal to such Revolving Lender’s Pro Rata Percentage of such Floorplan Loan (each such obligation, a “Floorplan Loan Payment Obligation” and each payment made by a Revolving Lender in respect thereof, a “Floorplan Loan Payment”), regardless of the occurrence and continuance of a Default or a reduction or termination of the Commitments or any other event or condition whatsoever, but only so long as (a) the Floorplan Funding Agent has reported the amount of such Floorplan Loan to the Administrative Agent in accordance with Section 2.26(g), (b) on the Business Day on which the Administrative Agent receives such report under clause (a) above, the Floorplan Loan Exposure with respect to such Floorplan Loan (together with the Floorplan Loan Exposure with respect to all other Floorplan Loans reported by the Floorplan Funding Agent to the Administrative Agent on such day) would not exceed Availability as reported by the Administrative Agent to the Floorplan Funding Agent on such Business Day in accordance with Section 2.26(g). On the date of a Floorplan Approved Invoice to be funded with the proceeds of a Floorplan Loan and without any further action on the part of the Floorplan Funding Agent, the Borrower or the Revolving Lenders, the Borrower hereby becomes and shall be obligated to reimburse the Revolving Lenders for all Floorplan Loan Payments without setoff or counterclaim, which obligation shall be absolute and unconditional irrespective of any defense (other than payment of reimbursement obligation in full) based on or arising out of any defense of the Borrower or any other Loan Party or the unenforceability of such reimbursement obligation from any cause, or the cessation from any cause of the liability of the Borrower or any other Loan Party, other than the occurrence of the Termination Date, each of which defenses the Borrower hereby waives to the fullest extent permitted by applicable law. The Administrative Agent and each Lender acknowledge and agree that neither the Lenders’ Floorplan Loan Payment Obligations nor any Floorplan Loan Payment shall give the Administrative Agent or any Lender any right or claim against any Floorplan Approved Vendors.

(d) Payments; Reimbursement. On the Floorplan Due Date of each Floorplan Loan, the Borrower shall reimburse the Revolving Lenders for the aggregate amount of all Floorplan Loan Payments payable by the Revolving Lenders on such date (each such amount, a “Floorplan Required Payment”) by paying such Floorplan Required Payment to the Administrative Agent, for the account of the Revolving Lenders, not later than noon on such date, which Floorplan Required Payment shall be paid by the Borrower or, to the extent not paid by the Borrower by noon on such date and, absent receipt by the Administrative Agent of written notice from the Borrower that it is contesting the calculation of such Floorplan Required Payment at least one Business Day prior to the applicable Floorplan Due Date and subject to the conditions to borrowing set forth herein, be financed with a Revolving Loan or Swingline Loan in an equivalent amount (each of which the Borrower shall be deemed to have requested pursuant to Section 2.03 or Section 2.22(a)) and, to the extent so financed, the Borrower’s obligation to make such Floorplan Required Payment shall be discharged and replaced by the resulting Revolving Loan or Swingline Loan. On the Floorplan Due Date of each Floorplan Loan, (i) in the event the Borrower shall have paid a Floorplan Required Payment to the Administrative Agent by the time required on the applicable Floorplan Due Date under the first sentence of this subsection (d), the Administrative Agent, on behalf of the Revolving Lenders, shall pay to the Floorplan Funding Agent, without setoff or counterclaim, the aggregate Floorplan Loan Payments due in respect of such Floorplan Loan, and upon the funding thereof in immediately available funds to the Floorplan Funding Agent, the Revolving Lenders’ obligations to the Floorplan Funding Agent in respect of such Floorplan Loan shall be deemed fully and finally discharged, or (ii) in the event the Borrower shall not have paid a Floorplan Required Payment to the Administrative Agent by the time required on the applicable Floorplan Due Date under the first sentence of this subsection (d), the Administrative Agent shall notify each Revolving Lender of its Floorplan Loan Payment then due, and each Revolving Lender shall be unconditionally and irrevocably obligated to pay such amount, without setoff or counterclaim, by wire transfer of immediately available funds by 2:00 p.m. on such day to the account of the Administrative Agent most recently designated for such purpose by notice to the Revolving Lenders, and the Administrative Agent will pay such amounts, without setoff or counterclaim, to the Floorplan Funding Agent, and upon the funding thereof in immediately available funds to the Floorplan Funding Agent, the Revolving Lenders’ obligations to the Floorplan Funding Agent in respect of such Floorplan Loan shall be deemed fully and finally discharged.

(e) Obligations Absolute. The Borrower’s obligation to reimburse Floorplan Loan Payments as provided in paragraph (d) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Floorplan Approved Invoice or this Agreement, or any term or provision therein or herein, or (ii) any other event or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Floorplan Funding Agent, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance of any Floorplan Approved Invoice or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any notice or other communication under or relating to any Floorplan Approved Invoice, any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Floorplan Funding Agent. The Revolving Lenders’ obligations to make Floorplan Loan Payments as provided in paragraph (d) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Floorplan Approved Invoice or this Agreement, or any term or provision therein or herein, or (ii) any other event or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Revolving Lenders’ obligations hereunder.

(f) Interest on Floorplan Loan Payments. Unless the Borrower shall reimburse the Revolving Lenders in full for any Floorplan Loan Payments on the date such Floorplan Loan Payments are made (including with the proceeds of Revolving Loans and Swingline Loans deemed made in accordance with subsection (d) of this Section 2.26), the unpaid amount thereof shall bear interest, for each day from and including the date such Floorplan Loan Payments are made to but excluding the date the Borrower reimburses such Floorplan Loan Payments, at the rate per annum then applicable to ABR Loans; provided that Section 2.07 shall apply. Such interest shall be due and payable in arrears on the last day of each calendar month or earlier upon demand by Administrative Agent.

(g) Reporting. Prior to 12:00 noon on each Business Day, the Floorplan Funding Agent shall electronically deliver to the Administrative Agent and the Borrower a report setting forth (i) the aggregate principal amount of Floorplan Loans funded by the Floorplan Funding Agent as of the close of business on the immediately preceding Business Day and not previously reported to the Administrative Agent and the Borrower pursuant to this clause, (ii) the aggregate principal amount of Floorplan Loans outstanding as of the close of business on the immediately preceding Business Day, (iii) the aggregate amount of Floorplan Open Approvals as of the close of business on the immediately preceding Business Day and (iv) the aggregate principal amount of Floorplan Loans maturing on each of the next succeeding five (5) days. Prior to 4:00 p.m. on each Business Day, the Administrative Agent shall electronically deliver to the Floorplan Funding Agent (i) its calculation of Availability as of such date (and after giving effect to all Borrowings made, Floorplan Required Payments made, Loans repaid and Letters of Credit issued, amended or canceled, on such date) and (ii) the aggregate amount of any past-due Floorplan Required Payments as of such date.

(h) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Required Lenders (or, if the maturity of the Loans has been accelerated, the Administrative Agent) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “Floorplan Collateral Account”), an amount in cash equal to 103% of the Floorplan Loan Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Administrative Agent a security interest in the Floorplan Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be first applied by the Administrative Agent to reimburse the Floorplan Funding Agent for Floorplan Loan Payments which it has not yet received and then to reimburse the Revolving Lenders for Floorplan Loan Payments for which the Revolving Lenders have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for Floorplan Loan Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all such Defaults have been cured or waived.

(i) Credits. All credits issued by vendors with respect to Floorplan Approved Invoices (“Floorplan Vendor Credits”) shall be for the sole account of the Revolving Lenders and shall be paid by the Floorplan Funding Agent to such Person(s) as directed in writing from time to time by the Administrative Agent to the Floorplan Funding Agent. On the Closing Date, and thereafter until the Floorplan Funding Agent is advised otherwise in writing by the Administrative Agent during the continuance of an Event of Default or when cash dominion is in effect pursuant to Section 6.01(b) of the Guarantee and Collateral Agreement, all Floorplan Vendor Credits shall be paid by the Floorplan Funding Agent to the Borrower or the Subsidiary Guarantor in whose name the Floorplan Vendor Credit was issued promptly following receipt thereof by the Floorplan Funding Agent.

(j) Notwithstanding anything in this Agreement to the contrary, if at any time (a) there are no outstanding Floorplan Approvals or Floorplan Loans, (b) all Floorplan Loan Payments and Floorplan Required Payments have been paid in full (c) the Floorplan Inventory Financing Agreement has been terminated, and (d) the Floorplan Funding Agent has ceased issuing any further Floorplan Approvals then, upon written notice by the Borrower to the Administrative Agent and the Floorplan Funding Agent, all obligations (including, without limitation, under Section 2.05(d)), voting and consent rights of, and information and documentation delivery obligations to, the Floorplan Funding Agent shall terminate and be of no further force and effect.

SECTION 2.27. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.05(a);

(b) such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.08(b)) and the Revolving Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or the Supermajority Lenders have taken or may take any action hereunder;

(c) if any Swingline Exposure, Floorplan Loan Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure, Floorplan Loan Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Percentages, (x) but only to the extent the sum of all non-Defaulting Lenders’ Revolving Exposure plus such Defaulting Lender’s Swingline Exposure, Floorplan Loan Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (y) only to the extent that no Event of Default shall have occurred and be continuing as of the date the applicable Lender became a Defaulting Lender;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure, and (y) second, cash collateralize, for the benefit of the Issuing Banks and the Floorplan Funding Agent, the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure and/or Floorplan Loan Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.23(j) and Section 2.26(h), respectively, for so long as such LC Exposure and/or Floorplan Loan Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure or Floorplan Loan Exposure pursuant to clause (ii) above, the Borrower or the Administrative Agent, as applicable, shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.05(b) with respect to such Defaulting Lender’s LC Exposure and pursuant to Section 2.05(d) with respect to such Defaulting Lender’s Floorplan Loan Exposure during the period such Defaulting Lender’s LC Exposure and/or Floorplan Loan Exposure, as applicable, is cash collateralized;

(iv) if the LC Exposure or Floorplan Loan Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.05(a), 2.05(b) and/or 2.05(d), as applicable, shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure and/or Floorplan Loan Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.05(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks entitled to reimbursement until such LC Exposure is reallocated and/or cash collateralized, and no Floorplan Loan Exposure Fees payable under Section 2.05(d) with respect to such Defaulting Lender shall be payable by the Administrative Agent until such Defaulting Lender’s Floorplan Loan Exposure is reallocated and/or cash collateralized;

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan, the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit and the Floorplan Funding Agent shall not be required to issue any Floorplan Approval (and the Floorplan Funding Agent may cancel any Floorplan Open Approvals), unless the Swingline Lender, the Applicable Issuing Bank or the Floorplan Funding Agent, as the case may be, is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.27(c), and participating interests in any such newly made Swingline Loan, newly issued or increased Letter of Credit or newly issued Floorplan Approval shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.27(c)(i) (and such Defaulting Lender shall not participate therein); and

(e) so long as such Lender is a Defaulting Lender, any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.18) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account (for the avoidance of doubt, it is noted that any amounts retained pursuant to this Section 2.27(e) shall for all other purposes be treated as having been paid to such Defaulting Lender) and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to any Issuing Bank, Swingline Lender or Floorplan Funding Agent hereunder, (iii) third, if the Administrative Agent so determines or is reasonably requested by an Issuing Bank, the Swingline Lender or the Floorplan Funding Agent, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any existing or future participating interest in any Swingline Loan, Letter of Credit or Floorplan Loan, (iv) fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if the Administrative Agent or the Borrower (with the consent of the Administrative Agent) so determines, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loans under this Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders, an Issuing Bank, the Swingline Lender or the Floorplan Funding Agent as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such Issuing Bank, the Swingline Lender or the Floorplan Funding Agent against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, so long as no Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is (x) a payment of the principal amount of any Loans or reimbursement obligations in respect of LC Disbursements or Floorplan Loan Payments which such Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.01 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.

If each of the Administrative Agent, the Borrower, the Issuing Banks, the Swingline Lender and the Floorplan Funding Agent agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure, LC Exposure and Floorplan Loan Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Percentage.

SECTION 2.28. Banking Services and Hedging Obligations. Each Lender or Affiliate thereof providing Banking Service for, or having hedging agreements with, any Loan Party shall deliver to the Administrative Agent, promptly after entering into such Banking Services or hedging agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Hedging Obligations of such Loan Party to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In furtherance of that requirement, each such Lender or Affiliate thereof shall furnish the Administrative Agent, following the end of each calendar month, information with respect to the amounts due or to become due in respect of such Hedging Obligations and the maximum exposure in respect of such Banking Services Obligations.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants (it being understood that, for purposes of the representations and warranties made in the Loan Documents on the Closing Date, such representations and warranties shall be construed as though the Transactions have been consummated) to the Administrative Agent, each Issuing Bank, the Floorplan Funding Agent and each of the Lenders that:

SECTION 3.01. Organization; Powers. Each Loan Party and each Restricted Subsidiary (a) is duly organized or formed, validly existing and in good standing (where relevant) under the laws of the jurisdiction of its organization, except where the failure to be duly organized or formed or to exist (other than in the case of the Borrower) or be in good standing could not reasonably be expected to result in a Material Adverse Effect, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, except where the failure to have such power and authority could not reasonably be expected to result in a Material Adverse Effect, (c) is qualified to do business in, and is in good standing (where relevant) in, every jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except where the failure to so qualify or be in good standing could not reasonably be expected to result in a Material Adverse Effect, and (d) has the requisite power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party.

SECTION 3.02. Authorization. The execution, delivery and performance of the Loan Documents (a) have been duly authorized by all requisite corporate or other organizational and, if required, stockholder or member action of each Loan Party and (b) will not (i) violate (A) any provision (x) of any applicable law, statute, rule or regulation, or (y) of the certificate or articles of incorporation, bylaws or other constitutive documents of any Loan Party, (B) any applicable order of any Governmental Authority, (C) any provision of the Specified Senior Indebtedness Documentation or (D) any provision of any other material indenture, agreement or other instrument to which any Loan Party or any Restricted Subsidiary is a party or by which any of them or any of their property is bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under or give rise to any right to require the prepayment, repurchase or redemption of any obligation under (x) the Specified Senior Indebtedness Documentation or (y) any other such material indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Loan Party or any Restricted Subsidiary (other than Liens created or permitted hereunder or under the Security Documents); except with respect to clauses (b)(i) through (b)(iii) (other than clauses (b)(i)(A)(y), (b)(i)(C) and (b)(ii)(x)), to the extent that such violation, conflict, breach, default, or creation or imposition of Lien could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.03. Enforceability. This Agreement and each other Loan Document (when delivered) have been duly executed and delivered by each Loan Party which is a party thereto. This Agreement and each other Loan Document delivered on the Closing Date constitutes, and each other Loan Document when executed and delivered by each Loan Party which is a party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium or similar laws of general applicability relating to or limiting creditors’ rights generally or by general equity principles.

SECTION 3.04. Governmental Approvals. Except to the extent the failure to obtain or make the same could not reasonably be expected to result in a Material Adverse Effect, no action, consent or approval of, registration or filing with or any other action by any Governmental Authority is necessary or will be required in connection with the execution, delivery and performance of the Loan Documents by the Loan Parties, except for (a) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Administrative Agent and (b) such as have been made or obtained and are in full force and effect.

SECTION 3.05. Financial Statements. The Borrower’s consolidated balance sheets and related statements of income, stockholder’s equity and cash flows as of and for the fiscal years ended December 31, 2016 and December 31, 2015, audited by and accompanied by the report of Ernst & Young LLP present fairly in all material respects the financial condition and results of operations and cash flows of the Borrower and its consolidated subsidiaries as of such dates and for such periods. Such financial statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise noted therein.

SECTION 3.06. No Material Adverse Change. Since December 31, 2016, no event, change or condition has occurred that (individually or in the aggregate) has had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 3.07. Title to Properties. Each Loan Party and each Restricted Subsidiary has good and indefeasible title in fee simple to, or valid leasehold interests in, all its material properties and assets other than (i) minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes, (ii) except where the failure to have such title or other property interests described above could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (iii) all such material properties and assets are free and clear of Liens, other than Permitted Liens.

SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all subsidiaries of the Borrower, the jurisdiction of their formation or organization, as the case may be, and the percentage ownership interest of such subsidiary’s parent company therein, and such Schedule shall denote which subsidiaries as of the Closing Date are not Subsidiary Guarantors.

SECTION 3.09. Litigation; Compliance with Laws.

(a) Except as set forth on Schedule 3.09, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened in writing against any Loan Party or any Restricted Subsidiary or any business, property or rights of any such Person that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) None of the Loan Parties or any Restricted Subsidiary or any of their respective material properties is in violation of any applicable law, rule or regulation, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where any such violation or default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. Federal Reserve Regulations.

(a) None of the Loan Parties or any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan or any Letter of Credit will be used (i) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or (ii) for a purpose in violation of Regulation T, U or X issued by the Board.

SECTION 3.11. Investment Company Act. None of the Loan Parties or any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.12. Taxes. Each of the Loan Parties and each Restricted Subsidiary has, except where the failure to so file or pay could not reasonably be expected to have a Material Adverse Effect, filed or caused to be filed all Federal, state and other Tax returns required to have been filed by it and has paid, caused to be paid, or made provisions for the payment of all Taxes due and payable by it and all material assessments received by it, except such Taxes and assessments that are not overdue by more than 45 days or the amount or validity of which are being contested in good faith by appropriate proceedings and for which such Loan Party or such Restricted Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP.

SECTION 3.13. No Material Misstatements. As of the Closing Date, to the knowledge of the Borrower, the written information, reports, financial statements, exhibits and schedules furnished by (as modified or supplemented by other written information so furnished prior to the Closing Date) or on behalf of the Borrower to the Administrative Agent or the Lenders (other than projections, forecasts, budgets, estimates and other forward looking information and information of a general economic or industry specific nature) on or prior to the Closing Date in connection with the transactions contemplated hereby (taken as a whole) did not and, as of the Closing Date, does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading. The projections prepared by the Borrower and delivered to the Administrative Agent and the Lenders prior to the Closing Date in connection with the transactions contemplated hereby (such projections, as modified or supplemented by other written information (including any forecasts, budgets, estimates and other forward looking information and information of a general economic or industry specific nature) so furnished prior to the Closing Date, the “ABL Refi Projections”) were prepared in good faith on the basis of assumptions believed by the Borrower to be reasonable in light of the conditions existing at the time of delivery of such ABL Refi Projections (it being understood that such ABL Refi Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower, that actual results may vary from projected results and such variances may be material and that the Borrower makes no representation as to the attainability of such projections or as to whether such projections will be achieved or will materialize).

SECTION 3.14. Employee Benefit Plans. No ERISA Event has occurred or could reasonably be expected to occur, that could reasonably be expected to result in a Material Adverse Effect. Each Pension Plan and/or Foreign Plan is in compliance with the applicable provisions of ERISA, the Code and/or applicable law, except for such non-compliance that could not reasonably be expected to have a Material Adverse Effect. No Pension Event has occurred or could reasonably be expected to occur, which could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.15. Environmental Matters. Except as otherwise provided in Schedule 3.15, or except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) each Loan Party and each of their respective subsidiaries are in compliance with all applicable Environmental Laws, and have obtained, and are in compliance with, all permits required of them under applicable Environmental Laws, (ii) there are no claims, proceedings, investigations or actions by any Governmental Authority or other Person pending, or to the knowledge of the Borrower, threatened against any Loan Party or any of their respective subsidiaries under any Environmental Law, (iii) none of the Loan Parties or any of their respective subsidiaries has agreed to assume or accept responsibility, by contract, for any liability of any other Person under Environmental Laws and (iv) there are no facts, circumstances or conditions relating to the past or present business or operations of any Loan Party, any of their respective subsidiaries, or any of their respective predecessors (including the disposal of any wastes, hazardous substances or other materials), or to any past or present assets of any Loan Party or any of their respective subsidiaries, that could reasonably be expected to result in any Loan Party or any subsidiary incurring any claim or liability under any Environmental Law.

SECTION 3.16. Security Documents. All filings and other actions necessary to perfect the Liens on the Collateral created under, and in the manner contemplated by, this Agreement and the Security Documents have been duly made or taken or otherwise provided for in a manner reasonably acceptable to the Administrative Agent to the extent required by the terms of this Agreement or such Security Documents and the Security Documents create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid, and together with such filings and other actions required by this Agreement or the Security Documents, perfected first priority Lien in the Collateral (to the extent that, with respect to Collateral that is intellectual property, a valid, perfected Lien in such Collateral is possible through such filings and other actions) or, with respect to the Term Loan Facility Primary Collateral, a valid, and together with such filings and other actions required by this Agreement or the Security Documents, perfected second priority Lien in such Collateral, securing the payment of the Secured Obligations, subject only to Permitted Liens; provided, however, the representation and warranty set forth in this Section 3.16 as it relates to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Administrative Agent or any Lender with respect thereto shall be made only to the extent of comparable representations and warranties applicable to such Equity Interests or Collateral set forth in the Security Documents pursuant to which Liens on such Equity Interests or Collateral are purported to be granted.

SECTION 3.17. Location of Real Property and Leased Premises.

(a) Schedule 3.17(a) lists completely and correctly (in all material respects) as of the Closing Date all real property owned in fee by the Loan Parties and the Restricted Subsidiaries and the addresses thereof, to the extent reasonably available. Except as otherwise provided in Schedule 3.17(a), the Borrower and its Restricted Subsidiaries own in fee all the real property set forth on such schedule, except to the extent the failure to have such title could not reasonably be expected to result in a Material Adverse Effect.

(b) Schedule 3.17(b) lists completely and correctly (in all material respects) as of the Closing Date all real property leased in excess of 100,000 square feet leased by the Loan Parties and the Restricted Subsidiaries and the addresses thereof. Except as otherwise provided on Schedule 3.17(b), the Loan Parties and the Restricted Subsidiaries have valid leasehold interests in all the real property set forth on such schedule, except to the extent the failure to have such valid leasehold interest could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.18. Labor Matters. Except as set forth in Schedule 3.18 and except in the aggregate to the extent the same has not had and could not be reasonably expected to have a Material Adverse Effect, (a) there are no strikes, lockouts, slowdowns or other labor disputes against any Loan Party or any Restricted Subsidiary pending or, to the knowledge of the Borrower, threatened in writing, and (b) the hours worked by and payments made to employees of the Loan Parties and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.

SECTION 3.19. Solvency. On the Closing Date after giving effect to the Transactions, the Loan Parties, on a consolidated basis, are Solvent.

SECTION 3.20. Intellectual Property. Except as set forth in Schedule 3.20, the Borrower and each of its Restricted Subsidiaries own, license or possess the right to use all intellectual property, free and clear of Liens other than Permitted Liens, from burdensome restrictions, that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights or the imposition of such restrictions or Liens could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.21. Subordination of Junior Financing. The Obligations constitute “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation.

SECTION 3.22. Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective directors and officers (in each case in their respective capacities as such) and, to the knowledge of the Borrower, its employees and agents (in each case in their respective capacities as such), are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees (in each case, in their respective capacities as such), or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary (in each case in its capacity as such) that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, Floorplan Loan or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Loans and of each Issuing Bank to issue Letters of Credit hereunder are subject to the satisfaction (or waiver by the Arrangers on or prior to the Closing Date and in accordance with Section 9.08 thereafter) of the following conditions:

SECTION 4.01. All Credit Events. On the date of the making of each Loan (including a Swingline Loan and on the date of each issuance or amendment of a Letter of Credit) and on each Revolving Commitment Increase Closing Date (each such event being called a “Credit Event”) (it being understood that the conversion into a Eurodollar Loan or an ABR Loan or continuation of a Eurodollar Loan does not constitute the making of a Loan):

(a) The Administrative Agent shall have received a notice of such Loan as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.02).

(b) The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(c) At the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing.

(d) At the time of and immediately after such Credit Event, Availability is not less than $0.

(e) If any proposed Credit Event would occur during a Relevant Period, the Fixed Charge Coverage Ratio for the four consecutive fiscal quarters ending on the last day of the fiscal quarter then most recently ended shall not be less than 1.00 to 1.00.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower to the Lenders and/or Issuing Banks on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02. Conditions Precedent. On the Closing Date:

(a) This Agreement shall have been duly executed and delivered by the Borrower.

(b) The Administrative Agent shall have received, on behalf of itself, the Lenders, the Floorplan Funding Agent and each Issuing Bank, an opinion of Paul Hastings LLP, special counsel for the Loan Parties, addressed to each Issuing Bank, the Administrative Agent, the Floorplan Funding Agent and the Lenders, and of such other counsel to the Loan Parties satisfactory to the Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(c) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or organization, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing (where relevant) of each Loan Party as of a recent date, from such Secretary of State or similar Governmental Authority and (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or operating (or limited liability company) agreement of such Loan Party as in effect on the Closing Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or organization of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document on behalf of such Loan Party and countersigned by another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.

(d) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, certifying compliance with the conditions precedent set forth in Sections 4.01(b) and 4.02(i).

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least three Business Days prior to the Closing Date, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(f) The Borrower shall have delivered or caused to be delivered to the Administrative Agent a solvency certificate from a Responsible Officer of the Borrower setting forth the conclusions that, after giving effect to the Transactions, the Loan Parties (on a consolidated basis) are Solvent.

(g) The Security Documents (other than any Mortgages) shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect. All actions necessary to establish that the Administrative Agent will have a perfected first priority Lien on the Collateral (subject to Permitted Liens) shall have been taken; provided, however, that, with respect to any Collateral the security interest in which may not be perfected by filing of a UCC financing statement or by the delivery of a stock certificate and stock power duly executed in blank, if the perfection of the Administrative Agent’s security interest in such Collateral may not be accomplished prior to the Closing Date without undue burden or expense, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the initial borrowings hereunder if the Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be required to perfect such security interests on terms and conditions as set forth in Section 5.13.

(h) The Administrative Agent shall have received the results of (i) searches of the Uniform Commercial Code filings (or equivalent filings) and (ii) judgment and tax lien searches, made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Person, together with (in the case of clause (i)) copies of the financing statements (or similar documents) disclosed by such search.

(i) From December 31, 2016, no event, change or effect shall have occurred which, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect.

(j) After giving effect to the Transactions, the only Indebtedness of the Borrower and its subsidiaries outstanding shall be (i) Indebtedness under the Loan Documents, (ii) Indebtedness under the Term Loan Documents, (iii) the Specified Senior Indebtedness, and (iv) other Indebtedness permitted by Section 6.01(b)(iii).

(k) The Lenders shall have received from the Loan Parties, to the extent requested at least ten days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(l) [Reserved.]

(m) The Administrative Agent and Co-Collateral Agents shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of February 28, 2017.

SECTION 4.03. Flood Insurance Conditions Precedent. On the Closing Date, on each Revolving Commitment Increase Closing Date and on the date of any amendment, waiver or consent to this Agreement that has the effect of extending the Maturity Date:

With respect to each Mortgaged Property, the Administrative Agent shall have received (i) evidence that such Mortgaged Property is covered by flood insurance to the extent required under Section 5.02(c) and (ii) written confirmation from each Flood Insurance Requesting Lender that flood insurance due diligence and flood insurance compliance has been completed by such Flood Insurance Requesting Lender (such written confirmation not to be unreasonably withheld, conditioned or delayed).

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with each Lender and the Floorplan Funding Agent that, until the Termination Date the Borrower will, and will cause each of the Restricted Subsidiaries to:

SECTION 5.01. Existence; Compliance with Laws; Businesses and Properties.

(a) Do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence under the laws of its jurisdiction of organization, except (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) as otherwise expressly permitted under Section 6.04 or Section 6.05.

(b) Other than where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) do or cause to be done all things reasonably necessary to obtain, preserve, renew, extend and keep in full force and effect the material rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names necessary to the conduct of its business, (ii) comply in all material respects with applicable laws, rules, regulations and decrees and orders of any Governmental Authority (including Environmental Laws and ERISA), whether now in effect or hereafter enacted and (iii) maintain and preserve all property necessary to the conduct of such business and keep such property in good repair, working order and condition (ordinary wear and tear, casualty and condemnation excepted) and from time to time make, or cause to be made, all needed repairs, renewals, additions, improvements and replacements thereto necessary in the reasonable judgment of management to the conduct of its business.

(c) The Borrower will maintain in effect and enforce policies and procedures designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (in each case, in their respective capacities as such) with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.02. Insurance.

(a) Keep its material insurable properties adequately insured in all material respects at all times by financially sound and reputable insurers to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations.

(b) Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and, to the extent available on commercially reasonable terms, cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium unless not less than 10 days’ prior written notice thereof is given by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason unless not less than 30 days’ prior written notice thereof is given by the insurer to the Administrative Agent.

(c) With respect to each Mortgaged Property that is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” with respect to which flood insurance has been made available under the Flood Insurance Laws, the Mortgaged Property Owner (A) has obtained and will maintain, with financially sound and reputable insurance companies (except to the extent that any insurance company insuring such Mortgaged Property ceases to be financially sound and reputable after the Closing Date, in which case, the Mortgaged Property Owner shall promptly replace such insurance company with a financially sound and reputable insurance company), such flood insurance in such reasonable total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (B) promptly upon request of the Administrative Agent, the Required Lenders or any Co-Collateral Agent, will deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent (or the Required Lenders or such Co-Collateral Agent if such request for evidence is made by the Required Lenders or such Co-Collateral Agent), including, without limitation, evidence of annual renewals of such insurance.

SECTION 5.03. Taxes. Pay and discharge when due all Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become overdue by more than 45 days;

provided, however, that such payment and discharge shall not be required with respect to any such Tax (i) so long as the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves in accordance with GAAP have been established or (ii) with respect to which the failure to pay or discharge could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04. Financial Statements, Borrowing Base, Reports, etc. Furnish to the Administrative Agent (who will distribute to each Lender and the Floorplan Funding Agent):

(a) as soon as available, but in any event not later than the fifth Business Day after the 90th day following the end of each fiscal year of the Borrower, (i) its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Persons during such year, together with comparative figures for the immediately preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP, all audited by Ernst & Young LLP or other independent public accountants of recognized national standing and (ii) an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP (it being agreed that the furnishing of the Borrower’s annual report on Form 10-K for such year, as filed with the SEC, will satisfy the Borrower’s obligation under this Section 5.04(a)(i));

(b) as soon as available, but in any event not later than the fifth Business Day after the 45th day following the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Persons during such fiscal quarter and the then elapsed portion of the fiscal year, and for each fiscal quarter occurring after the first anniversary of the Closing Date, comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes (it being agreed that the furnishing of the Borrower’s quarterly report on Form 10-Q for such quarter, as filed with the SEC will satisfy the Borrower’s obligation under this Section 5.04(b) with respect to such quarter);

(c) concurrently with any delivery of Section 5.04 Financials, a certificate of a Financial Officer of the Borrower (i) certifying that to such Financial Officer’s knowledge, no Event of Default or Default has occurred and is continuing or, if such an Event of Default or Default has occurred and is continuing, reasonably specifying the nature thereof, and (ii) setting forth, whether or not then applicable, computations in reasonable detail necessary for determining compliance by the Borrower with the provisions of Section 6.11 as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be.

(d) as soon as available, but in any event not later than the fifth Business Day after the 90th day after the commencement of any fiscal year of the Borrower immediately following a Trigger Year, copies of projected consolidated balance sheet and related statements of income and cash flows of the Borrower and its subsidiaries for such fiscal year, such projections to be accompanied by a certificate of a Financial Officer of the Borrower to the effect that such Financial Officer believes such projections to have been prepared on the basis of reasonable assumptions;

(e) simultaneously with the delivery of any Section 5.04 Financials, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries from such consolidated financial statements (but only to the extent such Unrestricted Subsidiaries would not be considered “minor” under Rule 3-10 of Regulation S-X under the Securities Act);

(f) simultaneously with the delivery of any Section 5.04 Financials, management’s discussion and analysis of the important operational and financial developments of the Borrower and its Restricted Subsidiaries during the respect fiscal year or fiscal quarter, as the case may be; it being agreed that the furnishing of the Borrower’s annual report on Form 10-K or quarterly report on Form 10-Q, as filed with the SEC, will satisfy the Borrower’s obligations under this Section 5.04(f);

(g) after the request by any Lender (through the Administrative Agent), all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(h) as soon as available but in any event within twenty (20) days after the end of each calendar month (or at any time after daily Excess Cash Availability for five (5) or more consecutive Business Days shall be less than the Excess Availability Threshold (and until such time as the daily Excess Cash Availability is equal to or exceeds the Excess Availability Threshold for a period of thirty (30) consecutive Business Days), within three (3) Business Days of the end of each calendar week, and at such other times as may be requested by the Administrative Agent following the occurrence and during the continuance of an Event of Default), a Borrowing Base Certificate as of the period then ended;

(i) [Intentionally Reserved];

(j) on or within fifteen (15) days after November 30 of each calendar year, an updated customer list for the Borrower and its Subsidiaries, which list shall state the customer’s name, mailing address and phone number and shall be certified as true and correct by a Financial Officer of the Borrower;

(k) to the extent the Loan Parties engage in Bundled Solutions with customers in the ordinary course of business and collect amounts owing with respect to such Bundled Solutions on behalf of themselves and the applicable leasing partners, the Borrower shall, at such time when Excess Cash Availability is less than $250,000,000 for five or more consecutive Business Days until such time as Excess Cash Availability is greater than $250,000,000 for thirty consecutive Business Days, list the portion of the cash held in accounts of the Loan Parties subject to a first priority perfected security interest in favor of the Administrative Agent that has been collected on behalf of the applicable leasing partners on each Borrowing Base Certificate delivered under Section 5.04(h), and such portions of cash shall be excluded from the calculation of Excess Cash Availability; and

(l) promptly, from time to time, such other information regarding the operations, business, legal or corporate affairs and financial condition of any Loan Party or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

It is understood and agreed that the Administrative Agent shall provide each Lender with a copy of any appraisal and field examination report received by the Administrative Agent.

Information required to be delivered pursuant to this Section 5.04 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on a SyndTrak, IntraLinks or similar site to which the Lenders have been granted access or shall be available (the “Platform”) on the website of the Securities and Exchange Commission at http://www.sec.gov or on the website of the Borrower. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the

Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

SECTION 5.05. Notices. Promptly upon any Responsible Officer of the Borrower becoming aware thereof:

(a) furnish to the Administrative Agent, the Co-Collateral Agents and the Floorplan Funding Agent notice of the occurrence of any Event of Default or Default;

(b) furnish to the Administrative Agent notice of all material amendments to any Inventory Financing Agreement, together with a copy of each such amendment; and

(c) furnish to the Administrative Agent, the Co-Collateral Agents and the Floorplan Funding Agent notice of the occurrence of any event that has had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 5.06. Information Regarding Collateral. Furnish to the Administrative Agent notice of any change on or prior to the later to occur of (a) 30 days following the occurrence of such change and (b) the earlier of the date of the required delivery of the next Section 5.04 Financials and the date which is 45 days after the end of the most recently ended fiscal quarter following such change (i) in any Loan Party’s legal name, (ii) in the jurisdiction of organization or formation of any Loan Party or (iii) in any Loan Party’s identity or corporate structure.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP are made. Permit any representatives designated by the Administrative Agent, any Co-Collateral Agent or any Lender to visit and inspect during normal business hours the corporate, financial and operating records and the properties of the Borrower or the Restricted Subsidiaries upon reasonable advance notice, and to make extracts from and copies of such records, and permit any such representatives to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants therefor; provided that the Administrative Agent shall give the Borrower an opportunity to participate in any discussions with its accountants; provided, further, that in the absence of the existence of an Event of Default, (i) only the Administrative Agent on behalf of the Lenders and (at the election of the Majority Agents) the Co-Collateral Agents may exercise the rights of the Administrative Agent, the Co-Collateral Agents and the Lenders under this Section 5.07 and (ii) the Administrative Agent and the Co-Collateral Agents shall not exercise their rights under this Section 5.07 more often than two times during any fiscal year and only one such time shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent, any Co-Collateral Agent or any Lender and their respective designees may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Borrower acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Borrower and the other Loan Parties’ assets for internal use by the Administrative Agent, the Co-Collateral Agents and the Lenders (it being understood and agreed that the Administrative Agent shall provide the Borrower with a copy of any field examination distributed to the Lenders).

SECTION 5.08. Use of Proceeds. The proceeds of the Loans (i) shall be used to pay Transaction Expenses and for general corporate purposes (including any purposes permitted by this Agreement) and (ii) shall be used in a manner that complies with Section 6.12.

SECTION 5.09. Further Assurances.

(a) From time to time duly authorize, execute and deliver, or cause to be duly authorized, executed and delivered, such additional instruments, certificates, financing statements, agreements or documents, and take all reasonable actions (including filing UCC and other financing statements but subject to the limitations set forth in the Security Documents), as the Administrative Agent may reasonably request, for the purposes of perfecting the rights of the Administrative Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by the Borrower or any other Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto.

(b) With respect to any assets acquired by any Loan Party after the Closing Date of the type constituting Collateral under the Guarantee and Collateral Agreement and as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected first priority (subject only to Permitted Liens) security interest, on or prior to the later to occur of (i) 30 days following such acquisition and (ii) the earlier of the date of the required delivery of the next Section 5.04 Financials and the date which is 45 days after the end of the most recently ended fiscal quarter (or such longer period as to which the Administrative Agent may consent), (x) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other Security Documents as the Administrative Agent deems necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such assets and (y) take all commercially reasonable actions necessary to grant to, or continue on behalf of, the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such assets (subject only to Permitted Liens), including the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or as may be reasonably requested by the Administrative Agent.

(c) With respect to any wholly owned Restricted Subsidiary (other than a Foreign Subsidiary or an Excluded Subsidiary or a Domestic Subsidiary that is a disregarded entity for U.S. federal income tax purposes owned by a non-disregarded non-U.S. entity) created or acquired after the Closing Date, on or prior to the later to occur of (i) 30 days following the date of such creation or acquisition and (ii) the earlier of the date of the required delivery of the next Section 5.04 Financials and the date which is 45 days after the end of the most recently ended fiscal quarter (or such longer period as to which the Administrative Agent may consent), (x) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary to grant to the Administrative Agent, for the benefit of the relevant Secured Parties (or, to the extent required under the Term Loan Intercreditor Agreement, to the Term Loan Agent thereunder acting as the Administrative Agent’s agent or bailee for the purpose of perfection), a valid, perfected second priority (subject only to Permitted Liens) security interest in the Equity Interests in such new subsidiary that are owned by any of the Loan Parties to the extent the same constitute Collateral under the terms of the Guarantee and Collateral Agreement, (y) deliver to the Administrative Agent (or, to the extent required under the Term Loan Intercreditor Agreement, to the Term Loan Agent thereunder acting as the Administrative Agent’s agent or bailee for the purpose of perfection) the certificates, if any, representing any of such Equity Interests that constitute certificated securities, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the pledgor and (z) cause such Restricted Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, and, to the extent applicable, each Intellectual Property Security Agreement and (B) to take such actions necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority (subject only to Permitted Liens) security interest in any assets required to be Collateral pursuant to the Guarantee and Collateral Agreement and each Intellectual Property Security Agreement with respect to such Restricted Subsidiary, including, if applicable, the recording of instruments in the United States Patent and Trademark Office and the United States Copyright Office and the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement, any applicable Intellectual Property Security Agreement or as may be reasonably requested by the Administrative Agent.

(d) With respect to any Equity Interests in any Foreign Subsidiary that are acquired after the Closing Date by any Loan Party (including as a result of formation of a new Foreign Subsidiary), on or prior to the later to occur of (i) 30 days following the date of such acquisition and (ii) the earlier of the date of the required delivery of the next Section 5.04 Financials and the date which is 45 days after the end of the most recently ended fiscal quarter (or such longer period as to which the Administrative Agent may consent), (x) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary in order to grant to the Administrative Agent, for the benefit of the relevant Secured Parties, a perfected first priority security interest (subject only to Permitted Liens) in the Equity Interests in such Foreign Subsidiary that are owned by the Loan Parties to the extent the same constitutes Collateral under the terms of the Guarantee and Collateral Agreement (provided that (A) only first-tier Foreign Subsidiaries owned directly by such Loan Party shall be pledged by such Loan Party and (B) only 65% of the Equity Interests of such first-tier Foreign Subsidiary shall be pledged by such Loan Party and (y) deliver to the Administrative Agent any certificates representing any such Equity Interests that constitute certificated securities, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the pledgor, as the case may be, and take such other action as may be reasonably requested by the Administrative Agent to perfect the security interest of the Administrative Agent thereon (but subject to the limitations set forth in the Security Documents).

(e) If, at any time and from time to time after the Closing Date, any wholly-owned Domestic Subsidiary that is not a disregarded entity for U.S. federal income tax purposes owned by a non-disregarded non-U.S. entity ceases to constitute an Immaterial Subsidiary in accordance with the definition of “Immaterial Subsidiary”, then the Borrower shall cause such subsidiary to become an additional Loan Party and take all the actions contemplated by Section 5.09(c) as if such subsidiary were a newly-formed wholly-owned Domestic Subsidiary of the Borrower.

(f) With respect to any fee interest in any real property located in the United States with a book value in excess of $5,000,000 (as reasonably estimated by the Borrower) acquired after the Closing Date by any Loan Party, within 90 days following the date of such acquisition (or such longer period as to which the Administrative Agent may consent) (i) execute and deliver Mortgages in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property and complying with the provisions herein and in the Security Documents and (ii) comply with the requirements of Section 5.10 with respect to any Mortgages to be provided after the Closing Date pursuant to such Schedule.

(g) Furthermore, to the extent Indebtedness outstanding under the Loans shall at any time be less than the amount originally set forth in any Mortgage on any Mortgaged Property located in the State of New York or to the extent otherwise required by law to grant, preserve, protect or perfect the Liens created by such Mortgage and the validity or priority thereof, the Borrower will, and will cause each of its applicable subsidiaries to, promptly take all such further actions including the payment of any additional mortgage recording taxes, fees, charges, costs and expenses required so to grant, preserve, protect or perfect the Liens created by such Mortgage to the maximum amount of Indebtedness by its terms secured thereby and the validity or priority of any such Lien.

Notwithstanding anything to the contrary in this Section 5.09 or any other Security Document (1) the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other tax or expenses relating to such Lien) is excessive in relation to the benefit to the Lenders of the security afforded thereby as reasonably determined by the Borrower and the Administrative Agent and (2) Liens required to be granted pursuant to this Section 5.09 shall be subject to exceptions and limitations consistent with those set forth in the Security Documents as in effect on the Closing Date (to the extent appropriate in the applicable jurisdiction).

SECTION 5.10. Mortgaged Properties.

Except to the extent provided in Section 5.13, the Administrative Agent shall have received with respect to each Mortgaged Property:

(i) a Mortgage encumbering each Mortgaged Property in favor of the Administrative Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable requirements of law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent:

(ii) with respect to each Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as necessary to consummate the execution of such Mortgage or as shall reasonably be deemed necessary by the Administrative Agent in order for the owner or holder of the fee interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property;

(iii) with respect to each Mortgage, a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid second mortgage Lien (subject only to the Lien securing the Term Loan Obligations) on the Mortgaged Property and fixtures described therein in the amount reasonably acceptable to the Administrative Agent, which policy (or such marked-up commitment) (each, a “Title Policy”) shall (A) be issued by the Title Company reasonably requested by the Administrative Agent, (B) to the extent necessary and available, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Administrative Agent, (C) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (D) have been supplemented by such endorsements (or where such endorsements are not available, other documentation reasonably acceptable to the Administrative Agent) as shall be reasonably requested by the Administrative Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit, and so-called comprehensive coverage over covenants and restrictions); provided that to the extent that any such endorsement(s) or other documentation cannot be issued or is not available due to the state or condition of the Mortgaged Property, and such state or condition existed on the date of the acquisition of such Mortgaged Property and such state or condition does not materially and adversely affect the use or the value of such Mortgaged Property for the business of the Borrower and its Affiliates, the Borrower shall have no obligation to procure such endorsement or other documentation, and (E) contain no exceptions to title other than Permitted Liens and other exceptions reasonably acceptable to the Administrative Agent.

(iv) with respect to each Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the title policy/ies and endorsements contemplated above;

(v) evidence reasonably acceptable to the Administrative Agent of payment by the Borrower of all title policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the title policies referred to above;

(vi) with respect to each Mortgaged Property, copies of all leases in which the Borrower or any Subsidiary holds the lessor’s interest or other agreements relating to possessory interests if any. To the extent any of the foregoing leases affect any Mortgaged Property, such leases shall (x) be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement in form and substance reasonably acceptable to the Administrative Agent, with respect to which the applicable Loan Party shall have used its commercially reasonable efforts to obtain and (y) shall otherwise be reasonably acceptable to the Administrative Agent; provided that, if the Administrative Agent fails to notify the Borrower of rejection of the lease within 10 Business Days from receipt of the lease, the lease shall be deemed to have been reasonably accepted by the Administrative Agent;

(vii) Surveys with respect to each Mortgaged Property; provided that, if the Borrower is able to obtain a “no change” affidavit acceptable to the Title Company to enable it to issue a Title Policy removing all exceptions which would otherwise have been raised by the Title Company as a result of the absence of a new Survey for such Mortgaged Property, and issuing all survey related endorsements and coverages, then a new Survey shall not be requested;

(viii) a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property; and

(ix) an Opinion of Counsel relating to each Mortgaged Property described above, which Opinion of Counsel shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

Notwithstanding the foregoing, the Administrative Agent shall not enter into any Mortgage in respect of any real property pursuant to this Section 5.10 until (1) the date that occurs 45 days after the Administrative Agent has delivered to the Flood Insurance Requesting Lenders (which may be delivered electronically) the following documents in respect of such real property: (A) the Federal Emergency Management Agency Standard Flood Hazard Determination specified in the preceding clause (viii); (B) if such real property is located in a “special flood hazard area”, (x) a notification to the Mortgaged Property Owner of that fact and (if applicable) notification to the Mortgaged Property Owner that flood insurance coverage is not available and (y) evidence of the receipt by the Mortgaged Property Owner of such notice; and (C) if such notice is required to be provided to the Mortgaged Property Owner and flood insurance is available in the community in which such real property is located, evidence of required flood insurance and (2) the Administrative Agent shall have received written confirmation from each Flood Insurance Requesting Lender that flood insurance due diligence and flood insurance compliance has been completed by such Flood Insurance Requesting Lender (such written confirmation not to be unreasonably conditioned, withheld or delayed).

SECTION 5.11. Designation of Subsidiaries.

(a) The Borrower may designate any subsidiary (including any existing subsidiary and any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless (A) such subsidiary or any of its subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Restricted Subsidiary (other than solely any Unrestricted Subsidiary of the subsidiary to be so designated) and (B) the assets of such subsidiary are included in the Borrowing Base; provided that

(i) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Borrower;

(ii) such designation complies with the covenants described in Section 6.03(c);

(iii) no Default or Event of Default shall have occurred and be continuing;

(iv) either:

(A) the Borrower could incur at least $1.00 of additional Indebtedness pursuant to the Total Net Leverage Ratio test described in Section 6.01(a); or

(B) Excess Cash Availability for the Borrower and its Restricted Subsidiaries would be greater than or equal to Excess Cash Availability immediately prior to such designation,

in each case on a Pro Forma Basis taking into account such designation; and

(v) each of:

(A) the subsidiary to be so designated; and

(B) its subsidiaries

has not at the time of designation, and does not thereafter, incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary. Furthermore, no subsidiary may be designated as an Unrestricted Subsidiary hereunder unless it is also designated as an “Unrestricted Subsidiary” for purposes of the Specified Senior Indebtedness or any Junior Financing.

(b) The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing and either:

(i) the Borrower could incur at least $1.00 of additional Indebtedness pursuant to the Total Net Leverage Ratio test described in Section 6.01(a); or

(ii) Excess Cash Availability for the Borrower and its Restricted Subsidiaries would be greater than or equal to Excess Cash Availability immediately prior to such designation,

in each case on a Pro Forma Basis taking into account such designation.

Any such designation by the Borrower shall be notified by the Borrower to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the board of directors of the Borrower or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

SECTION 5.12. Appraisals and Field Exams.

(a) Upon the Majority Agents’ request, upon reasonable advance notice to the Borrower, the Borrower and the Subsidiary Guarantors will provide the Administrative Agent and the Co-Collateral Agents with appraisals or updates thereof of their Inventory from a nationally recognized appraiser selected and engaged by the Majority Agents (following consultation with the Borrower), and prepared on a basis satisfactory to the Majority Agents, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however, that if no Event of Default has occurred and is continuing, following the Closing Date, no more than one (1) such appraisal per calendar year shall be conducted at the expense of the Loan Parties; provided, however, if on any date during any year the sum of (A) aggregate outstanding principal amount of the Loans plus (B) the aggregate amount of LC Exposure exceeds 75% of the aggregate Commitments in effect at such time for more than five (5) consecutive Business Days, one (1) additional inventory appraisal may be conducted at the expense of the Loan Parties during the twelve (12)-month period immediately succeeding such date (it being understood, however, that, so long as no Event of Default is continuing, no more than two (2) such appraisals per calendar year shall be conducted at the expense of the Loan Parties).

(b) Field examinations may be conducted in connection with inspections permitted under Section 5.07 and the Borrower agrees to pay costs and expenses incurred in connection with such field examinations and the preparation of Reports based on the fees charged by a third party retained by the Majority Agents or the internally allocated fees for each Person employed by the Administrative Agent and the Co-Collateral Agents with respect to each field examination; provided, however, that absent the occurrence and continuation of an Event of Default, no more than one (1) field examination per year shall be conducted at the expense of the Borrower; provided, however, if on any date during any year the sum of (A) aggregate outstanding principal amount of the Loans plus (B) the aggregate amount of LC Exposure exceeds 75% of the aggregate Commitments in effect at such time for more than five (5) consecutive Business Days, one (1) additional field examination may be conducted at the expense of the Loan Parties during the twelve (12)-month period immediately succeeding such date (it being understood, however, that, so long as no Event of Default is continuing, no more than two (2) such field examinations per calendar year shall be conducted at the expense of the Loan Parties).

SECTION 5.13. Post-Closing Collateral Arrangements. The Borrower shall execute and deliver the documents and complete the tasks set forth on Schedule 5.13, in each case within the time limits specified on such schedule.

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees that, until the Termination Date, the Borrower will not, nor will it cause or permit any of the Restricted Subsidiaries to:

SECTION 6.01. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) Directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Borrower and the Restricted Guarantors will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary that is not a Guarantor to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Borrower and the Restricted Guarantors may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary that is not a Guarantor may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if (A) such Indebtedness, Disqualified Stock or Preferred Stock is not incurred or issued to refund or refinance (i) any Indebtedness permitted under clauses (ii), (xv), (xx) and (xxi) of Section 6.01(b) or (ii) any Refinancing Indebtedness in respect of any Indebtedness referred to in clause (i) above, (B) the Total Net Leverage Ratio at the time such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been no greater than 6.50 to 1.00, determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom and after giving pro forma effect to any acquisition permitted under this Agreement and consummated in connection with the application of such proceeds), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of the most recently ended four fiscal quarters for which Section 5.04 Financials have been delivered to the Administrative Agent and (C) no Default shall have occurred and be continuing or would occur as a consequence thereof; provided, further, that any incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock by a Restricted Subsidiary that is not a Guarantor pursuant to this paragraph (a) is subject to the limitations of paragraph (g) below.

(b) The limitations set forth in clause (a) will not apply to the following items:

(i) the Indebtedness under the Loan Documents (including any increase in the Revolving Commitments under Section 2.24) of the Borrower or any of its Restricted Subsidiaries (including letters of credit and bankers’ acceptances thereunder);

(ii) the incurrence by the Borrower and any Restricted Guarantor of Indebtedness represented by the Specified Senior Indebtedness;

(iii) Indebtedness of the Borrower and its Restricted Subsidiaries in existence on the Closing Date (other than Indebtedness described in clauses (b)(i), (ii), (xv), (xvii), (xx) and (xxi) of this Section 6.01) and set forth in all material respects on Schedule 6.01 (including the Existing Intercompany Debt);

(iv) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Borrower or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in the business of the Borrower and its Restricted Subsidiaries, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness, Disqualified Stock and/or Preferred Stock incurred and outstanding under this clause (iv), not to exceed $50,000,000 at any time outstanding; so long as such Indebtedness exists at the date of such purchase, lease or improvement, or is created within 270 days thereafter;

(v) Indebtedness incurred by the Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to bankers’ acceptances and letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, or letters of credit in the nature of a security deposit (or similar deposit or security) given to a lessor under an operating lease of real property under which such Person is a lessee; provided, however, that upon the drawing of such bankers’ acceptances and letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 45 days following such drawing or incurrence;

(vi) Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet (other than by application of Interpretation Number 45 of the Financial Accounting Standards Board commonly known as FIN 45) as a result of an amendment to an obligation in existence on the Closing Date) of the Borrower or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (vi));

(vii) Indebtedness of (A) the Borrower to any Restricted Subsidiary and (B) any Restricted Subsidiary to the Borrower or to any other Restricted Subsidiary; provided that any such Indebtedness owing by the Borrower or a Guarantor to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Obligations; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (vii);

(viii) shares of Preferred Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (viii);

(ix) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted under this Section 6.01, exchange rate risk or commodity pricing risk;

(x) obligations in respect of customs, stay, performance, bid, appeal and surety bonds and completion guarantees and other obligations of a like nature provided by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(xi) (A) Indebtedness or Disqualified Stock of the Borrower or any Restricted Guarantor and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Guarantor in an aggregate principal amount or liquidation preference equal to 100% of the net cash proceeds received by the Borrower and its Restricted Subsidiaries since immediately after the Closing Date from the issue or sale of Equity Interests of the Borrower or cash contributed to the capital of the Borrower (in each case, other than Specified Equity Contributions, and other than Equity Interests the proceeds of which are used to fund the Transactions and proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, the Borrower or any of its Subsidiaries) as determined in accordance with paragraphs (c) and (d) of the definition of the term “Restricted Payment Applicable Amount” set forth in the Term Loan Agreement (to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or other Investments, payments or exchanges pursuant to of Section 6.03(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (a) and (c) of the definition thereof); and (B) Indebtedness or Disqualified Stock of the Borrower or a Guarantor and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (xi)(B), does not at any one time outstanding exceed $250,000,000 (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (xi)(B) shall cease to be deemed incurred or outstanding for purposes of this clause (xi)(B) but shall be deemed incurred for the purposes of Section 6.01(a) from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under Section 6.01(a) without reliance on this clause (xi)(B);

(xii) provided that no Default shall have occurred and be continuing or would occur as a consequence thereof, the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to prepay, refund or refinance any Indebtedness, Disqualified Stock or Preferred Stock permitted under Section 6.01(a) or clauses (ii), (iii), (iv), (xi)(A), (xiii), (xv), (xviii), (xx) or (xxi) of this Section 6.01(b) or any Indebtedness, Disqualified Stock or Preferred Stock issued to so prepay, refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs and fees and expenses in connection therewith (collectively, the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being prepaid, refunded or refinanced,

(B) to the extent such Refinancing Indebtedness refinances (1) Indebtedness subordinated or pari passu to the Obligations, such Refinancing Indebtedness is subordinated or pari passu to the Obligations at least to the same extent as the Indebtedness being refinanced or refunded or (2) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively,

(C) shall not include:

(1) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Borrower;

(2) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Guarantor; or

(3) Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and

(D) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being prepaid, refunded, replaced or refinanced (including any premium, expenses, costs and fees incurred in connection with such prepayment, refund, replacement or refinancing).

provided, further, that notwithstanding the limitations set forth in clauses (A), (B) and (D), the Borrower and its Restricted Subsidiaries may (a) so long as, both immediately before and after giving effect to the incurrence of such Refinancing Indebtedness, on a Pro Forma Basis, the Senior Secured Net Leverage Ratio is less than or equal to 3.50 to 1.00, incur additional Senior Secured Notes and/or Indebtedness under the Term Loan Documents to prepay, refund or refinance any Specified Senior Indebtedness, (b) incur additional Specified Senior Indebtedness to prepay, refund or refinance any Senior Secured Notes and/or Indebtedness under the Term Loan Documents, and (c) so long as, both immediately before and after giving effect to the incurrence of such Refinancing Indebtedness, on a Pro Forma Basis, the Senior Secured Net Leverage Ratio is less than or equal to 3.50 to 1.00, incur Indebtedness under this Agreement to prepay, refund or refinance any Senior Secured Notes and/or Indebtedness under the Term Loan Documents and/or any Specified Senior Indebtedness; provided, further, that any incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock by any Restricted Subsidiary that is not a Subsidiary Guarantor pursuant to this clause (xii) (solely as it relates to Indebtedness under clause (xiii) and Section 6.01(a)) shall be subject to the limitations set forth in Section 6.01(g) to the same extent as the Indebtedness refinanced;

(xiii) Indebtedness, Disqualified Stock or Preferred Stock (x) of the Borrower or a Restricted Subsidiary incurred to finance an acquisition, (y) of Persons that are acquired by the Borrower or any Restricted Subsidiary or Persons merged into the Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement or (z) that is assumed by the Borrower or any Restricted Subsidiary in connection with such acquisition so long as:

(A) no Default exists or shall result therefrom;

(B) any Indebtedness, Disqualified Stock or Preferred Stock incurred in reliance on clause (x) above shall not be Secured Indebtedness and shall not mature (and shall not be mandatorily redeemable in the case of Disqualified Stock of Preferred Stock) or require any payment of principal (other than in a manner consistent with the terms of the Specified Senior Indebtedness Documentation), in each case, prior to the date that is 180 days after the date set forth in clause (a) of the definition of Maturity Date;

(C) any Indebtedness, Disqualified Stock or Preferred Stock incurred or assumed in reliance on clause (y) or (z) above shall not have been incurred in contemplation of such acquisition and either:

(1) the aggregate principal amount of Indebtedness, Disqualified Stock or Preferred Stock incurred or assumed with respect to such acquisition pursuant to this sub-clause (1) and Section 6.01(b)(xxvi) shall not exceed the greater of (I) $200,000,000 and (II) 3.0% of Total Assets; provided that the aggregate principal amount of such Indebtedness incurred or assumed pursuant to this sub-clause (1) constituting Secured Indebtedness, together with all Refinancing Indebtedness in respect thereof, shall not exceed $150,000,000; or

(2) after giving pro forma effect to such acquisition or merger, the Senior Secured Net Leverage Ratio is less than or equal to 3.25 to 1.00; and

(D) after giving pro forma effect to such acquisition or merger the Total Net Leverage Ratio at the time such additional Indebtedness is incurred or assumed or such Disqualified Stock or Preferred Stock is issued, both immediately before and after giving effect to the incurrence or assumption of such Indebtedness or issuance of such Disqualified Stock or Preferred Stock, would be no greater than 6.50 to 1.00, determined on a Pro Forma Basis;

provided that any incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock by a Restricted Subsidiary that is not a Guarantor pursuant to this clause (xiii) is subject to the limitations of paragraph (g) below;

(xiv) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(xv) the Indebtedness under the Term Loan Documents of the Borrower or any of its Restricted Subsidiaries;

(xvi) (A) any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as such Indebtedness or other obligations are permitted under this Agreement, or (B) any guarantee by a Restricted Subsidiary of Indebtedness or other obligations of the Borrower; provided that, in each case, (x) such Restricted Subsidiary shall comply with its obligations under Section 5.09 and (y) in the case of any guarantee of Indebtedness or other obligations of the Borrower or any Subsidiary Guarantor by any Restricted Subsidiary that is not a Subsidiary Guarantor, such Restricted Subsidiary becomes a Subsidiary Guarantor under this Agreement;

(xvii) [Intentionally Reserved];

(xviii) Indebtedness, Disqualified Stock, or Preferred Stock of any Foreign Subsidiary or of any foreign Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into a Restricted Subsidiary that is a Foreign Subsidiary in accordance with the terms of this Agreement; provided that the aggregate amount outstanding of any such Indebtedness, Disqualified Stock, or Preferred Stock shall not at any time exceed $100,000,000;

(xix) Indebtedness issued by the Borrower or any of its Restricted Subsidiaries to future, current or former officers, directors, employees and consultants thereof or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower, a Restricted Subsidiary or any of their respective direct or indirect parent companies to the extent described in Section 6.03(b)(iv);

(xx) [Intentionally Reserved];

(xxi) Indebtedness of the Borrower, and guarantees by any Restricted Subsidiary of the Indebtedness of the Borrower and CDW Finance Corporation, under (i) senior secured notes issued prior to the Closing Date and (ii) so long as the proceeds thereof are used to prepay Indebtedness under the Term Loan Documents and the conditions set forth in Section 6.01(b)(xii) are satisfied (taking into account the conditions to removal of certain limitations described in the proviso to Section 6.01(b)(xii)) (assuming that such Indebtedness otherwise constitutes Refinancing Indebtedness), additional senior secured notes issued after the Closing Date having terms generally consistent with the then current market terms for similar issuances, not maturing earlier than August 17, 2023 and not having a shorter Weighted Average Life to Maturity than the then remaining Weighted Average Life to Maturity of the Extended Term Loans;

(xxii) cash management obligations and Indebtedness in respect of netting services, overdraft facilities, employee credit card programs, Cash Pooling Arrangements or similar arrangements in connection with cash management and deposit accounts; provided that, with respect to any Cash Pooling Arrangements, the total amount of all deposits subject to any such Cash Pooling Arrangement at all times equals or exceeds the total amount of overdrafts that may be subject to such Cash Pooling Arrangements;

(xxiii) Indebtedness of the Borrower or any of its subsidiaries in respect of Sale and Lease-Back Transactions;

(xxiv) Indebtedness of the Borrower or any of its subsidiaries incurred to finance insurance premiums in the ordinary course of business;

(xxv) Indebtedness representing deferred compensation to employees of the Borrower or any Restricted Subsidiary incurred in the ordinary course of business;

(xxvi) Indebtedness (including Acquired Indebtedness), Disqualified Stock or Preferred Stock of the Borrower or a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition in a principal amount not to exceed, in the aggregate at any one time outstanding, the greater of (x) $200,000,000 and (y) 3.0% of Total Assets; provided that the aggregate principal amount of such Indebtedness incurred or assumed pursuant to this clause (xxvi) constituting Secured Indebtedness, together with all Refinancing Indebtedness in respect thereof, shall not exceed $200,000,000; and

(xxvii) Indebtedness of the Borrower under senior secured notes issued at any time; provided, that (a) such notes shall not mature prior to the Maturity Date and (b) the Senior Secured Net Leverage Ratio, calculated on a Pro Forma Basis, shall be less than or equal to 3.25 to 1.00 at the time of issuance of such senior secured notes.

(c) For purposes of determining compliance with this Section 6.01:

(i) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in Section 6.01(b) or is entitled to be incurred pursuant to Section 6.01(a), the Borrower, in its sole discretion, may classify or reclassify such item (other than amounts described in clause (xvii) of clause (b) above, in the case of a reclassification as an incurrence pursuant to Section 6.01(a)) of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above permitted clauses; and

(ii) at the time of incurrence or permitted reclassification, the Borrower will be entitled to divide and classify an item of Indebtedness in one or more types of Indebtedness, Disqualified Stock or Preferred Stock described in Section 6.01(a) or (b).

(d) The accrual of interest, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 6.01.

(e) For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness, the dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(f) The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

(g) Notwithstanding anything to the contrary contained in Section 6.01(a) or (b), no Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor shall incur any Indebtedness or issue any Disqualified Stock or Preferred Stock in reliance on Section 6.01(a) or (b)(xiii) (the “Limited Non-Guarantor Debt Exceptions”) if the amount of such Indebtedness, Disqualified Stock or Preferred Stock, when aggregated with the amount of all other Indebtedness, Disqualified Stock or Preferred Stock outstanding under such Limited Non-Guarantor Debt Exceptions, together with any Refinancing Indebtedness in respect thereof, would exceed the amount that is the greater of (A) $750,000,000 and (B) the amount that would not cause the Consolidated Non-Guarantor Debt Ratio to exceed on a Pro Forma Basis 3.00 to 1.00; provided that in no event shall any Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Subsidiary Guarantor (i) existing at the time it became a Restricted Subsidiary or (ii) assumed in connection with any acquisition, merger or acquisition of minority interests of a non-Wholly-Owned Subsidiary (and in the case of clauses (i) and (ii), not created in contemplation of such Person becoming a Restricted Subsidiary or such acquisition, merger or acquisition of minority interests) be deemed to be Indebtedness outstanding under the Limited Non-Guarantor Debt Exceptions for purposes of this Section 6.01(g).

SECTION 6.02. Liens. Directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) on any asset or property of the Borrower or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom.

SECTION 6.03. Restricted Payments. Directly or indirectly, make any Restricted Payment, other than:

(a) any Restricted Payment made at any time when the Payment Conditions are satisfied with respect to such Restricted Payment.

(b) Section 6.03(a) will not prohibit:

(i) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(ii) (A) the redemption, prepayment, repurchase, retirement or other acquisition of any (1) Equity Interests (“Treasury Capital Stock”) of the Borrower or any Restricted Subsidiary or Subordinated Indebtedness or Specified Senior Indebtedness of the Borrower or any Guarantor or (2) Equity Interests of any direct or indirect parent company of the Borrower, in the case of each of clause (1) and (2), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Borrower or a Restricted Subsidiary) of, Equity Interests of the Borrower, or any direct or indirect parent company of the Borrower to the extent contributed to the capital of the Borrower or any Restricted Subsidiary (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (B) the declaration and payment of dividends on the

Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Borrower or a Restricted Subsidiary) of the Refunding Capital Stock, and (C) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clauses (vi)(A) or (B) of this Section 6.03(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(iii) the redemption, repurchase or other acquisition or retirement of (A) the Specified Senior Indebtedness in an amount equal to the aggregate principal amount of prepayments of Term Loans made by the Borrower pursuant to the Term Loan Agreement or of Senior Secured Notes on a dollar-for-dollar basis or (B) the Specified Senior Indebtedness or Subordinated Indebtedness of the Borrower or a Restricted Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness of the Borrower or a Restricted Guarantor, as the case may be, which is incurred in compliance with Section 6.01(b)(xii);

(iv) a Restricted Payment to pay for the repurchase, retirement, redemption or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Borrower or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant (or any of their successors, heirs, estates or assigns) of the Borrower, any of its Subsidiaries or any of their respective direct or indirect parent companies pursuant to the Krasny Plan, any management unit purchase agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (iv) do not exceed in any calendar year $25,000,000 (with unused amounts in any calendar year being carried over to the two immediately succeeding calendar years subject to a maximum of $50,000,000 in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Borrower and, to the extent contributed to the capital of the Borrower, Equity Interests of any of the direct or indirect parent companies of the Borrower, in each case to members of management, directors or consultants of the Borrower, any of its subsidiaries or any of their respective direct or indirect parent companies that occurs after the Closing Date (other than Equity Interests the proceeds of which are used to fund the Transactions), to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 6.03(a); plus

(B) the cash proceeds of key man life insurance policies received by the Borrower or any of its Restricted Subsidiaries after the Closing Date; less

(C) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A) and (B) of this clause (iv);

and provided, further, that cancellation of Indebtedness owing to the Borrower from members of management of the Borrower, any of its subsidiaries or its direct or indirect parent companies in connection with a repurchase of Equity Interests of the Borrower or any of the Borrower’s direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this Agreement;

(v) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower or any of its Restricted Subsidiaries issued in accordance with Section 6.01;

(vi) in connection with operation of the Krasny Plan, (i) tax withholding payments made in cash to the IRS in connection with in-kind withholding for payments to participants in Equity Interests of any indirect or direct parent of the Borrower and (ii) payments made in cash to the Circle of Service Foundation, Inc. representing the amount of the net tax benefit to the Borrower as a result of the implementation and continuing operation of the Krasny Plan;

(vii) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (vii) that are at the time outstanding, without giving effect to any distribution pursuant to clause (xvi) of this Section 6.03(b) or the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed 1.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(viii) repurchase of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(ix) the declaration and payment of dividends on the Borrower’s common stock (or a Restricted Payment to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following the first public Equity Offering of such common stock after the Closing Date, of up to 6% per annum of the net cash proceeds received by (or, in the case of a Restricted Payment to a direct or indirect parent entity, contributed to the capital of) the Borrower in or from any such public Equity Offering;

(x) Restricted Payments that are made with Excluded Contributions;

(xi) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (xi) not to exceed $200,000,000;

(xii) distributions or payments of Receivables Fees made in the ordinary course of business by the applicable Receivables Subsidiary;

(xiii) any Restricted Payment used to fund (A) the Transactions and (B) the payment of the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted under Section 6.06;

(xiv) the repurchase, prepayment, redemption or other acquisition or retirement for value of any Senior Notes or other Subordinated Indebtedness upon the occurrence of a Change of Control (so long as such Change of Control has been waived by the Required Lenders);

(xv) the declaration and payment of dividends or the payment of other distributions by the Borrower to, or the making of loans or advances to, any of its direct or indirect parents or the equity interest holders thereof in amounts required for any direct or indirect parent companies or the equity interest holders thereof to pay, in each case without duplication;

(A) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(B) federal, foreign, state and local income or franchise taxes (or any alternative tax in lieu thereof); provided that, in each fiscal year, the amount of such payments shall be equal to the amount that the Borrower and its Restricted Subsidiaries would be required to pay in respect of federal, foreign, state and local income or franchise taxes if such entities were corporations paying taxes separately from any parent entity at the highest combined applicable federal, foreign, state, local or franchise tax rate for such fiscal year;

(C) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Borrower to the extent such salaries, bonuses and other benefits are reasonably attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(D) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Borrower to the extent such costs and expenses are reasonably attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(E) [Intentionally Reserved];

(F) fees and expenses other than to Affiliates of the Borrower incurred pursuant to (1) any equity or debt offering of such parent entity (whether or not successful), (2) any Investment otherwise permitted under this covenant (whether or not successful) and (3) any transaction of the type described in Section 6.04;

(G) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower or any direct or indirect parent;

(H) amounts to finance Investments otherwise permitted to be made pursuant to this Section 6.03; provided that (1) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (2) such direct or indirect parent company shall, immediately following the closing thereof, cause (x) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Borrower or one of its Restricted Subsidiaries or (y) the merger of the Person formed or acquired into the Borrower or one of its Restricted Subsidiaries (to the extent not prohibited by Section 6.04) in order to consummate such Investment, in each case, subject to the limitations set forth in clauses (h) and (m) of, and the proviso set forth at the end of, the definition of Permitted Investment; (3) such direct or indirect parent company and its Affiliates (other than the Borrower or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction, (4) any property received by the Borrower shall not increase amounts available for Restricted Payments pursuant to Section 6.03(a) and (5) such Investment shall be deemed to be made by the Borrower or such Restricted Subsidiary by another paragraph of this Section 6.03 (other than pursuant to clause (x) hereof) or pursuant to the definition of “Permitted Investments” (other than clause (i) thereof);

(I) [Intentionally Reserved];

(J) reasonable and customary fees payable to any directors of any direct or indirect parent of the Borrower and reimbursement of reasonable out-of-pocket costs of the directors of any direct or indirect parent of the Borrower in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries; and

(K) reasonable and customary indemnities to directors, officers and employee of any direct or indirect parent of the Borrower in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(xvi) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents that were contributed to such Unrestricted Subsidiaries as an Investment pursuant to clause (vii) of this Section 6.03(b));

(xvii) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, that complies with Section 6.04; provided that if as a result of such consolidation, merger or transfer of assets, a Change of Control has occurred, such Change of Control has been consented to or waived by the Required Lenders;

(xviii) Restricted Payments by (A) a non-Subsidiary Guarantor, (B) a Foreign Subsidiary or (C) any other subsidiary, in each case to the Borrower or any Subsidiary Guarantor;

(xix) payments or distributions in connection with an AHYDO “catch-up” payment with respect to the Specified Senior Indebtedness;

(xx) purchases of minority interests in non-Wholly-Owned Subsidiaries by the Borrower and the Guarantors;

(xxi) any payment of any dividend from the Borrower to Holdings in connection with the payment of social security or other payroll taxes based on the issuance of Equity Interests to employees or other service providers; and

(xxii) dividends to Holdings in an aggregate amount during the term of this Agreement not to exceed 2.00% of the market capitalization of Holdings on the date of declaration of any such dividend;

provided, however, that (1) at the time of, and after giving effect to, any Restricted Payment permitted under clauses (ii), (iii), (v), (vi), (ix) (as determined at the time of the declaration of such dividend), (xi), (xv)(E)), (xvi) and (xxii) no Default shall have occurred and be continuing or would occur as a consequence thereof and (2) any Restricted Payment made under Section 6.03(b) may be reclassified as a Restricted Payment made under Section 6.03(a) to the extent such Restricted Payment and Borrower otherwise satisfies the requirements of Section 6.03(a) on such date after giving effect to such reclassification.

(c) As of the Closing Date, all of the subsidiaries of the Borrower will be Restricted Subsidiaries. The Borrower will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to Section 5.11(b). For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and its Restricted Subsidiaries (except to the extent repaid) in the subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 6.03(a) or (b)(vii), (x) or (xi), or pursuant to the definition of “Permitted Investments,” and if such subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Loan Documents.

SECTION 6.04. Fundamental Changes.

(a) The Borrower may not consolidate or merge with or into or wind up into (whether or not the Borrower is the surviving corporation), and may not sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Borrower and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

(i) the Borrower is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or the Person to whom such sale, assignment, transfer, lease, conveyance or other disposition will have been made is organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, the “Successor Company”);

(ii) the Successor Company, if other than the Borrower, expressly assumes all the Obligations of the Borrower pursuant to documentation reasonably satisfactory to the Administrative Agent;

(iii) immediately after such transaction, no Default exists;

(iv) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Total Net Leverage Ratio test described in Section 6.01(a);

(v) each Guarantor, unless it is the other party to the transactions described above, in which case Section 6.04(c)(i)(B) shall apply, shall have confirmed that its Obligations under the Loan Documents to which it is a party pursuant to documentation reasonably satisfactory to the Administrative Agent; and

(vi) the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such documentation relating to the Loan Documents, if any, comply with this Agreement;

provided that the Borrower shall notify the Administrative Agent of any such transaction and shall take all required actions either prior to or upon the later to occur of (x) 30 days following such transaction and (y) the earlier of (1) the date of required delivery of the next Section 5.04 Financials and (2) the date which is 45 days after the end of the most recently ended fiscal quarter (or such longer period as to which the Administrative Agent may consent) in order to preserve and protect the Liens on the Collateral securing the Secured Obligations.

The Successor Company will succeed to, and be substituted for the Borrower under the Loan Documents. Notwithstanding the foregoing, clause (iv) shall not apply to the Transactions.

(b) Notwithstanding the foregoing paragraphs (a)(iii) and (a)(iv),

(i) a Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Borrower or a Restricted Guarantor;

(ii) the Borrower may merge with an Affiliate of the Borrower solely for the purpose of reorganizing the Borrower in a State of the United States so long as the amount of Indebtedness of the Borrower and its Restricted Subsidiaries is not increased thereby; and

(iii) any Foreign Subsidiary may consolidate or amalgamate with or merge into or transfer all or part of its properties and assets to any other Foreign Subsidiary.

(c) No Restricted Guarantor will, and the Borrower will not permit any Restricted Guarantor to, consolidate or merge with or into or wind up into (whether or not the Borrower or Restricted Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) (A) such Restricted Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Restricted Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is organized or existing under the laws of the jurisdiction of organization of such Restricted Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Restricted Guarantor or Person, the “Successor Person”);

(B) the Successor Person, if other than such Restricted Guarantor, expressly assumes all the Obligations of such Restricted Guarantor pursuant to documentation reasonably satisfactory to the Administrative Agent;

(C) immediately after such transaction, no Default exists; and

(D) the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such documentation relating to the Loan Documents, if any, comply with this Agreement;

(ii) the transaction does not violate Section 6.05;

provided that the Borrower shall notify the Administrative Agent of any such transaction and shall take all required actions either prior to or upon the later to occur of (x) 30 days following such transaction and (y) the earlier of (1) the date of required delivery of the next Section 5.04 Financials and (2) the date which is 45 days after the end of the most recently ended fiscal quarter (or such longer period as to which the Administrative Agent may consent) in order to preserve and protect the Liens on the Collateral securing the Secured Obligations.

In the case of clause (i)(A) above, the Successor Person will succeed to, and be substituted for, such Restricted Guarantor under the Loan Documents. Notwithstanding the foregoing, any Restricted Guarantor (x) may merge into or transfer all or part of its properties and assets to another Restricted Guarantor or the Borrower or (y) dissolve, liquidate or wind up its affairs if such dissolution, liquidation or winding up could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.05. Dispositions. Cause, make or suffer to exist a Disposition, except:

(a) any Disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale in the ordinary course of business;

(b) the Disposition of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries in a manner permitted pursuant to the provisions described above under Section 6.04;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 6.03;

(d) any Disposition of property or assets or issuance of Equity Interests (A) by a Restricted Subsidiary of the Borrower to the Borrower or (B) by the Borrower or a Restricted Subsidiary of the Borrower to another Restricted Subsidiary of the Borrower; provided that in the case of any event described in clause (B) where the transferee or purchaser is not a Guarantor, then at the option of the Borrower, either (1) such disposition shall constitute a Disposition for purposes of the definition of Prepayment Asset Sale or (2) the Net Cash Proceeds thereof, when aggregated with the amount of Permitted Investments made pursuant to clauses (a) and (c) of the definition thereof, shall not exceed the dollar amount set forth in the final proviso of such definition;

(e) any Permitted Asset Swap;

(f) the sale, lease, assignment, license or sub-lease of any real, intangible or personal property in the ordinary course of business;

(g) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(h) sales of accounts receivable, or participations therein, by any Restricted Subsidiary that is not a Restricted Guarantor in connection with any Receivables Facility;

(i) any sale or other disposition in connection with any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date (excluding property constituting Revolving Facility Primary Collateral), including Sale and Lease-Back Transactions and asset securitizations permitted under this Agreement;

(j) sales of accounts receivable in connection with the collection or compromise thereof;

(k) transfers of property subject to casualty or condemnation proceedings (including in lieu thereof) upon the receipt of the net cash proceeds therefor; provided such transfer shall constitute a Property Loss Event;

(l) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Borrower or a Restricted Subsidiary are not material to the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(m) voluntary terminations of Hedging Obligations;

(n) Dispositions (including Sale and Lease-Back Transactions) by a Foreign Subsidiary designed to generate foreign distributable reserves;

(o) any Disposition to the extent not involving property (when taken together with any related Disposition or series of related Dispositions) with a fair market value in excess of $25,000,000; and

(p) Dispositions (other than Dispositions by the Borrower and the Restricted Guarantors primarily of Accounts and Inventory) not otherwise permitted under this Section 6.05; provided that:

(i) at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Obligations or that are owed to the Borrower or a Restricted Subsidiary, that are assumed by the transferee of any such assets and for which the Borrower and all of its Restricted Subsidiaries have been validly released by all creditors in writing, (B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Disposition, and (C) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of $130,000,000 and 2.00% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose;

(ii) any Disposition of assets or issuance or sale of Equity Interests of a Restricted Subsidiary in any transaction or series of related transactions, when taken together with all other dispositions made in reliance on this paragraph (p), does not have a fair market value in excess of 10.0% of Total Assets of the Borrower on the Closing Date; and

(iii) if after giving effect to any such Disposition, Excess Cash Availability would be less than the Excess Availability Threshold, the Borrower shall have delivered an updated Borrowing Base Certificate to the Administrative Agent on the date of any Disposition made in reliance on this paragraph (p); and

(q) Sale and Lease-Back Transactions involving (i) real property owned on the Closing Date (other than any Mortgaged Property), (ii) property acquired not more than 180 days prior to such Sale and Lease Back Transaction for cash in an amount at least equal to the cost of such property and (iii) other property for cash consideration if the sale is treated as a Prepayment Asset Sale;

provided that the consideration received by the Borrower or such Restricted Subsidiary, as the case may be, with respect to any Disposition of any property with a fair market value in excess of $25,000,000 must be at least equal to the fair market value (as determined in good faith by the Borrower) of the assets sold or otherwise disposed of. To the extent any Collateral is disposed of as expressly permitted by this Section 6.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

SECTION 6.06. Transactions with Affiliates. Except for transactions by or among the Borrower and the Restricted Guarantors, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, involving aggregate payments or consideration in excess of $10,000,000 in any fiscal year unless:

(a) such transaction is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(b) the Borrower delivers to the Administrative Agent with respect to any such transaction or series of related transactions involving aggregate payments or consideration in excess of $25,000,000, a resolution adopted by the majority of the board of directors of the Borrower approving such transaction and set forth in an Officer’s Certificate certifying that such transaction complies with clause (a) above.

(c) The foregoing provisions will not apply to the following:

(i) the Borrower or any Restricted Subsidiary may engage in any of the foregoing transactions at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

(ii) [Intentionally Reserved];

(iii) the Transactions and the payment of the Transaction Expenses;

(iv) issuances by the Borrower and its Restricted Subsidiaries of Equity Interests not prohibited under this Agreement;

(v) reasonable and customary fees payable to any directors of the Borrower and its Restricted Subsidiaries (or any direct or indirect parent of the Borrower) and reimbursement of reasonable out-of-pocket costs of the directors of the Borrower and its subsidiaries (or any direct or indirect parent of the Borrower) in the ordinary course of business, in the case of any direct or indirect parent to the extent reasonably attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries);

(vi) expense reimbursement and employment, severance and compensation arrangements entered into by the Borrower and its Restricted Subsidiaries with their officers, employees and consultants in the ordinary course of business, including, without limitation, the payment of stay bonuses and incentive compensation and/or such officer’s, employee’s or consultant’s equity investment in certain Restricted Subsidiaries;

(vii) payments by the Borrower and its Restricted Subsidiaries to each other pursuant to tax sharing agreements or arrangements among Parent and its subsidiaries on customary terms (including, without limitation, transfer pricing initiatives);

(viii) the payment of reasonable and customary indemnities to directors, officers and employees of the Borrower and its Restricted Subsidiaries (or any direct or indirect parent of the Borrower) in the ordinary course of business, in the case of any direct or indirect parent to the extent attributable to the operations of the Borrower and its Restricted Subsidiaries;

(ix) transactions pursuant to permitted agreements in existence on the Closing Date and disclosed to the Lenders prior to the Closing Date and any amendment thereto to the extent such an amendment is not adverse to the interests of the Lenders in any material respect;

(x) Restricted Payments permitted under Section 6.03;

(xi) [Intentionally Reserved];

(xii) loans and other transactions among the Borrower and its subsidiaries (and any direct and indirect parent company of the Borrower) to the extent permitted under this Article VI; provided that any Indebtedness of any Loan Party owed to a Restricted Subsidiary that is not a Loan Party shall be subject to subordination provisions no less favorable to the Lenders than the subordination provisions reasonably acceptable to the Administrative Agent;

(xiii) the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement, principal investors agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements entered into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (xiii) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Lenders when taken as a whole;

(xiv) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business which are fair to the Borrower and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(xv) sales of accounts receivable, or participations therein, by any Restricted Subsidiary that is not a Restricted Guarantor in connection with any Receivables Facility;

(xvi) payments or loans (or cancellation of loans) to employees or consultants of the Borrower, any of its direct or indirect parent companies or any of its Restricted Subsidiaries which are approved by a majority of the board of directors of the Borrower in good faith; and

(xvii) transactions among Foreign Subsidiaries for tax planning and tax efficiency purposes.

SECTION 6.07. Restrictive Agreements. Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon:

(a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations;

(b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to guarantee Indebtedness of the Borrower or any other Restricted Subsidiary; or

(c) the ability of any Restricted Subsidiary to sell, lease or transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries;

provided that the foregoing shall not apply to:

(i) restrictions and conditions imposed by law, by any Loan Document or which (x) exist on the date hereof and (y) to the extent contractual obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such contractual obligation;

(ii) customary restrictions and conditions contained in agreements relating to any sale of assets pending such sale; provided such restrictions and conditions apply only to the Person or property that is to be sold;

(iii) restrictions and conditions (x) on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder or (y) by the terms of the documentation governing any Receivables Facility that in the good faith determination of the Borrower are necessary or advisable to effect such Receivables Facility;

(iv) restrictions or conditions imposed by any agreement relating to Secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the Person obligated under such Indebtedness and its subsidiaries or the property or assets intended to secure such Indebtedness;

(v) contractual obligations binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary;

(vi) restrictions and conditions imposed by the terms of the documentation governing any Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Loan Party, which Indebtedness, Disqualified Stock or Preferred Stock is permitted by Section 6.01;

(vii) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.03 and applicable solely to such joint venture entered into in the ordinary course of business;

(viii) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.01 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and the Lenders with respect to the Credit Facilities and the Obligations under the Loan Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens equally and ratably or on a junior basis;

(ix) restrictions on cash, other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(x) Secured Indebtedness otherwise permitted to be incurred under Sections 6.01 and 6.02 that limit the right of the obligor to dispose of the assets securing such Indebtedness;

(xi) any encumbrances or restrictions of the type referred to in clauses (a) and (b) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (x) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the reasonable, good faith judgment of the Borrower, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(d) clause (a) and clause (c) of the foregoing shall not apply to customary provisions in leases, subleases, licenses, sublicenses and other contracts restricting the assignment, sale or transfer thereof, in each case entered into in the ordinary course of business or which exists on the date hereof, and no such clause in this Section 6.07 shall prohibit or restrict such party’s right to execute a subordination, non-disturbance and attornment agreement in a form customary and reasonably acceptable to Borrower or such Restricted Subsidiary.

SECTION 6.08. Business of the Borrower and Its Restricted Subsidiaries. Engage in any line of business material to the Borrower and its subsidiaries taken as a whole other than (a) those lines of business conducted by the Borrower or any Restricted Subsidiary on the Closing Date or (b) any Similar Business.

SECTION 6.09. Modification of Junior Financing Documentation and Term Loan Documents. Directly or indirectly, amend, modify or change (a) the subordination provisions of any Junior Financing Documentation (and the component definitions used therein) or (b) any other term or condition of the Specified Senior Indebtedness Documentation, any Junior Financing Documentation or any Term Loan Documents, in the case of this clause (b), in any manner materially adverse to the interests of the Lenders (unless, in the case of any Specified Senior Indebtedness Documentation or Term Loan Documents, the Indebtedness outstanding under such documentation, as so amended, modified or changed, would at such time be permitted to be incurred as Refinancing Indebtedness in respect thereof in accordance with Section 6.01(b)(xii)).

SECTION 6.10. Changes in Fiscal Year. Make any change in its fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 6.11. Minimum Fixed Charge Coverage Ratio. If the average daily Excess Cash Availability for five (5) or more consecutive Business Days (the first five (5) Business Days of any such period being, the “Relevant Period”) shall be less than the Excess Availability Threshold (such occurrence, a “triggering event”), thereafter (and until such time as the daily Excess Cash Availability exceeds the Excess Availability Threshold for a period of thirty (30) consecutive Business Days), permit the Fixed Charge Coverage Ratio, for any period of four consecutive fiscal quarters ending on the last day of each fiscal quarter (commencing with the last day of the most recent fiscal quarter preceding such triggering event) to be less than 1.00 to 1.00.

SECTION 6.12. Restriction on Proceeds. Request any Borrowing, Floorplan Loan or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing, Floorplan Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case except to the extent permitted for a Person required to comply with any Sanctions, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 6.13. Bundled Solutions Cash. Collect amounts in respect of Bundled Solutions on behalf of any applicable leasing partners and/or third parties in excess of $50,000,000 (or such greater amount as may be permitted by the Administrative Agent, in its sole discretion) at any one time owing by the Borrower and its Restricted Subsidiaries to such applicable leasing partners and/or third parties.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in any Loan Document or any representation, warranty, statement or information contained in any certificate required to be furnished pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Loan or any reimbursement obligation in respect of any Floorplan Loan Payment or LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for mandatory prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan, Floorplan Loan Payment or LC Disbursement or any fee or other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in Section 5.01(a) (with respect to the Borrower), Section 5.02(b), Section 5.04(h) (and such default with respect to Section 5.04(h) shall continue unremedied for a period of five Business Days; provided that Borrower may not rely on more than 3 such grace periods during any period of 12 consecutive months), Section 5.05(a) or in Article VI;

(e) default shall be made in the due observance or performance by any Loan Party or its Restricted Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower;

(f)(i) the Borrower or any Restricted Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to an applicable grace period), which failure enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or that is a failure to pay such Material Indebtedness at its maturity or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that clause (ii) shall not apply to secured Material Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness if such sale or transfer is otherwise permitted hereunder;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary), or of a substantial part of the property or assets of the Borrower or a Restricted Subsidiary (other than an Immaterial Subsidiary), under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of the property or assets of the Borrower or a Restricted Subsidiary (other than an Immaterial Subsidiary) or (iii) the winding-up or liquidation of the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of any proceeding or the filing of any petition described in clause (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of the property or assets of the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its general inability or fail generally to pay its debts as they become due;

(i) one or more judgments for the payment of money in an aggregate amount exceeding $125,000,000 (to the extent not covered by insurance as to which an insurance company has not denied coverage or by an indemnification agreement as to which the indemnifying party has not denied liability) shall be rendered against the Borrower and/or any Restricted Subsidiary (other than an Immaterial Subsidiary) and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed;

(j) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect or, (ii) a Pension Event occurs with respect to any Foreign Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect;

(k) any material provision of any Loan Document, at any time after its execution and delivery, shall for any reason cease to be in full force and effect (other than in accordance with its terms or in accordance with the terms of the other Loan Documents), or any Loan Party contests in writing the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability thereunder (other than as a result of the discharge of such Loan Party in accordance with the terms of the Loan Documents);

(l) other than with respect to de minimis items of Collateral not exceeding $5,000,000 in the aggregate, any Lien purported to be created by any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid, perfected first priority Lien (subject only to Permitted Liens) having the priority contemplated thereby (except as otherwise expressly provided in this Agreement or such Security Document) on the securities, assets or properties purported to be covered thereby, except to the extent that any lack of validity, perfection or priority results from any act or omission of any Administrative Agent, or any Lender (so long as such act or omission does not result from the breach or non-compliance by a Loan Party with the Loan Documents);

(m) there shall have occurred a Change of Control;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 7.02. Right to Cure. Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower fails (or, but for the operation of this Section 7.02, would fail) to comply with the financial covenant set forth in Section 6.11, until the expiration of the 10th day subsequent to the date the certificate calculating compliance with the financial covenant set forth in Section 6.11 is required to be delivered pursuant to Section 5.04(c), the Borrower shall have the right to receive cash contributions to its capital from Holdings (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Specified Equity Contribution”) such financial covenant shall be recalculated giving effect to a pro forma adjustment by which EBITDA shall be increased with respect to such applicable quarter and any four-quarter period that contains such quarter, solely for the purpose of measuring such financial and not for any other purpose under this Agreement, by an amount equal to the Specified Equity Contribution; provided that, (i) in each four-fiscal-quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised and (ii) for purposes of this Section 7.02, the Specified Equity Contribution shall be no greater than the amount required for purposes of complying with such financial covenant. If, after giving effect to the adjustments in this Section 7.02, the Borrower shall then be in compliance with the requirements of the financial covenant, the Borrower shall be deemed to have satisfied the requirements of such financial covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such financial covenant that had occurred shall be deemed cured for this purposes of the Agreement.

ARTICLE VIII

The Agents

SECTION 8.01. Agents.

Each of the Lenders hereby irrevocably appoints the Administrative Agent and the Co-Collateral Agents (collectively, the “Agents”) and authorizes each Agent, in its respective capacity, to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized to execute any and all documents (including releases and intercreditor agreements) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.

The banks serving as Agents hereunder shall have the same rights and powers in their capacity as a Lender as any other Lender and may exercise the same as though they were not an Agent, and such banks and their Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any subsidiary or other Affiliate thereof as if they were not an Agent hereunder.

No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), (c) each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action and (d) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of the subsidiaries thereof that is communicated to or obtained by the bank serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence, bad faith or willful misconduct or material breach of the Loan Documents (as determined by a court of competent jurisdiction in a final and non-appealable judgment). No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the applicable Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower or any Affiliate thereof), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in good faith and in accordance with the advice of any such counsel, accountants or experts.

For purposes of determining compliance with the conditions specified in Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

Subject to the appointment and acceptance of a successor Agent as provided below, each Agent may resign at any time by notifying in writing the Lenders, each Issuing Bank (if applicable), the Floorplan Funding Agent and the Borrower. Upon receipt of any such notice of resignation of such Agent, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing under paragraphs (g)(i) or (h) of Article VII), to appoint a successor (other than a Disqualified Institution) which shall be a commercial banking institution organized under the laws of the United States or any State or a United States branch or agency of a commercial banking institution, in each case having a combined capital and surplus of at least $500,000,000. The parties hereto agree that as of the Closing Date, Deutsche Bank AG New York Branch (the “Resigning Agent”) shall have resigned as a Co-Collateral Agent and shall be replaced with BOFA, as a Co-Collateral Agent (the “Resignation and Appointment”). Each such party’s acknowledgment and agreement in respect of the Resignation and Appointment is also deemed to be a waiver of any consents or amendments to the Loan Documents (as defined in the Original Credit Agreement) to effectuate the Resignation and Appointment and any prior notice requirement or waiting period prior to the effectiveness of the Resignation and Appointment provided for in the Original Credit Agreement. After the Closing Date, the provisions of Article VIII and Section 9.05 of the Original Credit Agreement shall continue in effect for the benefit of the Resigning Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the Resigning Agent was acting as Co-Collateral Agent under the Original Credit Agreement. The Resigning Agent shall have no responsibility or liability whatsoever for the actions or omissions of BOFA, in its capacity as Co-Collateral Agent, its Related Parties and any successor thereto.

If no successor Agent is appointed prior to the effective date of resignation of the relevant Agent specified by such Agent in its notice, the resigning Agent may appoint, after consulting with the Lenders with the consent of and the Borrower, a successor agent from among the Lenders. If no successor agent has accepted appointment as the successor agent by the date which is 60 days following such Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of such Agent hereunder until such time, if any, as the Required Lenders, appoint a successor agent as provided for above (except in the case of the Administrative Agent holding collateral security on behalf of any Secured Parties, the resigning Administrative Agent shall continue to hold such collateral security as nominee until such time as a successor Administrative Agent is appointed). Upon the acceptance of any appointment as an Agent hereunder by a successor (and, in the case of a successor Administrative Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Security Documents, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Security Documents or (b) otherwise ensure that the obligations under Section 5.09 are satisfied), the successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

None of Lenders or other Persons identified on the cover page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “bookrunner,” or “arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.

Each Lender acknowledges that it has, independently and without reliance upon an Agent, the Arrangers or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent, the Arrangers or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise;

(a) to file and prove a claim for the whole amount of the Obligations and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and each Agent or (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and each Agent and their respective agents and counsel and all other amounts due such Lenders and the Administrative Agent under Section 2.05 and 9.05) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to such Agent and, in the event such Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05 and 9.05.

Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan or reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize any Agent to vote in respect of the claim of any such Lender in any such proceeding.

Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article VIII with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article VIII included such Issuing Bank with respect to such acts or omissions and (ii) as additionally provided herein with respect to such Issuing Bank.

Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that no Agent undertakes any obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other

Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 8.02. Credit Bidding.

Each of the Lenders hereby irrevocably authorizes the Administrative Agent, on behalf of all Secured Parties to take any of the following actions upon the instruction of the Required Lenders:

(a) consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Obligations in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof;

(b) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code, including under Section 363 thereof;

(c) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC;

(d) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or

(e) estimate the amount of any contingent or unliquidated Obligations of such Lender or other Secured Party;

it being understood that no Lender shall be required to fund any amount (other than by means of offset) in connection with any purchase of all or any portion of the Collateral by the Administrative Agent pursuant to the foregoing clauses (b), (c) or (d) without its prior written consent.

Each Secured Party agrees that the Administrative Agent is under no obligation to credit bid any part of the Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under clauses (b), (c) or (d) of the preceding paragraph, the Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by the Administrative Agent on a ratable basis.

With respect to each contingent or unliquidated claim that is an Obligation, the Administrative Agent is hereby authorized, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of the Administrative Agent to credit bid the Obligations or purchase the Collateral in the relevant Disposition. In the event that the Administrative Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Administrative Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

Each Secured Party whose Obligations are credit bid under clauses (b), (c) or (d) of the third preceding paragraph shall be entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Capital Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Obligations of such Secured Party that were credit bid in such credit bid or other Disposition, by (y) the aggregate amount of all Obligations that were credit bid in such credit bid or other Disposition.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax (with Email copies in the case of notices and communications sent to J.P. Morgan as specified below), as follows:

(a) if to the Borrower, to it at:

CDW LLC

200 N. Milwaukee Avenue

Vernon Hills, IL 60061

Attention of: Ann E. Ziegler, Chief Financial Officer

(Fax No. 847-968-0304)

Email address: aziegler@cdw.com

Christine A. Leahy, General Counsel (Fax No. 847-968-0303)

E-mail address: cleahy@cdw.com

Robert J. Welyki, Treasurer

Fax No. 847-371-2575

E-mail address: bobwel@cdw.com

with a copy to (which shall not constitute notice):

Paul Hastings LLP

71 South Wacker Drive

Suite 4500

Chicago, Illinois 60606

Attention: Maureen E. Sweeney

(Fax No. 312-499-6109)

Email: maureensweeney@paulhastings.com

(b) if to the Administrative Agent or the Swingline Lender, to J.P. Morgan at:

JPMorgan Chase Bank. N.A.

500 Stanton Christiana Road, Ops 2, Floor 03

Newark, DE, 19713-2107, United States

Attention: Eugene Tull III

(Fax No. 302-634-3301)

Email: eugene.h.tulliii@chase.com

with a copy to:

JPMorgan Chase Bank. N.A.

383 Madison Ave., Floor 24

New York, NY 10179

Attention: Matthew Cheung

(Fax No. 212-270-3279)

Email: matthew.cheung@jpmorgan.com

with a further Email copy to:

covenant.compliance@jpmorgan.com; and

ib.cbc@jpmorgan.com

and, in the case of a notification with respect to the DQ List, with a further Email copy to:

JPMDQ_Contact@jpmorgan.com

(c) if to the Floorplan Funding Agent, to Wells Fargo Commercial Distribution Finance, LLC at:

Wells Fargo Commercial Distribution Finance, LLC

1100 Abernathy Road, 15th Floor

Atlanta, GA 30328

Attention: John Zebracki

Email: John.J.Zebracki@wellsfargo.com

(d) if to a Lender, Issuing Bank or a Co-Collateral Agent, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date three Business Days after dispatch by certified or registered mail if mailed, in each case, delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among the Borrower, the Administrative Agent and the applicable Lenders from time to time in writing, notices and other communications may also be delivered or furnished by e-mail; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein or any other Loan Document, shall be considered to have been relied upon by the Administrative Agent, the Lenders and the Issuing Banks and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by each Issuing Bank, regardless of any investigation made by the Administrative Agent, the Lenders or such Issuing Bank or on their behalf, and notwithstanding that any Agent, any Lender or any Issuing Bank may have had notice or actual knowledge of any Default at the time of any Credit Event shall continue in full force and effect until the Termination Date. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the

Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Co-Collateral Agent, any Lender or any Issuing Bank.

SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto. EACH LENDER AND EACH OTHER PERSON PARTY HERETO FROM TIME TO TIME (OTHER THAN THE LOAN PARTIES) HEREBY (A) ACKNOWLEDGES THAT IT HAS RECEIVED A COPY OF THE TERM LOAN INTERCREDITOR AGREEMENT AND COPIES OF THE INVENTORY FINANCING INTERCREDITOR AGREEMENTS, (B) CONSENTS TO THE PROVISIONS OF THE TERM LOAN INTERCREDITOR AGREEMENT AND THE INVENTORY FINANCING INTERCREDITOR AGREEMENTS, (C) AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE TERM LOAN INTERCREDITOR AGREEMENT AND THE INVENTORY FINANCING INTERCREDITOR AGREEMENTS AND (D) AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO ANY AMENDMENTS TO THE TERM LOAN INTERCREDITOR AGREEMENT, INVENTORY FINANCING INTERCREDITOR AGREEMENTS, AND THE SECURITY DOCUMENTS ON THE ADMINISTRATIVE AGENT’S BEHALF AND ON BEHALF OF SUCH LENDER. EACH LENDER BY MAKING OR PURCHASING AN INTEREST IN ANY LOAN AT ANY TIME SHALL BE DEEMED TO HAVE AGREED TO BE BOUND BY THE TERM LOAN INTERCREDITOR AGREEMENT AND THE INVENTORY FINANCING INTERCREDITOR AGREEMENTS.

SECTION 9.04. Successors and Assigns.

(a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, any Issuing Bank or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign to one or more assignees (in each case, subject to Section 9.04(l)) all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) each of the Administrative Agent and the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed and, if the Borrower does not provide notice of consent or denial of consent within 10 Business Days of Borrower’s receipt of notice of an assignment, the Borrower shall be deemed to have consented to such assignment); provided that no such consent shall be required to any such assignment made to a Lender or an Affiliate or Related Fund of a Lender (in each case, subject to Section 9.04(l))) (each, an “Eligible Assignee”) and the consent of the Borrower shall not be required during the continuance of any Event of Default arising under clause (b), (c), (g)(i) or (h) of Article VII, (ii) (A) in the case of any assignment, other than assignments to any Eligible Assignee, the amount of the Commitment of the assigning Lender (or, in the case of an assignment of Loans after the Commitment has expired or been terminated, the aggregate principal amount of the loans of the assigning Lenders) subject to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or if less, the entire remaining amount of such Lender’s Commitment (or Loans)) and shall be in an amount that is an integral multiple of $1,000,000 (or the entire remaining amount of such Lender’s Commitment (or Loans)) provided, however, that simultaneous assignments by or to two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met, and (B) in the case of any assignment to any Eligible Assignee, after giving effect to such assignment, the aggregate Revolving Commitments (or Loans), of the assigning Lender and its Affiliates and Related Funds shall be zero or not less than $1,000,000, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance (such Assignment and Acceptance to be (A) electronically executed and delivered to the Administrative Agent via an electronic settlement system then acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and (B) delivered together with a processing and recordation fee of $3,500, unless waived or reduced by the

Administrative Agent in its sole discretion; provided that only one such fee shall be payable in connection with simultaneous assignments by or to two or more Related Funds), (v) the assignee, if it shall not be a Lender immediately prior to the assignment, shall deliver to the Administrative Agent an Administrative Questionnaire and the tax forms required under Section 2.20(e), (f) or (g), as applicable and (vi) notwithstanding anything to the contrary in this Section 9.04(b), no assignment shall be made to a natural person. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, as well as to any fees accrued for its account and not yet paid). Any assignment or transfer that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section 9.04.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Revolving Commitment, and the outstanding principal amount of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, the Borrower or any subsidiary or the performance or observance by Holdings, the Borrower or any subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance, (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and any changes thereto, whether by assignment or otherwise, and the Commitment of, and principal amount of the Loans (and related interest amount and fees with respect to such Loan) owing and paid to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and Lenders at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent, the Borrower and the Issuing Banks to such assignment (in each case to the extent required pursuant to paragraph (b) above) and any applicable tax forms required by Section 2.20(e), (f) or (g), as applicable, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) promptly record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Each Lender may without the consent of the Borrower, the Swingline Lender, any Issuing Bank or the Administrative Agent sell participations to one or more banks or other Persons (subject to Section 9.04(l))) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it and its participations in the LC Exposure and/or Swingline Loans); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant and in the case of Section 2.20, only if such participant shall have provided any form of information that it would have been required to provide under such Section if it were a Lender), (iv) to the extent permitted by applicable law, each participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, so long as such participant agrees to be subject to Section 2.18 as though it were a Lender and (v) the Borrower, the Administrative Agent, each Issuing Bank, the Swingline Lender and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans or LC Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers described in clauses (i), (ii) and (iii) of Section 9.08(b) as it pertains to the Loans or Commitments in which such participant has an interest). Each Lender selling a participation to a participant (i) shall keep a register (acting solely for this purpose as a non-fiduciary agent of the Borrower), meeting the requirements of Treasury Regulation Section 5f.103-1(c), of each such participation, specifying such participant’s entitlement to payments of principal and interest with respect to such participation and (ii) shall provide the Administrative Agent and the Borrower with the applicable forms, certificates and statements described in Section 2.20(e) or (f) hereof, as applicable, as if such participant was a Lender hereunder; provided, however, that no Lender shall have any obligation to disclose the participant register described in the foregoing clause (i) to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Treasury Regulation Section 5f.103-1(c). Notwithstanding anything in clause (ii) of the immediately preceding sentence to the contrary, each Lender shall have the right to sell one or more participations to one or more lenders or other Persons that provide financing to such Lender in the form of sales and repurchases of participations without having to satisfy the requirements set forth therein; provided, however, that notwithstanding anything in this Agreement to the contrary, if a participation is sold to a Person that fails to satisfy the requirements of clause (ii) of the immediately preceding sentence, such Person shall not be entitled to the benefit of the cost protection provisions contained in Section 2.20.

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any non-public information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such non-public information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that (i) such assignment shall not increase the costs or expenses or otherwise increase or change the obligations of the Borrower hereunder and (ii) no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (x) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower hereunder, (y) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (z) the Granting Lender shall for all purposes remain the Lender of record hereunder. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender and (B) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(j) The Borrower shall not assign or delegate any of its rights or duties hereunder (other than in a transaction permitted by Section 6.04) without the prior written consent of the Administrative Agent, each Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.

(k) If the Borrower wishes to replace the Loans or Commitments hereunder with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.08(d)). Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 2.16. By receiving such purchase price, the Lenders shall automatically be deemed to have assigned the Loans or Commitments pursuant to the terms of an Assignment and Acceptance, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(l) Disqualified Institutions.

(i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a written supplement to the list of “Disqualified Institutions” referred to in the definition of “Disqualified Institution”), (x) such assignee or participant shall not retroactively be disqualified from becoming a Lender or participant and (y) the execution by the Borrower of an Assignment and Acceptance with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (l)(i) shall not be void, but the other provisions of this clause (l) shall apply.

(ii) If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Persons (other than a Disqualified Institution) at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders (or any of them) and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders, (B) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (C) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to the Bankruptcy Code or any Debtor Relief Laws (a “Bankruptcy Plan”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Bankruptcy Plan, (2) if such Disqualified Institution does vote on such Bankruptcy Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Bankruptcy Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv) The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on a Platform, including that portion of such Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender or potential Lender requesting the same.

(v) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any other Lender or participant or prospective Lender or participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Institution.

SECTION 9.05. Expenses; Indemnity.

(a) The Borrower agrees to pay (i) all reasonable out-of-pocket expenses (but limited, as to legal fees and expenses, to those of Latham & Watkins LLP, counsel for the Administrative Agent and J.P Morgan taken as a whole, and, if reasonably necessary, of one local counsel in each material jurisdiction) incurred by the Arrangers and the Administrative Agent, in connection with the syndication of the Credit Facilities and the preparation and administration of this Agreement and the other Loan Documents and in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) and (ii) all reasonable out-of-pocket expenses (but limited, as to legal fees and expenses, to one counsel for all such Persons taken as a whole, and, if reasonably necessary, of one local counsel to all such Persons taken as a whole in each material jurisdiction) incurred by the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender in connection with the enforcement or protection of its rights or remedies in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(i) appraisals (subject to Section 5.12) and insurance reviews; and

(ii) field examinations and the preparation of Reports as described in Section 5.12;

(b) The Borrower agrees to indemnify each Arranger, each Agent, each Lender, each Issuing Bank, the Swingline Lender, the Floorplan Funding Agent and each of the foregoing Persons’ Related Parties and their successors and assigns (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all costs, expenses (including reasonable fees, out-of-pocket disbursements and other charges of one counsel to the Indemnitees, taken as a whole, and one local counsel to the Indemnitees taken as a whole in each material jurisdiction; provided that if (i) one or more Indemnitees shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to one or more other Indemnitees or (ii) the representation of the Indemnitees (or any portion thereof) by the same counsel would be inappropriate due to actual or potential differing interests between them, then such expenses shall include the reasonable fees, out-of-pocket disbursements and other charges of one separate counsel to such Indemnitees, taken as a whole, in each relevant jurisdiction), and liabilities of such Indemnitee arising out of or in connection with (w) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Credit Facility), (x) the use of the proceeds of the Loans or issuance of Letters of Credit, (y) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates), or (z) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by Holdings, the Borrower or any of the subsidiaries, or any liability under Environmental Laws related in any way to Holdings, the Borrower or the subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such costs, expenses or liabilities (x) resulted from the gross negligence, bad faith, fraud or willful misconduct of such Indemnitee (or its Affiliates and the respective directors, officers, employees and agents of such Indemnitee and such Indemnitee’s Affiliates) (each, a “related party” of such Indemnitee) or material breach of its (or any of its related parties’) obligations hereunder or under any of the other Loan Documents or in connection with any transaction contemplated hereby or thereby, in each case as determined by a court of competent jurisdiction in a final non-appealable judgment or (y) relate to the presence or Release of Hazardous Materials that first occur at any property owned by Holdings or the Borrower after such property is transferred to any Indemnitee, any of its related parties or any of their respective successors or assigns by foreclosure, deed-in-lieu of foreclosure or similar transfer. The Borrower shall have no obligation to reimburse any Indemnitee for fees and expenses unless such Indemnitee provides the Borrower with an undertaking in which such Indemnitee agrees to refund and return any and all amounts paid by the Borrower to such Indemnitee to the extent any of the foregoing items in clauses (x) and (y) occurs. Notwithstanding the foregoing, this Section 9.05 shall not apply to Tax matters, which shall be governed exclusively by Section 2.20.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Arrangers, the Administrative Agent or any other Indemnitee related thereto under paragraph (a) or (b) of this Section (and without limiting its obligation to do so), each Lender severally agrees to pay to the Arrangers, such Indemnitee and the Administrative Agent, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Arrangers, the Administrative Agent, the Issuing Banks, the Swingline Lender or such Indemnitee in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of outstanding the aggregate Revolving Exposure and unused Commitments at the time.

(d) To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim from (i) the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages have resulted from the willful misconduct, bad faith, fraud or gross negligence of such party of any of its Affiliates or the respective directors, officers, employees and agents of such party and such party’s Affiliates and (ii) any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Borrower’s indemnification obligations to the extent such special, indirect, consequential and punitive damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder.

(e) The provisions of this Section 9.05 shall survive the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Lender or the Issuing Banks. All amounts due under this Section 9.05 shall be payable within 30 days after receipt of an invoice relating thereto setting forth such amounts in reasonable detail.

SECTION 9.06. Right of Setoff; Payments Set Aside.

(a) If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and its subsidiaries) to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.27(e) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

(b) To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, then (i) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08. Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, any Co-Collateral Agent, the Floorplan Funding Agent, any Lender or any Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each Co-Collateral Agent, the Floorplan Funding Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Subject to Section 2.24 and clause (d) below, and except for those actions expressly permitted to be taken by the Administrative Agent, any Co-Collateral Agent, the Floorplan Funding Agent or the Majority Agents, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Required Lenders and the Loan Parties that are party thereto and are affected by such waiver, amendment or modification and acknowledged by the Administrative Agent; provided, however, that no such agreement shall:

(i) reduce the principal amount of, or extend or waive any scheduled amortization payment or the final scheduled maturity date of or date for the payment of any interest on, any Loan or any date for reimbursement of an LC Disbursement, forgive any such payment or any part thereof, or decrease the rate of interest on any Loan or LC Disbursement, without the prior written consent of each Lender (including any such Lender that is a Defaulting Lender) directly and adversely affected thereby (it being understood that any change to the component definitions of Excess Cash Availability affecting the determination of interest and the waiver of a Default, Event of Default or default interest shall only require the consent of the Borrower and the Required Lenders);

(ii) increase or extend the Commitment (provided that the Administrative Agent may make Protective Advances as set forth in Section 2.25) or decrease or extend the date for payment of any fees of any Lender without the prior written consent of such Lender (including any such Lender that is a Defaulting Lender);

(iii) amend or modify the provisions of Section 2.17(b), the provisions of Section 9.04(j) (it being understood that any change to Section 6.04 and Section 8.02 shall only require approval of the Required Lenders), the definition of “Pro Rata Percentage” or the provisions of this Section (except as set forth below) or release all or substantially all of the Guarantors or all or substantially all of the Collateral (except as permitted under Section 6.04 and the Guarantee and Collateral Agreement), without the prior written consent of each Lender;

(iv) reduce the percentage contained in the definition of the term “Required Lenders” or the term “Supermajority Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Commitments and extensions of credit thereunder on the date hereof and this Section 9.08 may be amended to reflect such extension of credit);

(v) without the prior written consent of the Floorplan Funding Agent, (A) amend or modify any provision of Section 2.26, (B) amend or modify the definition of “Availability” to the extent applicable to Section 2.26 or (C) amend or modify any of the following defined terms: “Floorplan Approval”, “Floorplan Approved Invoice”, “Floorplan Approved Vendor”, “Floorplan Collateral Account”, “Floorplan Due Date”, “Floorplan Facility”, “Floorplan Funding Agent”, “Floorplan Loan”, “Floorplan Loan Exposure”, “Floorplan Loan Payment”, “Floorplan Loan Payment Obligations”, “Floorplan Open Approval”, “Floorplan Required Payment”, or “Floorplan Vendor Credits’);

(vi) change Section 2.27 without the consent of each Lender and the Floorplan Funding Agent (to the extent the Floorplan Funding Agent is affected by such change);

(vii) increase the advance rates set forth in the definition of the Borrowing Base or amend the definitions of Eligible Accounts, Eligible Inventory, Borrowing Base or Reserves which has the effect of increasing Availability without the written consent of the Supermajority Lenders and the Majority Agents;

(viii) amend or modify the definition of “Majority Agents” or the rights and duties of the Majority Agents without the consent of the Administrative Agent and each Co-Collateral Agent; or

(ix) amend or modify this Section 9.08 without the prior written consent of each Lender directly and adversely affected thereby;

provided, further, that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Co-Collateral Agent, the Floorplan Funding Agent, any Issuing Bank or the Swingline Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such Co-Collateral Agent, the Floorplan Funding Agent, such Issuing Bank or the Swingline Lender, as the case may be, and (y) Section 9.04(i) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification.

(c) [Intentionally Reserved.]

(d) Each waiver, amendment, modification, supplement or consent made or given pursuant to this Section 9.08 shall be effective only in the specific instance and for the specific purpose for which given, and such waiver, amendment, modification or supplement shall apply equally to each of the Lenders and shall be binding on the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans and Commitments.

(e) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender,” “each Lender affected thereby,” or “Supermajority Lenders,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Acceptance and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.14 and 2.20, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each Lender and Issuing Bank hereby grants to the Administrative Agent an irrevocable power of attorney (which power of attorney is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in respect of the circumstances contemplated by this Section 9.08(e).

(f) Each Lender consents to any amendment, restatement or supplement to the Wells Fargo Intercreditor Agreement to reflect the June 6, 2014 updated Wells Fargo Inventory Financing Agreement and other administrative changes to add Wells Fargo CDF as successor to GE Commercial Distribution Finance Corporation.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any LC Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such LC Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount shall have been received by such Lender.

SECTION 9.10. Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of any Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Indemnitees, the Arrangers, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, New York County and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Banks or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower, Holdings or their respective properties in the courts of any jurisdiction.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in dollars, into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase dollars with such other currency at the spot rate of exchange quoted by the Administrative Agent at 11:00 a.m. (New York City time) on the Business Day preceding that on which final judgment is given, for the purchase of dollars for delivery two Business Days thereafter. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than dollars, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase dollars with the Judgment Currency. If the amount of dollars so purchased is less than the sum originally due to the Administrative Agent in dollars, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.

SECTION 9.16. Confidentiality. Each of the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ (other than Excluded Parties (as defined below) and Disqualified Institutions) trustees, officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) in connection with the transactions contemplated or permitted hereby, (b) to the extent requested by any Governmental Authority having jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided, that the Administrative Agent, such Arranger, such Issuing Bank or such Lender that discloses any Information pursuant to this clause (c) shall provide the Borrower with prompt notice of such disclosure to the extent permitted by applicable law), (d) to the extent reasonably necessary in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions at least as restrictive as those of this Section 9.16 (or as otherwise may be acceptable to the Borrower), to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents (and such actual or prospective assignee or participant shall also be permitted to receive the DQ List) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower, any subsidiary or any Affiliate thereof or any of their respective obligations, (f) with the written consent of the Borrower, (g) to any Rating Agency when required by it (it being understood that, prior to any such disclosure, such Rating Agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Person), (h) to the National Association of Insurance Commissioners or any other Governmental Authority having jurisdiction over a Lender or any of its Affiliates in connection with regulatory examinations and reviews conducted by any such Governmental Authority or (i) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16; provided that, no such disclosure shall be made by the Administrative Agent, the Arrangers, the Issuing Banks, and the Lenders to any of its affiliates that are engaged as principals primarily in private equity, mezzanine financing or venture capital (the “Excluded Parties”). For the purposes of this Section, “Information” shall mean all information received from the Borrower or Holdings and related to the Borrower or its business, other than any such information that is publicly available to the Administrative Agent, any Arranger or any Lender, other than by reason of disclosure by Administrative Agent, any Issuing Bank, any Arranger or any Lender in breach of this Section 9.16.

SECTION 9.17. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, Lenders and the Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arrangers on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent, each Lender and each Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither any Agent, any Lender nor any Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and the

Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither any Agent, any Lender nor any Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Lenders and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.18. Release of Collateral. The Lenders irrevocably authorize the Administrative Agent (and the Administrative Agent agrees):

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (w) upon the Termination Date (and, concurrently therewith, to release all the Loan Parties from their obligations under the Loan Documents (other than those that specifically survive the Termination Date)), (x) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document to any Person other than a Loan Party, (y) subject to Section 9.08, if approved, authorized or ratified in writing by the Required Lenders, or (z) owned by a Subsidiary Guarantor upon release of such Guarantor from its obligations under its guaranty pursuant to clause (c) below;

(b) at the request of the Borrower, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by clauses (f), (h) and (t) of the definition of Permitted Liens; and

(c) to release any Subsidiary Guarantor from its obligations under any Loan Document to which it is a party if such Person ceases to be a Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of the Senior Notes, any Junior Financing and any Refinancing Indebtedness in respect thereof unless and until such Guarantor is (or is being simultaneously) released from its guarantee with respect to the Senior Notes, such Junior Financing and any Refinancing Indebtedness in respect thereof.

Upon request by any Agent at any time, the Required Lenders will confirm in writing such Agent’s authority to release its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Loan Documents pursuant to this Section 9.18. In each case as specified in this Section 9.18, the relevant Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Loan Documents, or to release such Loan Party from its obligations under the Loan Documents, in each case, in accordance with the terms of the Loan Documents and this Section 9.18.

SECTION 9.19. USA PATRIOT Act Notice. Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or such Agent, as applicable, to identify the Loan Parties in accordance with the USA PATRIOT Act.

SECTION 9.20. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or any Hedging Obligation (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provision of this Section 9.20 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 9.21. Amendment and Restatement.

(a) On the Closing Date, the Original Credit Agreement shall be amended and restated in its entirety by this Agreement and (a) all references to the Original Credit Agreement in any Loan Document other than this Agreement (including in any amendment, waiver or consent) shall be deemed to refer to the Original Credit Agreement as amended and restated hereby, (b) all references to any section (or subsection) of the Original Credit Agreement in any Loan Document (but not herein) shall be amended to be, mutatis mutandis, references to the corresponding provisions of this Agreement, (c) except as the context otherwise provides, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be reference to the Original Credit Agreement as amended and restated hereby and (d) each of the Loan Parties hereby (i) reaffirms all of its obligations under each of the Loan Documents to which it is a party and (ii) acknowledges and agrees that subsequent to, and taking into account all of the terms and conditions of the Agreement, each Loan Document to which it is a party shall remain in full force and effect in accordance with the terms thereof. Each of the Loan Parties, Lenders and Issuing Banks acknowledges and agrees that (A) all Letters of Credit issued under and as defined in the Original Credit Agreement and outstanding as of the Closing Date shall continue as Letters of Credit under this Agreement, (B) all Hedging Obligations under and as defined in the Original Credit Agreement that remain outstanding as of the Closing Date shall continue as Hedging Obligations under this Agreement and (C) all Banking Services Obligations under and as defined in the Original Credit Agreement that remain outstanding as of the Closing Date shall continue as Banking Services Obligations under this Agreement. This Agreement is not intended to constitute, and does not constitute, a novation of the obligations and liabilities under the Original Credit Agreement (including the Obligations) or to evidence payment of all or any portion of such obligations and liabilities.

(b) On and after the Closing Date, (i) the Original Credit Agreement shall be of no further force and effect except to evidence the incurrence by any Loan Party of the “Obligations” and “Secured Obligations” under and as each term is defined therein (whether or not such “Obligations” and “Secured Obligations” are contingent as of the Closing Date), (ii) all “Obligations” and “Secured Obligations” under the Original Credit Agreement as of the Closing Date shall be deemed to be Obligations and Secured Obligations outstanding under this Agreement (whether or not such “Obligations” and “Secured Obligations” are contingent as of the Closing Date) and (iii) all “Liens” (as defined in the Original Credit Agreement) granted under the Loan Documents shall continue to secure the Obligations and Secured Obligations under this Agreement.

(c) With respect to any “Lender” party to (and as defined in) the Original Credit Agreement who has elected not to become a Lender under this Agreement (a “Departing Lender”’), the parties hereto agree that any assignment by such Departing Lender of its “Commitments” and/or “Obligations” (as such terms are defined in the Original Credit Agreement) to the Lenders hereunder through a letter agreement in a form approved by Administrative Agent shall be effective notwithstanding any other provisions of the Original Credit Agreement or this Agreement to the contrary. After giving effect to any change to a Lender’s Revolving Commitment upon execution of this Agreement, it may be the case that the outstanding Revolving Exposure is not held pro rata in accordance with the new Revolving Commitments. In order to remedy the foregoing, on the Closing Date, each of the parties hereto agrees that Administrative Agent may take any and all actions as may be reasonably necessary to ensure that, upon the Closing Date and the execution of this Agreement, each Lender shares in the aggregate Revolving Exposure based on its Pro Rata Percentage.

SECTION 9.22. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an applicable EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an applicable EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any applicable EEA Resolution Authority.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CDW LLC

By:	/s/ Robert J. Welyki
Name:	Robert J. Welyki
Title:	Vice President, Treasurer and Assistant Secretary

[Signature Page to Second Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A., individually as a
Lender, as Administrative Agent, as an Issuing Bank and as Swingline Lender

By:	/s/ Peter B. Thauer
Name:	Peter B. Thauer
Title:	Managing Director

[Signature Page to Second Amended and Restated Credit Agreement]

BANK OF AMERICA
as a Lender

By:	/s/ Ciara Forrest Bochenek
Name:	Ciara Forrest Bochenek
Title:	Vice President

[Signature Page to Second Amended and Restated Credit Agreement]

WELLS FARGO CAPITAL FINANCE, LLC.,
as a Lender

By:	/s/ Maria Quintanilla
Name:	Maria Quintanilla
Title:	Authorized Signatory

[Signature Page to Second Amended and Restated Credit Agreement]

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Nicholas Heslip
Name:	Nicholas Heslip
Title:	Authorized Signatory

[Signature Page to Second Amended and Restated Credit Agreement]

CITY NATIONAL BANK, A NATIONAL
BANKING ASSOCIATION,
as a Lender

By:	/s/ Lauren Bourke
Name:	Lauren Bourke
Title:	Vice President

[Signature Page to Second Amended and Restated Credit Agreement]

NYCB Specialty Finance Company, LLC,
a wholly owned subsidiary of
New York Community Bank, as a Lender

By:	/s/ Willard D. Dickerson, Jr.
Name:	Willard D. Dickerson, Jr.
Title:	Senior Vice President

[Signature Page to Second Amended and Restated Credit Agreement]

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Marguerite Sutton
Name:	Marguerite Sutton
Title:	Vice President

[Signature Page to Second Amended and Restated Credit Agreement]

U.S. BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ David Lawrence
Name:	David Lawrence
Title:	Vice President

[Signature Page to Second Amended and Restated Credit Agreement]

MUFG UNION BANK, N.A.,
as a Lender

By:	/s/ Brent Housteau
Name:	Brent Housteau
Title:	Director

[Signature Page to Second Amended and Restated Credit Agreement]

CAPITAL ONE, N.A.,
as a Lender

By:	/s/ Sean C. Horridge
Name:	Sean C. Horridge
Title:	Vice President

[Signature Page to Second Amended and Restated Credit Agreement]

PNC Bank, National Association
as a Lender

By:	/s/ Adam Moss
Name:	Adam Moss
Title:	Vice President

[Signature Page to Second Amended and Restated Credit Agreement]

MORGAN STANLEY BANK, N.A.,
as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

[Signature Page to Second Amended and Restated Credit Agreement]

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Rebecca Kratz
Name:	Rebecca Kratz
Title:	Authorized Signatory

[Signature Page to Second Amended and Restated Credit Agreement]

THE NORTHERN TRUST COMPANY,
as a Lender

By:	/s/ John Lascody
Name:	John Lascody
Title:	Vice President

[Signature Page to Second Amended and Restated Credit Agreement]

UPS CAPITAL
as a Lender

By:	/s/ Robert C . Dugger
Name:	Robert C. Dugger
Title:	Senior Portfolio Manager

[Signature Page to Second Amended and Restated Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC.,
as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Vice President

[Signature Page to Second Amended and Restated Credit Agreement]

WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC,
a Floorplan Funding Agent and solely with respect to the provisions of this Agreement with respect to the Floorplan Funding Agent

By:	/s/ John J. Zebracki
Name:	John J. Zebracki
Title:	Managing Director

[Signature Page to Second Amended and Restated Credit Agreement]